Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139123

Prospectus

Level 3 Financing, Inc.

Offer to Exchange

$1,250,000,000 principal amount of our 9.25% Senior Notes due 2014

Guaranteed by Level 3 Communications, Inc.,

Broadwing Financial Services, Inc. and Level 3 Communications, LLC

This is an offer to exchange new 9.25% Senior Notes due 2014 (the “new notes”) of Level 3 Financing, Inc. (the “Issuer”) for the Issuer’s currently outstanding 9.25% Senior Notes due 2014 (the “original notes”).

Terms of Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on June 18, 2007, unless it is extended.

•	There is no established trading market for the new notes, and neither the Issuer nor Level 3 intends to apply for listing of the new notes on any securities exchange.

See “ Risk Factors” beginning on page 15 for a discussion of matters that participants in the exchange offer should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2007

This prospectus incorporates important business and financial information about the Issuer and Level 3 Communications, Inc. that is not included in or delivered with this prospectus. Level 3 will provide this information to you at no charge upon written or oral request directed to: Senior Vice President, Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, CO 80021, 720-888-2500. In order to ensure timely delivery of the information, any request should be made by             .

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such new notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer and Level 3 Communications, Inc. have agreed that, starting on the date hereof (the “Expiration Date”) and ending on the close of business on the day that is 180 days following the Expiration Date, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Issuer nor Level 3 Communications, Inc. has authorized any person to give you any information or to make any representations about the exchange offer other than those contained in this prospectus. If you are given any information or representations that are not discussed in this prospectus, you must not rely on that information or those representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in the affairs of Level 3 Financing, Inc. or Level 3 Communications, Inc. since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

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Cautionary Factors That May Affect Future Results

(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

This prospectus contains or incorporates by reference forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to Level 3 Communications, Inc. and its subsidiaries (together, “Level 3” or the “Company” unless it is clear from the context or expressly stated that the reference to “Level 3” or the “Company” is only to Level 3 Communications, Inc. or the Issuer). When used in this prospectus, the words “anticipate”, “believe”, “plan”, estimate” and “expect” and similar expressions, as they relate to Level 3 or its management, are intended to identify forward looking statements. Such statements reflect the current views of Level 3 with respect to future events and are subject to certain risks, uncertainties and assumptions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. These forward-looking statements include, among others, statements concerning:

•	the communications business of Level 3, its advantages and Level 3’s strategy for continuing to pursue its business;

•	anticipated development and launch of new services in Level 3’s business;

•	anticipated dates on which Level 3 will begin providing certain services or reach specific milestones in the development and implementation of its business strategy;

•	growth and recovery of the communications industry;

•	expectations as to Level 3’s future revenue, margins, expenses and capital requirements; and

•	other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, Level 3’s failure to:

•	increase the volume of traffic on Level 3’s network;

•	develop new products and services to meet customer demands and generate acceptable margins;

•	successfully complete commercial testing of new technology and information systems to support new products and services, including voice transmission services;

•	stabilize or reduce the rate of price compression on certain of Level 3’s communication services;

•	integrate strategic acquisitions, including the recently completed acquisitions of TelCove, Inc., Looking Glass Networks Holding Co., Inc. and of Broadwing Corporation;

•	attract and retain qualified management and other personnel; and

•	meet all of the terms and conditions of Level 3’s debt obligations.

Other factors are described under “Risk Factors” and in the filings of Level 3 Communications, Inc. (“Parent”) with the Securities and Exchange Commission that are incorporated by reference in this prospectus, including Parent’s Annual Report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all the information you should consider before tendering original notes in the exchange offer. You should carefully read the entire prospectus, including the documents incorporated in it by reference. This prospectus and the letter of transmittal that accompanies it collectively constitute the exchange offer.

In this prospectus, (i) Level 3 Financing, Inc., the issuer of the notes and a direct, wholly owned subsidiary of Level 3 Communications, Inc., is referred to as the “Issuer,” (ii) Level 3 Communications, Inc., the parent company of the Issuer, is referred to as “Parent” and (iii) Parent and its subsidiaries are collectively referred to as “Level 3” or the “Company” unless it is clear from the context or expressly stated that the reference to “Level 3” or the “Company” is only to Parent or the Issuer.

The Issuer

The new notes will be issued by Level 3 Financing, Inc., a direct, wholly owned subsidiary of Parent, in exchange for the original notes. The Issuer was incorporated in Delaware in 1990 under the name PKS Information Services, Inc. The Issuer is a holding company that holds, directly or indirectly, all of the outstanding capital stock of Parent’s other subsidiaries.

Level 3

Level 3 Communications, Inc., through its operating subsidiaries, engages primarily in the communications business.

Level 3 is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of communications services. Level 3 has created, generally by constructing its own assets, but also through a combination of purchasing and leasing other companies and facilities, its communications network. Level 3’s network is an advanced, international, facilities based communications network. Level 3 designed the constructed portions of its network to provide communications services, which employ and take advantage of rapidly improving underlying optical and Internet Protocol technologies.

Business Strategy. Level 3 is seeking to capitalize on the opportunities presented by the expanded coverage of its communications network in the United States and in Europe as well as the significant and rapid advancements in optical and Internet Protocol technologies. Key elements of Level 3’s strategy include:

•

Offer a Comprehensive Range of Communications Services. Level 3 provides a comprehensive range of communications services designed to meet the needs of its customers over its network. During 2006, Level 3 expanded its targeted customer base to include enterprise or business customers through Level 3’s recently completed acquisitions.

•

Target Top Global Bandwidth Customers. For its wholesale services offerings, Level 3’s primary distribution strategy is to use a national, direct sales force focused on high bandwidth usage businesses.

•

Further Develop Existing Enterprise Customer Business. With respect to Level 3’s business markets customers, Level 3’s primary distribution strategy is to use a locally based, direct sales force to target business customers, state governments, higher education institutions and academic consortia with high demands for mission critical communications services.

•

Develop Market Leading Content Distribution Service Offerings. At December 31, 2006, Level 3 operated one of the largest Internet Protocol backbones in the world. In other words, Level 3 operates one of the largest networks over which Internet content is transported from content sources to third party owned access networks connected directly to end users.

•

Expand Metropolitan Network Coverage. Level 3 expects to selectively extend the current reach of its existing metropolitan networks by opportunistically adding additional connections to buildings and other traffic aggregation points from these networks to enable Level 3 to reach additional potential customers and reduce Level 3’s costs for the termination of its customers’ communications traffic on other carriers’ networks.

•

Pursue Acquisition Opportunities. For a number of years, Level 3 has engaged in significant acquisition activities. In evaluating potential acquisition opportunities, among other criteria, Level 3 evaluates the potential acquisition according to the transaction’s ability to generate positive cash flow from high credit quality customers.

•

Develop Advanced Operational Processes and Business Support Systems. Level 3 has developed and continues to develop substantial and scalable operational processes and business support systems specifically designed to enable it to offer services efficiently to its targeted customers.

•

Provide Low Cost Backbone Services Through An Upgradeable Backbone Network. Many portions of Level 3’s originally constructed intercity and metropolitan networks were designed to provide high quality communications services at a lower cost. As Level 3 continues to integrate its recently acquired operations, Level 3’s network and business processes will seek to enable it to cost effectively deploy future generations of optical and IP networking components (both fiber and transmission electronics and optronics) and thereby expand capacity and reduce unit costs.

•	Attract and Motivate High Quality Employees. Level 3 has developed programs designed to attract and retain employees with the technical and business skills necessary for its business.

With the acquisitions of Progress Telecom, LLC, ICG Communications, Inc., TelCove, Inc. (“TelCove”), Looking Glass Networks Holding Co., Inc. (“Looking Glass”) and Broadwing Corporation (“Broadwing”), and the acquisition of the CDN services business of SAVVIS, Inc. (“SAVVIS”), Level 3 has embarked on a strategy to further expand its presence in regional and metropolitan markets as well as the enterprise market. The strategy to expand its network facilities will allow Level 3 to terminate more of its intercity and local traffic over its owned metropolitan facilities rather than paying third parties to terminate such traffic. Level 3 offers a broad range of communications services in its metropolitan markets. The expansion into new metropolitan markets should also provide additional opportunities to sell services on Level 3’s national and international networks.

Current Organizational Structure of the Issuer and Parent

The following organizational chart shows a simplified structure of Level 3 and only depicts certain of the Issuer’s subsidiaries. For a discussion of the Offering Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 10.75% Proceeds Note (together with the Offering Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note, the 2011 Floating Rate Proceeds Note and the 12.25% Proceeds Note, the “Level 3 LLC Offering Proceeds Notes”) and the Parent Intercompany Note, see “Risk Factors—Risks Relating to an Investment in the Notes—Although the notes will initially benefit from some structural seniority to Parent’s indebtedness, existing and future intercompany indebtedness and other actions could limit or eliminate this seniority.”

(1)	The Parent Intercompany Note is subordinated to the 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Offering Proceeds Note. Each of the 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Offering Proceeds Note is subordinated to the Loan Proceeds Note. See “Description of Notes—Subordination of Existing Intercompany Obligations.”
(2)	The New Credit Agreement (as defined herein) is guaranteed by Parent, Broadwing Financial Services, Inc. (“Broadwing Financial”) and certain other subsidiaries of the Issuer.
(3)	The notes, the 10.75% Senior Notes due 2011, the Floating Rate Senior Notes due 2011 and the 12.25% Senior Notes due 2013 are guaranteed by Level 3 Communications, Inc. and Level 3 Communications, LLC (“Level 3 LLC”). The notes, the Floating Rate Senior Notes due 2011 and the 12.25% Senior Notes due 2013 are also guaranteed by Broadwing Financial Services, Inc. Level 3 Communications, LLC’s guarantees of the notes, the 10.75% Senior Notes due 2011, the Floating Rate Senior Notes due 2011 and the 12.25% Senior Notes due 2013 will be subordinated to any future guarantee of the New Credit Agreement by Level 3 LLC.
(4)

The 8.75% Notes and the 2015 Floating Rate Notes are guaranteed by Level 3 Communications, Inc. In addition, each of Level 3 Communications, Inc. and Level 3 Financing, Inc. has agreed to endeavor in good faith using commercially reasonable efforts to cause Level 3 Communications, LLC to obtain all material governmental authorizations and consents required in order for it to guarantee the 8.75% Notes and the 2015 Floating Rate Notes at the earliest practicable date and to enter into a guarantee of the 8.75% Notes and the 2015 Floating Rate Notes promptly thereafter. Any such guarantee by Level 3 LLC will be subordinated to any future guarantee of the New Credit Agreement by Level 3 LLC and pari passu with Level 3 Communications, LLC’s guarantees of the notes, the 10.75% Senior Notes due 2011, the Floating Rate Senior Notes due 2011 and the 12.25% Senior Notes due 2013. See “Description of Notes—Note Guarantees.”

(5)	Each of the Parent Intercompany Note, the Loan Proceeds Note, the 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Offering Proceeds Note has been pledged as security for the New Credit Agreement.
(6)	These other subsidiaries are owned at multiple levels.

The Issuer’s principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and its telephone number is (720) 888-1000.

Level 3’s principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and its telephone number is (720) 888-1000.

The Exchange Offer

On October 30, 2006 and December 28, 2006, respectively, the Issuer privately placed $600,000,000 and $650,000,000 aggregate principal amount of 9.25% Senior Notes due 2014 in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the private placements, the Issuer and Parent entered into registration agreements, dated as of October 30, 2006 and December 28, 2006, respectively, with the initial purchasers of the original notes. In the registration agreements, the Issuer and Parent agreed to register under the Securities Act an offer of the Issuer’s new notes. The Issuer and Parent also agreed to deliver this prospectus to the holders of the original notes. In this prospectus (i) the 9.25% Senior Notes due 2014 issued by the Issuer on October 30, 2006 are sometimes referred to as the “initial notes,” (ii) the 9.25% Senior Notes due 2014 issued by the Issuer on December 28, 2006 are sometimes referred to as the “additional notes,” (iii) the initial notes and the additional notes are referred to together as the “original notes” and (iv) the original notes and the new notes are referred to together as the “notes.” You should read the discussion under the heading “Description of Notes” for information regarding the notes.

The Exchange Offer

This is an offer to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding original notes. The new notes are substantially identical to the original notes, except that:

(1) the new notes will be freely transferable, other than as described in this prospectus;

(2) the new notes will not contain any legend restricting their transfer;

(3) holders of the new notes will not be entitled to the rights of the holders of the original notes under the registration agreement; and

(4) the new notes will not contain any provisions regarding the payment of special interest.

The Issuer and Parent believe that you can transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

(1) acquire the new notes in the ordinary course of your business;

(2) are not and do not intend to become engaged in a distribution of the new notes;

(3) are not an affiliate of the Issuer;

(4) are not a broker-dealer that acquired the original notes directly from the Issuer; and

(5) are not a broker-dealer that acquired the original notes as a result of market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

Registration Rights

The Issuer and Parent have agreed to use their commercially reasonable efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If the Issuer and Parent are not in compliance with their obligations under the applicable registration agreement, then Special Interest (as defined) (in addition to the interest otherwise due on the notes that are the subject of the applicable registration agreement or the new notes) will accrue on such notes or new notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no Special Interest will be payable on the notes. See “Description of Notes—Registration Rights; Special Interest.”

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 18, 2007, unless it is extended.

Exchange Date	Original notes will be accepted for exchange beginning on the first business day following the expiration date, upon surrender of the original notes.

Conditions to the Exchange Offer

The Issuer’s obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” The Issuer reserves the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights

You may withdraw the tender of your original notes at any time before the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Original Notes	See “The Exchange Offer—How to Tender.”

Material United States Federal Income Tax Considerations

The exchange of original notes for new notes by U.S. holders should not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders should not recognize any taxable gain or loss as a result of the exchange. See “Material United States Federal Income Tax Considerations.”

Effect on Holders of Original Notes

If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the respective registration agreements, except under limited circumstances. Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted, original notes will continue to be subject to the restrictions on transfer provided for in the original notes and the indenture under which the original notes have been, and the new notes are being, issued. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See “The Exchange Offer—Other.”

Use of Proceeds	None of the Issuer, Parent, Broadwing Financial or Level 3 LLC will receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

The Notes

The new notes are substantially identical to the original notes, except for the transfer restrictions and registration rights relating to the original notes. The new notes will evidence the same debt as the original notes, be guaranteed by Parent, Broadwing Financial and Level 3 LLC, and be entitled to the benefits of the indenture. See “Description of Notes.”

Issuer	Level 3 Financing, Inc.

Securities Offered	$1,250,000,000 aggregate principal of new notes in exchange for $1,250,000,000 aggregate principal amount of outstanding original notes.

Maturity	November 1, 2014.

Interest

Interest on the new notes will accrue from the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor or, if no interest has been paid on such original notes, from October 30, 2006.

Interest on the new notes will accrue at the rate of 9.25% per annum. Interest on the notes will be payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2007, to the persons who are registered holders of the notes at the close of business on the preceding April 15 or October 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Note Guarantees

The notes are fully and unconditionally guaranteed on an unsubordinated unsecured basis by the Issuer’s parent company, Level 3 Communications, Inc., which is referred to as “Parent,” by Broadwing Financial and Level 3 LLC, each a wholly owned subsidiary of Parent. If the Issuer cannot make payments on the notes when they are due, Parent, Broadwing Financial and/or Level 3 LLC must make them instead.

The Issuer’s 10.75% Senior Notes due 2011, Floating Rate Senior Notes due 2011 and 12.25% Senior Notes due 2013 are also guaranteed by Level 3 LLC. Level 3 LLC’s guarantees of the notes, the 10.75% Senior Notes due 2011, the Floating Rate Senior Notes due 2011 and the 12.25% Senior Notes due 2013 are subordinated to Level 3 LLC’s guarantee of the Loan Proceeds Note (as defined below) and will be subordinated to any future guarantee by Level 3 LLC of the New Credit Agreement. The guarantee by Level 3 LLC of the notes is pari passu to Level 3 LLC’s guarantee of the 10.75% Senior Notes due 2011, the Floating Rate Senior Notes due 2011 and the 12.25% Senior Notes due 2013.

Offering Proceeds Note; Relative Priority of Intercompany Obligations

The Issuer lent the net proceeds received by it from the offering of the initial notes, together with cash on hand, to Level 3 LLC in return for an intercompany demand note issued by Level 3 LLC in a principal amount equal to the aggregate principal amount of the initial notes. We refer to such intercompany demand note as the “Offering Proceeds Note.” The Issuer also lent the net proceeds received by it from the offering of the additional notes to Level 3 LLC and the Offering Proceeds Note was amended and restated to increase the principal amount by an amount equal to the aggregate principal amount of the additional notes.

Level 3 LLC has previously issued an intercompany demand note to Parent in exchange for loans made by Parent to Level 3 LLC, which note is referred to as the “Parent Intercompany Note” and has previously issued intercompany demand notes to the Issuer in exchange for loans made by the Issuer to Level 3 LLC: (1) in an aggregate principal amount of $500 million, representing the gross proceeds to the Issuer from the issuance of its 10.75% Senior Notes due 2011, which note is referred to as the “10.75% Proceeds Note;” (2) in an aggregate principal amount of $150 million, representing the gross proceeds to the Issuer from the issuance of its Floating Rate Senior Notes due 2011, which note is referred to as the “2011 Floating Rate Proceeds Note,” (3) in an aggregate principal amount of $550 million, representing the gross proceeds to the Issuer from the issuances of its 12.25% Senior Notes due 2013, which note is referred to as the “12.25% Proceeds Note,” (4) in an aggregate principal amount of $700 million, representing the gross proceeds to the Issuer from the issuance of its 8.75% Senior Notes due 2017, which note is referred to as the “8.75% Proceeds Note,” and (5) in an aggregate principal amount of $300 million, representing the gross proceeds to the Issuer from the issuance of its Floating Rate Senior Notes due 2015, which note is referred to as the “2015 Floating Rate Proceeds Note.” As of March 31, 2007, the principal amount outstanding under the Parent Intercompany Note was approximately $15.7 billion, the principal amount outstanding under the 10.75% Proceeds Note was approximately $3 million, the principal amount outstanding under the 2011 Floating Rate Proceeds Note was $6 million, the principal amount outstanding under the 12.25% Proceeds Note was $550 million, the principal amount outstanding under the 8.75% Proceeds Note was $700 million and the principal amount outstanding under the 2015 Floating Rate Proceeds Note was $300 million.

On March 13, 2007, Parent, as guarantor, the Issuer, as borrower, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and certain lenders entered into a credit agreement (the “New Credit Agreement”), pursuant to which the lenders extended a $1.4 billion senior secured term loan to the Issuer. The Issuer lent the proceeds of the senior secured term loan to Level 3 LLC in return for an intercompany demand note issued by Level 3 LLC, which note is referred to as the “Loan Proceeds Note.” The Issuer’s obligations under the term loan are secured by the Parent Intercompany Note, the 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note, the Loan Proceeds Note and the Offering Proceeds Note. As of March 31, 2007, the principal amount outstanding under the Loan Proceeds Note was $1.4 billion.

Parent and the Issuer entered into a Parent Intercompany Note subordination agreement which subordinates the right of Parent to payment under the Parent Intercompany Note to the right of the Issuer to payment under the Offering Proceeds Note upon the liquidation, dissolution or winding up of Level 3 LLC or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Level 3 LLC or its property. The subordination agreement does not subordinate the Parent Intercompany Note to the notes or any future guarantee of the notes. The Parent Intercompany Note is subordinated on the same terms to the 10.75% Proceeds Note, the 12.25% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 8.75% Proceeds Note and the 2015 Floating Rate Proceeds Note.

The benefit of the subordination of the Parent Intercompany Note to the Offering Proceeds Note can be limited or eliminated by certain actions. See “Risk Factors—Risks Relating to an Investment in the Notes—Although the notes will initially benefit from some structural seniority to Parent’s indebtedness, existing and future intercompany indebtedness and other actions could limit or eliminate this seniority.”

In addition, on March 13, 2007, Parent, the Issuer and Level 3 LLC entered into an omnibus offering proceeds note subordination agreement that subordinates the right of the Issuer to payment under the Level 3 LLC Offering Proceeds Notes to the right of the Issuer (in its capacity as borrower under the New Credit Agreement) to payment under the Loan Proceeds Note upon the liquidation, dissolution or winding up of Level 3 LLC or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Level 3 or its property. Accordingly, the right of the Issuer to payment under the Offering Proceeds Note is pari passu to the right of the Issuer to payment under the 10.75% Proceeds Note, the 12.25% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 8.75% Proceeds Note and the 2015 Floating Rate Proceeds Note.

Guarantees of Notes and Offering Proceeds Note

As a condition to incurring specified types of indebtedness described under “Description of Notes—Certain Covenants—Limitation on Consolidated Debt” and “Description of Notes—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries,” restricted subsidiaries of Parent will be required to guarantee the notes and Level 3 LLC’s obligations under the Offering Proceeds Note and, in certain circumstances, subordinate such indebtedness to such guarantees. In addition, if any restricted subsidiary of Parent guarantees the Issuer’s 10.75% Senior Notes due 2011, Floating Rate Senior Notes due 2011, 12.25% Senior Notes due 2013, 8.75% Senior Notes due 2017 or Floating Rate Senior Notes due 2015, such restricted subsidiary will be required to guarantee the notes and the senior secured term loan under the New Credit Agreement. Any such guarantee of the notes will be subordinated to the guarantee of the senior secured term loan under the New Credit Agreement.

Subordination of Guarantees and Offering Proceeds Note

The Offering Proceeds Note and guarantees of the notes (other than Parent’s guarantee) and of the Offering Proceeds Note may, at the option of Level 3, be expressly subordinated in any bankruptcy, liquidation or winding up proceeding of Level 3 LLC and each guarantor to the prior payment in full in cash of all obligations of Level 3 LLC and such guarantor in respect of a credit facility incurred by Parent or any of its restricted subsidiaries in accordance with the covenants of the indenture relating to the notes. As described above, in accordance with these provisions, the Offering Proceeds Note is subordinated to the Loan Proceeds Note issued in respect of the Issuer’s $1.4 billion senior secured term loan under the New Credit Agreement. The guarantee by Level 3 LLC of the notes will be subordinated to any future guarantee of the senior secured term loan under the New Credit Agreement by Level 3 LLC. See “Description of Notes.”

Ranking

The notes are unsecured, unsubordinated obligations of the Issuer, ranking equal in right of payment with all existing and future unsubordinated indebtedness of the Issuer, and are senior in right of payment to all existing and future indebtedness of the Issuer expressly subordinated in right of payment to the notes. The notes are effectively subordinated to all secured obligations of the Issuer, including the senior secured term loan under the New Credit Agreement, to the extent of the value of the collateral securing such obligations. The Issuer conducts substantially all its operations through subsidiaries, and the notes are effectively subordinated to all liabilities (including trade payables) of the Issuer’s subsidiaries that do not guarantee the notes. The indenture relating to the notes permits Parent, the Issuer and their subsidiaries to incur substantial amounts of additional debt and other liabilities, some of which may be secured and some of which may be incurred by non-guarantor subsidiaries. As of March 31, 2007, the Issuer (excluding its subsidiaries) had $4.209 billion of indebtedness outstanding, of which $1.4 billion was secured and of which $1.809 billion was guaranteed by Level 3 LLC, which includes, upon having received all required governmental authorizations and consents, Level 3 LLC’s April 9, 2007 guarantee of the notes. As of March 31, 2007, the Issuer and its subsidiaries in the aggregate had approximately $4.324 billion of indebtedness outstanding (excluding intercompany balances and discount and fair value adjustments), $1.515 billion of which constituted secured indebtedness and none of which constituted subordinated indebtedness (excluding intercompany balances).

Each guarantee of the notes is a general unsecured obligation of each guarantor, will be effectively subordinated to any existing or future secured indebtedness of such guarantor to the extent of the value of the assets securing such indebtedness, is senior in right of payment to any existing or future indebtedness of such guarantor that is expressly subordinated in right of payment to such guarantor’s guarantee of the notes and will rank equal in right of payment with any existing or future unsubordinated indebtedness of such guarantor. The Offering Proceeds Note and guarantees (other than Parent’s guarantee) of the notes and of the Offering Proceeds Note may, at the option of Level 3, be expressly subordinated in any bankruptcy, liquidation or winding up proceeding of Level 3 LLC and each guarantor to the prior payment in full in cash of all obligations of Level 3 LLC and such guarantor in respect of a credit facility incurred by Parent or any of its restricted subsidiaries in accordance with the covenants of the indenture relating to the notes. See “Description of Notes.” As described above, in accordance with these provisions, the Offering Proceeds Note is subordinated to the Loan Proceeds Note issued in respect of the Issuer’s $1.4 billion senior secured term loan under the New Credit Agreement. The guarantee of the notes by Level 3 LLC, Broadwing Financial, or any guarantee of the notes by any other subsidiary, is or will be subordinated to such subsidiary’s guarantee of the senior secured term loan under the New Credit Agreement. The guarantee by Level 3 LLC of the notes is pari passu to Level 3 LLC’s guarantee of the 10.75% Senior Notes due 2011, the Floating Rate Senior Notes due 2011 and the 12.25% Senior Notes due 2013. As of March 31, 2007, Parent (excluding its subsidiaries) had approximately $2.526 billion of indebtedness outstanding, excluding intercompany balances and discount and fair value adjustments, none of which constituted secured indebtedness and approximately $876 million of which constituted subordinated indebtedness. See “Description of Notes.”

Optional Redemption

The notes are subject to redemption at the option of the Issuer, in whole or in part, at any time or from time to time on or after November 1, 2010, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth herein, plus accrued and unpaid interest thereon (if any) to the redemption date.

In addition, at any time and from time to time on or prior to November 1, 2009, the Issuer may redeem up to 35% of the original aggregate principal amount of the notes (including additional notes), in each case at a redemption price equal to 109.250% of the principal amount of the notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date, with the net cash proceeds contributed to the Issuer of one or more private placements to persons other than affiliates of Parent or underwritten public offerings of common stock of Parent resulting in gross proceeds of at least $100 million in the aggregate; provided that at least 65% of the original aggregate principal amount of the notes (including any additional notes) would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days’ prior notice. See “Description of Notes—Optional Redemption.”

Change of Control Triggering Event

Within 30 days of the occurrence of a Change of Control Triggering Event (as defined), the Issuer will be required to make an offer to purchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date. See “Description of Notes—Certain Covenants—Change of Control Triggering Event.”

Certain Covenants

The indenture relating to the notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of the Issuer and Issuer restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Parent, the Issuer, future guarantors of the notes and guarantors of the Offering Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities. All of the covenants are subject to a number of important qualifications and exceptions. See “Description of Notes.”

Covenant Suspension

During any period of time that (i) the ratings assigned to the notes by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Service are equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent), respectively, and (ii) no default or event of default has occurred and is continuing under the indenture relating to the notes, the Issuer, Parent and their respective restricted subsidiaries will not be subject to most of the covenants discussed above. In the event that the Issuer, Parent and their respective restricted subsidiaries are not subject to such covenants for any period of time as a result of the preceding sentence and, on any subsequent date, one or both of such rating agencies withdraws its ratings or downgrades the ratings assigned to the notes below the level set forth above or a default or event of default occurs and is continuing under the indenture relating to the notes, then the Issuer, Parent and their respective restricted subsidiaries will thereafter again be subject to such covenants.

Absence of a Public Market for the Notes

The new notes are new issues of securities for which there is currently no established trading market. There can be no assurance as to the development or liquidity of any market for any of the new notes. The Issuer does not intend to apply for listing of any of the new notes on any securities exchange or for quotation through any annotated quotation system. See “Risk Factors—Risks Relating to an Investment in the Notes—There is no public market for the notes, so you may be unable to sell the notes.”

Risk Factors

Before tendering original notes, holders should carefully consider all of the information set forth and incorporated by reference in this prospectus and, in particular, should evaluate the specific risk factors set forth under “Risk Factors,” beginning on page 15.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated was as follows:

	Three Months Ended March 31,	Fiscal Year Ended December 31,
	2007	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges:	—	—	—	—	—	—

For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations, plus fixed charges (excluding capitalized interest but including amortization of capitalized interest). Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by Level 3 to be representative of the interest factor. Level 3 had deficiencies of earnings to fixed charges of $628 million for the three months ended March 31, 2007, $722 million for the fiscal year ended December 31, 2006, $634 million for the fiscal year ended December 31, 2005, $409 million for the fiscal year ended December 31, 2004, $681 million for the fiscal year ended December 31, 2003 and $936 million for the fiscal year ended December 31, 2002.

RISK FACTORS

Before tendering original notes, prospective participants in the exchange offer should consider carefully the following risks. The new notes, like the original notes, entail the following risks:

Risks Related to Level 3’s Business

Communications Group

Level 3’s financial condition and growth depend upon the successful integration of its acquired businesses. Level 3 may not be able to efficiently and effectively integrate recently acquired operations and thus may not fully realize the anticipated benefits from such acquisitions.

Level 3 and Broadwing entered into the Broadwing merger with the expectation that the acquisition of Broadwing will result in benefits to each company. Achieving the anticipated benefits of the Broadwing merger will depend in part upon whether Level 3 and Broadwing can integrate their businesses in an efficient and effective manner. In addition, since December 2005, Level 3 has acquired WilTel, Progress Telecom, ICG Communications, TelCove, Looking Glass and the CDN services business of SAVVIS, and from time to time Level 3 may acquire additional businesses in accordance with its business strategy. The integration of Level 3’s acquired businesses and any future businesses that Level 3 may acquire involves a number of risks, including, but not limited to:

•	demands on management related to the significant increase in size after the acquisition;

•	the disruption of ongoing business and the diversion of management’s attention from the management of daily operations to the integration of operations;

•	loss of key personnel of the recently acquired operations;

•	loss of customers post-integration;

•	higher integration costs than anticipated;

•	failure to achieve expected synergies and costs savings;

•	difficulties in the assimilation and retention of highly qualified, experienced employees;

•	resistance to the assimilation of different cultures and practices, and complexity in the assimilation of personnel and operations which are broadly geographically dispersed; and

•

unanticipated impediments in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, controls, including internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, procedures and policies.

If Level 3 cannot efficiently and effectively integrate acquired businesses or operations, Level 3 would be likely to experience material negative consequences to its business, financial condition or results of operations. Successful integration of these acquired businesses or operations will depend on Level 3’s ability to manage these operations, realize opportunities for revenue growth presented by strengthened service offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs to fully realize the expected synergies. Because of difficulties in combining geographically distant operations, Level 3 may not be able to achieve the financial strength and growth it anticipates from the acquisitions.

Level 3 cannot be certain that it will realize the benefits from its recent acquisitions, or that it will be able to efficiently and effectively integrate the recently acquired operations as planned. If Level 3 fails to integrate the recently acquired operations efficiently or fails to realize the benefits Level 3 anticipates, it could have a material adverse effect on Level 3’s business, financial condition, results of operations and future prospects.

Level 3 needs to continue to increase the volume of traffic on its network to become profitable.

Level 3 must continue to increase the volume of Internet, data, voice and video transmissions on its communications network at acceptable prices in order to realize its targets for anticipated sales and revenue growth, cash flow, operating efficiencies and the cost benefits of Level 3’s network. If Level 3 does not maintain or improve its current relationship with existing customers and develop new large volume and enterprise customers, Level 3 may not be able to substantially increase traffic on Level 3’s network, which would adversely affect its ability to become profitable.

Intellectual property and proprietary rights of others could prevent Level 3 from using necessary technology to provide its services or subject Level 3 to expensive intellectual property litigation.

If technology that is necessary for Level 3 to provide its services was determined by a court to infringe a patent held by another entity that is unwilling to grant Level 3 a license on terms acceptable to it, Level 3 could be precluded by court order from using such technology and would likely be required to pay a significant monetary damages award to the patent-holder. The successful enforcement of such patents, or Level 3’s inability to negotiate a license for any such technology on acceptable terms, could force Level 3 to cease using the technology and offering services incorporating the technology. In the event that a claim of infringement was brought against Level 3 based on the use or sale of technology or against any of its customers based on their use of Level 3’s technology for which Level 3 would be obligated to indemnify, Level 3 could be subject to litigation to determine whether such use or sale of the relevant technology is, in fact, infringing. This litigation would be expensive and distracting, regardless of the outcome of the suit.

While Level 3’s extensive patent portfolio may deter other telecommunications providers from bringing such actions, patent infringement claims are increasingly being asserted by patent holding companies, whose sole business model is to enforce patents against operators, such as Level 3, for monetary gain. Because such patent holding companies do not provide services or use technology, the assertion of Level 3’s patents by way of counter-claim would be largely ineffective. Level 3 has already been the subject of time-consuming and expensive patent litigation brought by certain patent holding companies and Level 3 can reasonably expect that it will face further claims in the future.

Level 3’s business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services.

Level 3’s business depends on its ability to continue to develop effective business support systems. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

•	implementing customer orders for services;

•	provisioning, installing and delivering these services; and

•	monthly billing for these services.

Because Level 3’s business provides for continued rapid growth in the number of customers that it serves and the volume of services offered, there is a need to continue to develop Level 3’s business support systems on a schedule sufficient to meet proposed service rollout dates. The failure to continue to develop effective business support systems could materially adversely affect Level 3’s ability to implement its business plans and meet its financial goals and objectives.

Level 3’s revenue is concentrated in a limited number of customers.

A significant portion of Level 3’s communications revenue is concentrated among a limited number of customers. For the year ended December 31, 2006, Level 3’s top ten customers represented approximately 54%

of its consolidated total revenue. Revenue from Level 3’s largest customer, AT&T Inc. and its subsidiaries, including SBC Communications, BellSouth and Cingular (assuming those subsidiaries were wholly owned by AT&T for all of 2006), represented approximately 32.4% of Level 3’s consolidated total revenue for 2006. The next largest customer accounted for approximately 6.6% of Level 3’s consolidated total revenue and most of the remaining top ten customers each account for 2% or less of Level 3’s consolidated total revenue. If Level 3 lost one or more of these major customers, or if one or more major customers significantly decreased orders for Level 3’s services, Level 3’s business would be materially and adversely affected.

In connection with the acquisition of WilTel in December 2005, Level 3 acquired a large customer contract between WilTel and SBC Communications, a subsidiary of AT&T. Level 3 expects that the revenue generated under this contract will continue to decline over time as SBC Communications migrates its traffic from Level 3’s network to the merged SBC and AT&T Communications network that SBC Communications acquired from the former AT&T.

Level 3 may lose customers if it experiences system failures that significantly disrupt the availability and quality of the services that it provides.

Level 3’s operations depend on its ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in Level 3’s services and cause it to lose customers or make it more difficult to attract new ones. In addition, because many of Level 3’s services are critical to the businesses of many of its customers, any significant interruption in service could result in lost profits or other loss to customers. Although Level 3 attempts to disclaim liability in its service agreements, a court might not enforce a limitation on liability, which could expose Level 3 to financial loss. In addition, Level 3 often provides its customers with guaranteed service level commitments. If Level 3 is unable to meet these guaranteed service level commitments as a result of service interruptions, it may be obligated to provide credits, generally in the form of free service for a short period of time, to its customers, which could negatively affect its operating results.

The failure of any equipment or facility on Level 3’s network, including the network operations control center and network data storage locations, could result in the interruption of customer service until necessary repairs are effected or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays or service interruptions, expose Level 3 to customer liability or require expensive modifications that could significantly hurt Level 3’s business.

There is no guarantee that Level 3 will be successful in combining its existing service offerings with its recently acquired content distribution services.

As Level 3 believes that one of the largest sources of future incremental demand for its communications services will be derived from customers that are seeking to distribute their feature-rich content or video over the Internet, Level 3 purchased the content distribution network or CDN assets of SAVVIS, Inc. in January 2007. As a result of this acquisition, Level 3 now needs to combine this CDN service offering with its existing communications services—including high speed Internet access, transport and colocation services—to provide a single source, end-to-end content distribution solution. Although Level 3 has sold high speed Internet access, transport and colocation services since the late 1990’s, Level 3 has only been selling its CDN services since the completion of the acquisition of the SAVVIS assets in January 2007. As a result, there are many difficulties that Level 3 may encounter, including customer acceptance, intellectual property matters, technological issues, developmental constraints and other problems that Level 3 may not anticipate. There is no guarantee that Level 3 will be successful in generating significant revenues from its CDN service offering.

Rapid technological changes can lead to further competition.

The communications industry is subject to rapid and significant changes in technology. In addition, the introduction of new services or technologies, as well as the further development of existing services and technologies, may reduce the cost or increase the supply of certain services similar to those that Level 3 provides. As a result, Level 3’s most significant competitors in the future may be new entrants to the communications industry. These new entrants may not be burdened by an installed base of outdated equipment. Level 3’s future success depends, in part, on its ability to anticipate and adapt in a timely manner to technological changes. Technological changes and the resulting competition could have a material adverse effect on Level 3’s business.

Failure to complete development, testing and introduction of new services, including VoIP services, could affect Level 3’s ability to compete in the industry.

Level 3 continuously develops, tests and introduces new communications services that are delivered over Level 3’s communications network. These new services are intended to allow Level 3 to address new segments of the communications marketplace and to compete for additional customers. In certain instances, the introduction of new services requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services, the success of these upgrades may be dependent on the conclusion of contract negotiations with vendors and vendors meeting their obligations in a timely manner. In addition, new service offerings may not be widely accepted by Level 3’s customers. If Level 3’s new service offerings are not widely accepted by its customers, Level 3 may terminate those service offerings and be required to impair any assets or information technology used to develop or offer those services. If Level 3 is not able to successfully complete the development and introduction of new services in a timely manner, its business could be materially adversely affected.

During Level 3’s communications business operating history, Level 3 has generated substantial losses, which it expects to continue.

The development of Level 3’s communications business required, and may continue to require, significant expenditures. These expenditures could result in substantial negative cash flow from operating activities and substantial net losses for the near future. For the fiscal years ended December 31, 2006 and December 31, 2005, Level 3 incurred losses from continuing operations of approximately $790 million and $707 million, respectively, and approximately $647 million and $166 million for the three months ended March 31, 2007 and March 31, 2006, respectively. Level 3 expects to continue to experience losses, and may not be able to achieve or sustain operating profitability in the future. Continued operating losses could limit Level 3’s ability to obtain the cash needed to expand its network, make interest and principal payments on its debt or fund other business needs. Level 3 will need to continue to expand and adapt its network in order to remain competitive, which may require significant additional funding. During 2005, Level 3 deployed a new generation of optical transmission equipment. Additional expansion and adaptations of the electronic and software components of Level 3’s communications network will be necessary in order to respond to:

•	growing number of customers;

•	the development and launching of new services;

•	increased demands by customers to transmit larger amounts of data;

•	changes in customers’ service requirements;

•	technological advances by competitors; and

•	governmental regulations.

Future expansion or adaptation of Level 3’s network will require substantial additional financial, operational and managerial resources, which may not be available at the time. If Level 3 is unable to expand or adapt its network to respond to these developments on a timely basis and at a commercially reasonable cost, its business will be materially adversely affected.

The prices Level 3 is able to charge for certain of its communications services have been decreasing in the past and may decrease over time resulting in lost revenue for which Level 3 may be unable to compensate.

Over the past few years, the prices that Level 3 is able to charge for certain of its communications services have been decreasing. These decreases resulted from downward market pressure and other factors including:

•	increased transmission capacity by Level 3’s competitors and Level 3 on their respective existing and new networks;

•	Level 3’s customer agreements containing volume based pricing or other contractually agreed upon decreases in prices during the term of the agreement; and

•	technological advances or otherwise.

As Level 3’s prices for communications services decrease for whatever reason, if Level 3 is unable to increase traffic volume through additional services from which Level 3 can derive additional revenue or if Level 3 is unable to reduce its operating expenses, Level 3’s operating results will decline.

Excluding the effects of acquisitions, Level 3 also continues to expect managed modem related revenue to continue to decline primarily due to:

•	an increase in the number of subscribers migrating to broadband services;

•	continued pricing pressures; and

•	declining customer obligations under existing contractual arrangements.

Level 3 may be liable for the material that content providers distribute over Level 3’s network.

The law relating to the liability of private network operators for information carried on or disseminated through their networks is still unsettled. Level 3 may become subject to legal claims relating to the content disseminated on Level 3’s network. For example, lawsuits may be brought against Level 3 claiming that material on its network on which one of its customers relied was inaccurate. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. In addition, there are other issues such as online gambling where the legal issues remain unclear. Content providers operating private networks have been sued in the past, sometimes successfully, based on the content of material. If Level 3 needs to take costly measures to reduce its exposure to these risks, or is required to defend itself against such claims, Level 3’s financial results could be negatively affected.

Because Level 3’s VoIP services are relatively new services there is no guarantee that these services will gain broad market acceptance.

Although Level 3 has sold Softswitch based services since the late 1990’s, Level 3 has only been selling its Voice over Internet Protocol (or VoIP) services for a limited period of time. As a result, there are many difficulties that Level 3 may encounter, including regulatory hurdles, technological issues, intellectual property matters, developmental constraints and other problems that Level 3 may not anticipate. To date, Level 3’s revenue from the sale of VoIP services has not been significant relative to Level 3’s total consolidated revenues and there is no guarantee that Level 3 will be successful in generating significant VoIP revenues.

The success of Level 3’s subscriber based VoIP services is dependent on the growth and public acceptance of VoIP telephony in general.

The success of Level 3’s subscriber based VoIP services is dependent upon future demand for VoIP telephony services in general in the marketplace. In order for the IP telephony market to continue to grow, several things need to occur, including the following:

•	Telephone and cable service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers.

•

VoIP networks must continue to improve quality of service for real-time communications, managing effects such as packet jitter, packet loss and unreliable bandwidth, so that toll-quality service can be provided.

•

VoIP telephony equipment and services must achieve a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service, including emergency calling features and capabilities.

•	VoIP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers.

If any or all of these factors fail to occur, Level 3’s VoIP services business may not continue or grow as expected.

The need to obtain additional capacity for Level 3’s network from other providers increases Level 3’s costs.

Level 3 uses network resources owned by other companies for portions of its network both in the United States and in Europe. Level 3 obtains the right to use such network portions, including both telecommunications capacity and rights to use dark fiber, through operating leases and IRU agreements in which Level 3 pays for the right to use such other companies’ fiber assets and through agreements in which Level 3 exchanges the use of portions of its network for the use of portions of such other companies’ networks. In several of those agreements, the counter party is responsible for network maintenance and repair. If a counter party to a lease, IRU or an exchange suffers financial distress or bankruptcy, Level 3 may not be able to enforce its rights to use such network assets or, even if Level 3 could continue to use such network assets, it could incur material expenses related to maintenance and repair. Level 3 could also incur material expenses if it were required to locate alternative network assets. Level 3 may not be successful in obtaining reasonable alternative network assets if needed. Failure to obtain usage of alternative network assets, if necessary, could have a material adverse impact on Level 3’s ability to carry on business operations. In addition, some of Level 3’s agreements with other providers require the payment of amounts for services whether or not those services are used.

In the normal course of business, Level 3 needs to enter into interconnection agreements with many domestic and foreign local telephone companies, but Level 3 is not always able to do so on favorable terms. Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers, could indirectly, but significantly, affect Level 3’s competitive position. These changes could increase or decrease the costs of providing Level 3’s services.

Level 3 may be unable to hire and retain sufficient qualified personnel; the loss of any of its key executive officers could adversely affect Level 3’s business.

Level 3 believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. Level 3 has experienced significant competition in attracting and retaining personnel who possess the skills that it is seeking.

As a result of this significant competition, Level 3 may experience a shortage of qualified personnel. Level 3’s businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, Kevin J. O’Hara, President and Chief Operating Officer and Charles C. Miller, III, Vice Chairman and Executive Vice President. The loss of any of these key executive officers could have a material adverse effect on Level 3’s business.

Level 3 must obtain and maintain permits and rights-of-way to operate its network.

If Level 3 is unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights-of-way needed to expand and operate its network, its business could be materially adversely affected. In addition, the cancellation or non-renewal of the franchises, permits or rights-of-way that are obtained could materially adversely affect Level 3’s business. Level 3’s communications operating subsidiaries are defendants in several lawsuits that, among other things, challenge the subsidiaries’ use of rights-of-way. The plaintiffs have sought to have these lawsuits certified as class actions. It is likely that additional suits challenging use of Level 3’s rights-of-way will occur and that those plaintiffs also will seek class certification. The outcome of this litigation may increase Level 3’s costs and adversely affect its operating results.

Termination of relationships with key suppliers could cause delay and costs.

Level 3 is dependent on third-party suppliers for fiber, computers, software, optronics, transmission electronics and related components that are integrated into its network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment and Level 3 is unable to reach suitable alternative arrangements quickly, Level 3’s business may experience significant additional costs. If that happens, Level 3 could be materially adversely affected.

Increased industry capacity and other factors could lead to lower prices for Level 3’s services.

Additional network capacity available from Level 3’s competitors may cause significant decreases in the prices for the services that it offers. Prices may also decline due to capacity increases resulting from technological advances and strategic acquisitions. Increased competition has already led to a decline in rates charged for various telecommunications services.

Recent acquisitions by AT&T and Verizon will create a tendency for the ILEC acquirer to favor their wholly owned or fully integrated interexchange carrier.

Level 3 acquires a significant portion of its access, the connection between its owned network and the customer premises, from ILECs. With the recent ILEC acquisitions of major interexchange carriers, the ILECs now compete directly with Level 3’s business and may have a tendency to favor themselves and their affiliates to Level 3’s detriment. It is not yet clear what effect, if any, will result from the constraints agreed to by the ILECs to protect independent interexchange carriers against this discrimination in the procurement of the bottleneck local access circuits. The ILECs favoring themselves in access could have a material adverse effect on Level 3’s ability to obtain and retain customers because access is often necessary in most cases to connect enterprise customers and carrier customers to Level 3’s network. Network access represents a very large portion of Level 3’s total costs and if it faces less favorable pricing and provisioning, it will be at a competitive disadvantage versus the ILECs.

The opportunity to obtain access from competitive access providers to the ILECs has been significantly reduced as a result of the AT&T and Verizon mergers.

A principal method of connecting with Level 3’s customers is through local transport and last mile circuits that Level 3 purchases from the ILEC. Another method is Level 3 purchasing such circuits from competitive access providers like AT&T and MCI. Level 3 believes that competitive access providers are the only entities that exert competitive pricing pressure on the ILECs. While the likely result of the acquisitions by AT&T and Verizon is higher prices for special access over time, it is not possible to determine at this time how adverse the long term effect on Level 3 will be.

Level 3 is subject to significant regulation that could change in an adverse manner.

Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect Level 3’s business and its existing and potential competitors. Delays in receiving required regulatory approvals (including approvals relating to acquisitions or financing activities), completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on Level 3’s business. In addition, future legislative, judicial and regulatory agency actions could have a material adverse effect on Level 3’s business.

Federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional Federal Communications Commission, or FCC, rulemaking. As a result, Level 3 cannot predict the legislation’s effect on its future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on Level 3’s business.

States also often require prior approvals or notifications for certain transfers of assets, customers or ownership of certificated carriers and for issuances by certified carriers of equity or debt.

Canadian law currently does not permit Level 3 to offer services directly in Canada.

Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction hinders Level 3’s entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of Internet service providers in the United States could adversely affect Level 3’s operations.

The FCC has, to date, treated Internet service providers as enhanced service providers. In addition, Congress has, to date, not sought to heavily regulate the provision of IP-based services. Both Congress and the FCC are considering proposals that involve greater regulation of IP-based service providers. Depending on the content and scope of any regulations, the imposition of such regulations could have a material adverse effect on Level 3’s business and the profitability of its services.

The communications industry is highly competitive with participants that have greater resources and a greater number of existing customers.

The communications industry is highly competitive. Many of Level 3’s existing and potential competitors have financial, personnel, marketing and other resources significantly greater than Level 3. Many of these competitors have the added competitive advantage of a larger existing customer base. In addition, significant new competition could arise as a result of:

•	the consolidation in the industry, led by AT&T and Verizon;

•	allowing foreign carriers to compete in the U.S. market;

•	further technological advances; and

•	further deregulation and other regulatory initiatives.

If Level 3 is unable to compete successfully, Level 3’s business could be significantly hurt.

Level 3 may be unable to successfully identify, manage and assimilate future acquisitions, investments and strategic alliances, which could adversely affect its results of operations.

Level 3 continually evaluates potential investments and strategic opportunities to expand its network, enhance connectivity and add traffic to the network. In the future, Level 3 may seek additional investments, strategic alliances or similar arrangements, which may expose Level 3 to risks such as:

•	the difficulty of identifying appropriate investments, strategic allies or opportunities;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

•	the possibility that definitive agreements will not be finalized;

•	potential regulatory issues applicable to the telecommunications business;

•	the loss or reduction in value of the capital investment;

•	the inability of management to capitalize on the opportunities presented by these arrangements; and

•	the possibility of insolvency of a strategic ally.

There can be no assurance that Level 3 would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

Revenue under Level 3’s agreement with SBC Services is expected to continue to decline materially.

As part of Level 3’s acquisition of the communications business of WilTel Communications Group, LLC, or WilTel, Level 3 acquired a multi-year contract with SBC Services, Inc. which we refer to as the SBC Contract Services Agreement. Recently, SBC Services Inc. became a subsidiary of AT&T Inc. and announced its intention to migrate the services provided by WilTel to the merged SBC Services, Inc. and AT&T network. WilTel and SBC amended the SBC Contract Services agreement to run through 2009 and, as of March 31, 2007, it provides a remaining gross margin purchase commitment of $37 million for the remainder of 2007, and $75 million from January 2008 through the end of 2009. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC Master Services Agreement provides for the payment of $25 million in 2007 from SBC if Level 3 meets certain performance criteria. Level 3 expects the revenue generated by the SBC Contract Services agreement to decline materially in 2007.

Other Operations

Environmental liabilities from Level 3’s historical operations could be material.

Environmental liabilities from Level 3’s historical operations could be material. Level 3’s operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. Level 3 has made and will continue to make significant expenditures relating to its environmental compliance obligations. Despite its best efforts, Level 3 may not at all times be in compliance with all of these requirements.

In connection with certain historical operations, Level 3 has responded to or been notified of potential environmental liability at approximately 148 properties as of March 31, 2007. Level 3 is engaged in addressing or has liquidated 70 of those properties. Of these: (a) Level 3 has formal commitments or other potential future costs at 15 sites; (b) there are 10 sites with minimal future costs; (c) there are 11 sites with unknown future costs and (d) there are 34 sites with no likely future costs. The remaining 78 properties have been dormant for several years. Level 3 could be held liable, jointly or severally, and without regard to fault, for such investigation and remediation. The discovery of additional environmental liabilities related to historical operations or changes in existing environmental requirements could have a material adverse effect on Level 3’s business.

Potential liabilities and claims arising from coal operations could be significant.

Level 3’s coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements.

These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. Despite its best efforts, Level 3 may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require us to incur material costs or suspend production. Mine reclamation costs that exceed reserves for these matters also could require Level 3 to incur material costs.

General

If Level 3 is unable to comply with the restrictions and covenants in its debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed.

If Level 3 was unable to comply with the restrictions and covenants in any of its debt agreements, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that Level 3 would be able to make necessary payments to the lenders or that Level 3 would be able to find alternative financing. Even if Level 3 was able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

Level 3 has substantial debt, which may hinder its growth and put Level 3 at a competitive disadvantage.

Level 3’s substantial debt may have important consequences, including the following:

•	the ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditures could be impaired or financing may not be available on acceptable terms;

•

a substantial portion of Level 3’s cash flow will be used to make principal and interest payments on outstanding debt, reducing the funds that would otherwise be available for operations and future business opportunities;

•	a substantial decrease in cash flows from operating activities or an increase in expenses could make it difficult to meet debt service requirements and force modifications to operations;

•	Level 3 has more debt than certain of its competitors, which may place Level 3 at a competitive disadvantage; and

•	substantial debt may make Level 3 more vulnerable to a downturn in business or the economy generally.

Level 3 had substantial deficiencies of earnings to cover fixed charges of approximately $628 million for the three months ended March 31, 2007, and approximately $722 million for the fiscal year ended December 31, 2006. Level 3 had deficiencies of earnings to cover fixed charges of approximately $634 million for the fiscal year ended December 31, 2005, approximately $409 million for the fiscal year ended December 31, 2004, approximately $681 million for the fiscal year 2003 and approximately $936 million for the fiscal year 2002.

Level 3 may not be able to repay its existing debt; failure to do so or refinance the debt could prevent Level 3 from implementing its strategy and realizing anticipated profits.

If Level 3 was unable to refinance its debt or to raise additional capital on acceptable terms, Level 3’s ability to operate its business would be impaired. As of March 31, 2007, Level 3 had an aggregate of approximately $6.850 billion of long-term debt on a consolidated basis, excluding discount and fair value adjustments, and including current maturities, and approximately $1.414 billion of stockholders’ equity. Level 3’s ability to make interest and principal payments on its debt and borrow additional funds on favorable terms depends on the future performance of the business. If Level 3 does not have enough cash flow in the future to make interest or principal payments on its debt, Level 3 may be required to refinance all or a part of its debt or to raise additional capital. Level 3 cannot assure you that it will be able to refinance its debt or raise additional capital on acceptable terms.

Restrictions and covenants in Level 3’s debt agreements limit its ability to conduct its business and could prevent Level 3 from obtaining needed funds in the future.

Level 3’s debt and financing arrangements contain a number of significant limitations that restrict its ability to, among other things:

•	borrow additional money or issue guarantees;

•	pay dividends or other distributions to stockholders;

•	make investments;

•	create liens on assets;

•	sell assets;

•	enter into sale-leaseback transactions;

•	enter into transactions with affiliates; and

•	engage in mergers or consolidations.

If certain transactions occur with respect to Level 3’s capital stock, Level 3 may be unable to fully utilize its net operating loss carryforwards to reduce its income taxes.

As of December 31, 2006, Level 3 had net operating loss carryforwards of approximately $7.0 billion for federal income tax purposes. If certain transactions occur with respect to Level 3’s capital stock that result in a cumulative ownership change of more than 50 percentage points by 5% stockholders over a three-year period as determined under rules prescribed by the U.S. Internal Revenue Code and applicable regulations, annual limitations would be imposed with respect to Level 3’s ability to utilize its net operating loss carryforwards and certain current deductions against any taxable income it achieves in future periods. Level 3 has entered into transactions over the last three years resulting in significant cumulative changes in the ownership of its capital stock. Additional transactions that Level 3 enters into as well as transactions by existing 5% stockholders that Level 3 does not participate in could cause Level 3 to incur a 50 percentage point ownership change by 5% stockholders and, if Level 3 triggers the above-noted Internal Revenue Code imposed limitations, such transactions would prevent it from fully utilizing net operating loss carryforwards and certain current deductions to reduce income taxes.

The unpredictability of Level 3’s quarterly results may adversely affect the trading price of its common stock.

Level 3’s revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of Level 3’s control and any of which may cause the price of Level 3’s common stock to fluctuate. The primary factors, among other things, that may affect Level 3’s quarterly results include the following:

•	The timing of costs associated with Level 3’s integration activities with respect to its recently completed acquisitions;

•	demand for communications services;

•	loss of customers or the ability to attract new customers;

•	changes in pricing policies or the pricing policies of Level 3’s competitors;

•	costs related to acquisitions of technology or businesses;

•	changes in regulatory rulings; and

•	general economic conditions as well as those specific to the communications and related industries.

A delay in generating revenue or the timing of recognizing revenue and expenses could cause significant variations in Level 3’s operating results from quarter to quarter. It is possible that in some future quarters Level 3’s results may be below analysts’ and investors’ expectations. In these circumstances, the price of Level 3’s common stock will likely decrease.

Increased scrutiny of financial disclosure, particularly in the telecommunications industry in which Level 3 operates, could adversely affect investor confidence, and any restatement of earnings could increase litigation risks and limit Level 3’s ability to access the capital markets.

Congress, the SEC, other regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. Although all businesses face uncertainty with respect to how the U.S. financial disclosure regime may be impacted by this process, particular attention has been focused recently on the telecommunications industry and companies’ interpretations of generally accepted accounting principles.

If Level 3 was required to restate its financial statements as a result of a determination that Level 3 had incorrectly applied generally accepted accounting principles, that restatement could adversely affect its ability to access the capital markets or the trading price of its securities. The recent scrutiny regarding financial reporting has also resulted in an increase in litigation in the telecommunications industry. There can be no assurance that any such litigation against Level 3 would not materially adversely affect its business or the trading price of Level 3’s securities.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and Level 3’s business.

Since the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect on the financial markets of these events, as well as concerns about future terrorist attacks, is not yet known. They could, however, adversely affect Level 3’s ability to obtain financing on terms acceptable to Level 3, or at all.

There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly affect Level 3’s physical facilities or those of Level 3’s customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. Any of these occurrences could materially adversely affect Level 3’s business.

Level 3’s international operations and investments expose Level 3 to risks that could materially adversely affect the business.

Level 3 has operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose Level 3 to risks inherent in international operations. These include:

•	general economic, social and political conditions;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	tax rates in some foreign countries may exceed those in the U.S.;

•	foreign currency exchange rates may fluctuate, which could adversely affect our results of operations and the value of Level 3’s international assets and investments;

•	foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•

difficulties and costs of compliance with foreign laws and regulations that impose restrictions on Level 3’s investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

•	difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

•	changes in U.S. laws and regulations relating to foreign trade and investment.

Risks Relating to the Notes

You may not be able to sell your original notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legend on the original notes. In general, you may not reoffer, resell or otherwise transfer the original notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws;

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws; or

The Issuer does not currently anticipate that it will register the original notes under the Securities Act.

Holders of the original notes who do not tender their original notes will have no further registration rights under the applicable registration agreement.

Holders who do not tender their original notes, except for limited instances involving the initial purchaser or holders of original notes who are not eligible to participate in the exchange offer or who do not receive freely transferable new notes in the exchange offer, will not have any further registration rights under the applicable registration agreement or otherwise and will not have rights to receive special interest.

The market for original notes may be significantly more limited after the exchange offer and you may not be able to sell your original notes after the exchange offer.

If original notes are tendered and accepted for exchange under the exchange offer, the trading market for original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange could be adversely affected. The extent of the market for original notes and the availability of price quotations would depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely as original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

The Issuer will not accept your original notes for exchange if you do not follow the exchange offer procedures. The Issuer will issue new notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If the Issuer does not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. The Issuer is under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, the Issuer will not accept your original notes for exchange.

There is no established trading market for the new notes.

The new notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any such market that may develop;

•	the ability of holders of new notes to sell their new notes; or

•	the price at which the holders of new notes would be able to sell their new notes.

If such a market were to exist, the new notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

The Issuer’s subsidiaries must make payments to the Issuer in order for the Issuer to make payments on the notes, and Parent’s subsidiaries must make payments to Parent in order for Parent to make payment on its obligations as a guarantor of the notes.

The Issuer is a holding company with no material assets other than the stock of its subsidiaries, the 10.75% Proceeds Note, the Loan Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Offering Proceeds Note. Accordingly, the Issuer will depend upon dividends, loans or other distributions or payments from its subsidiaries, or capital contributions from Parent, to generate the funds necessary to meet its financial obligations, including its obligations to pay you as a holder of notes. The Issuer’s subsidiaries may not generate earnings sufficient to enable it to meet its payment obligations. The Issuer’s subsidiaries are legally distinct from it and, unless they guarantee the notes, have no obligation to pay amounts due on the Issuer’s debt or to make funds available to it for such payment. Similarly, Parent, the Issuer’s parent company and a guarantor of the notes, is a holding company with no material assets other than the stock of its subsidiaries and the Parent Intercompany Note. Accordingly, Parent depends upon dividends, loans or other distributions or payments from its subsidiaries, including the Issuer, to generate the funds necessary to meet its financial obligations, including its obligations as a guarantor of the notes. Future debt of certain of the Issuer’s subsidiaries, including any debt outstanding under the New Credit Agreement, may prohibit the payment of dividends or the making of loans or advances to Parent or the Issuer. See “Description of Indebtedness of Level 3 Communications, Inc. and the Issuer.” In addition, the ability of such subsidiaries to make such payments, loans or advances is limited by the laws of the relevant states in which such subsidiaries are organized or located. In certain circumstances, the prior or subsequent approval of such payments, loans or advances is required from applicable regulatory bodies or other governmental entities. To the extent the Issuer cannot access the cash flow of its subsidiaries, and Parent is unable to access the cash flow of its subsidiaries, including the Issuer, the Issuer may not have access to sufficient cash to repay the notes, and Parent may not have sufficient cash to comply with its guarantee obligations on the notes.

Because the notes are structurally subordinated to the obligations of the Issuer’s subsidiaries, you may not be fully repaid if the Issuer becomes insolvent.

Substantially all of the Issuer’s operating assets are held directly by its subsidiaries, including its principal operating subsidiary, Level 3 LLC. Level 3 LLC and Broadwing Financial have guaranteed the notes, but none of the Issuer’s other subsidiaries is required to be a guarantor of the notes. Holders of any preferred stock of any of the Issuer’s subsidiaries and creditors, including trade creditors and other subsidiaries of Parent that have made intercompany loans to the Issuer’s subsidiaries, of any of those subsidiaries have and will have claims relating to the assets of that subsidiary that are effectively senior to the notes. That is, the notes are structurally subordinated to the debt, the preferred stock and other obligations of the Issuer’s subsidiaries that are not guarantors. The guarantee of the notes by Level 3 LLC or any other subsidiary of Parent will be subordinated to Level 3 LLC’s or such other subsidiary’s guarantee of the senior secured term loan under the New Credit Agreement. As of March 31, 2007, the Issuer’s subsidiaries had approximately $1.405 billion in aggregate indebtedness and other balance sheet liabilities, excluding intercompany liabilities, deferred revenue and discount and fair value adjustments, all of which is structurally senior to the notes.

Although the notes will initially benefit from some structural seniority to Parent’s indebtedness, existing and future intercompany indebtedness and other actions could limit or eliminate this seniority.

Level 3 LLC is the obligor on the Parent Intercompany Note, which evidences loans previously made from Parent to Level 3 LLC, and the 10.75% Proceeds Note, the 12.25% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note, the Offering Proceeds Note and the Loan Proceeds Note, each of which evidences loans previously made from the Issuer to Level 3 LLC. As of March 31, 2007, on an as adjusted basis for the Recent Transactions, the outstanding principal amount of the Parent Intercompany Note was approximately $15.7 billion, the outstanding principal amount of the 10.75% Proceeds Note was approximately $3 million, the outstanding principal amount of the 12.25% Proceeds Note was $550 million, the outstanding principal amount of the 2011 Floating Rate Proceeds Note was $6 million, the outstanding principal amount of the 8.75% Proceeds Note was $700 million, the outstanding principal amount of the 2015 Floating Rate Proceeds Note was $300 million and the outstanding principal amount of the Loan Proceeds Note was $1.4 billion. The Issuer lent the net proceeds of the issuance of the initial notes, together with cash on hand, to Level 3 LLC in return for the Offering Proceeds Note from Level 3 LLC in an aggregate principal amount equal to the aggregate principal amount of the initial notes. The Offering Proceeds Note was amended and restated to increase the principal amount by an amount equal to the aggregate principal amount of the additional notes. Level 3 LLC, Parent and the Issuer have entered into a Parent Intercompany Note subordination agreement that subordinates, upon the liquidation, dissolution or winding up of Level 3 LLC or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Level 3 LLC or its property, Level 3 LLC’s obligations with respect to the Parent Intercompany Note to Level 3 LLC’s obligations with respect to the Offering Proceeds Note. The Parent Intercompany Note is subordinated on the same terms to the 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note and the 2015 Floating Rate Proceeds Note. There is no restriction, however, on Level 3 LLC’s ability to repay a portion or all of the principal of the Parent Intercompany Note, other than in a bankruptcy or similar proceeding, and in certain cases the Issuer may be able to transfer the Offering Proceeds Note, including to Parent. If Level 3 LLC prepays the Parent Intercompany Note or the Issuer transfers the Offering Proceeds Note to Parent or a subsidiary of Parent, the subordination of Level 3 LLC’s obligations on the Parent Intercompany Note to its obligations on the Offering Proceeds Note will not provide any benefit to the holders of the notes. The Offering Proceeds Note is not and will not be pledged as security for the benefit of the holders of the notes, and Level 3 LLC’s obligations on the Parent Intercompany Note are not and will not be subordinated in any way to obligations with respect to the notes themselves or with respect to any guarantees of the notes (including the guarantee by Level 3 LLC). Moreover, the Issuer has pledged the Loan Proceeds Note, the 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the Offering Proceeds Note, the 8.75% Proceeds Note and the 2015 Floating Rate Proceeds Note to secure its obligations under the New Credit Agreement. Parent has pledged the Parent Intercompany Note to secure its obligations under the New Credit Agreement. The 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the Offering Proceeds Note, the 8.75% Proceeds Note and the 2015 Floating Rate Proceeds Note are subordinated to the Loan Proceeds Note pursuant to a subordination agreement by and among the Issuer, Parent and Level 3 LLC. The right of the Issuer to payment under the Offering Proceeds Note is pari passu to the right of the Issuer to payment under the 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note and the 2015 Floating Rate Proceeds Note.

Although Parent, the Issuer and Level 3 LLC are restricted under the terms of the indenture governing the notes from taking certain actions with respect to the Offering Proceeds Note, the Parent Intercompany Note and the Parent Intercompany Note subordination agreement, neither the trustee for the notes nor the holders of the notes are or will be parties to, or third party beneficiaries of, the subordination agreement or the Offering Proceeds Note. See “Description of Notes—Certain Covenants—Limitation on Actions with respect to Existing Intercompany Obligations.” Because the Parent Intercompany Note is subordinated to the 10.75% Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the Offering Proceeds Note, the 8.75% Proceeds Note and the 2015 Floating Rate Proceeds Note pursuant to separate subordination agreements, if one or more of these notes were transferred by the Issuer, conflicts could arise upon the liquidation, dissolution or winding up of Level 3 LLC or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Level 3 or its property.

The Issuer and its subsidiaries will transfer assets to Parent at least to the extent necessary to service Parent’s existing debt obligations, and those assets will not be available to repay the notes.

The indenture relating to the notes contains substantial flexibility for the Issuer and its subsidiaries to transfer assets (by dividend, sale, loans or otherwise) to Parent. Transferred assets may not be directly or indirectly available to repay the notes. The Issuer and its subsidiaries will transfer assets to Parent at least to the extent necessary to service Parent’s existing debt obligations. Although Parent will guarantee the repayment of the notes, the guarantee is not secured and ranks equal with other unsecured debt of Parent and effectively junior to all secured debt of Parent. Parent has substantial debt outstanding. As of March 31, 2007 Parent had approximately $2.526 billion of total indebtedness, none of which was secured, and approximately $876 million of which constituted subordinated indebtedness. The indenture relating to the notes and each issue of outstanding notes of Parent permit Parent to incur substantial additional debt, including substantial amounts of additional secured debt. The substantial level of debt makes it more difficult for Parent to honor its obligations under its guarantee of the notes. Substantial amounts of such existing debt of Parent will, and future debt of Parent may, mature prior to the notes. In addition, in certain instances proceeds from the sale, transfer or other disposition of assets of the Issuer and its subsidiaries may be used to repay debt of Parent. See “Description of Notes—Certain Covenants—Limitation on Asset Dispositions.”

Because the notes that you hold are unsecured, you may not be fully repaid if the Issuer becomes insolvent, and guarantees of the notes and guarantees of the Offering Proceeds Note are subordinated to guarantees of the senior secured term loan under the Issuer’s New Credit Agreement, and creditors under the New Credit Agreement have prior claims over the proceeds of certain intercompany obligations.

The notes are not secured by any of the Issuer’s assets or the Issuer’s subsidiaries’ assets. The notes are effectively junior to obligations incurred under the Issuer’s New Credit Agreement which is guaranteed by Parent and secured by a substantial portion of Parent’s assets and by substantially all of the assets of its subsidiaries (including the Issuer), including the Parent Intercompany Note, the 10.75% Proceeds Note, the Loan Proceeds Note, the 2011 Floating Rate Proceeds Note, the 12.25% Proceeds Note, the Offering Proceeds Note, the 8.75% Proceeds Note and the 2015 Floating Rate Proceeds Note, and will also be effectively junior to the senior secured term loan under the New Credit Agreement and any other secured obligations incurred under any future credit facilities, receivables and purchase money indebtedness, capitalized leases and certain other arrangements that are secured. If the Issuer becomes insolvent, the holders of the senior secured term loan under the New Credit Agreement and any other secured debt would receive payments from the assets pledged as security before you receive payments and any remaining proceeds after repayment of the senior secured term loan under the New Credit Agreement and any debt incurred under any future secured credit facilities may not be sufficient to repay the notes. The indenture relating to the notes expressly permits guarantees, if any, of the notes provided by subsidiaries of the Issuer to be subordinated to obligations of such subsidiaries under such senior secured debt. The guarantee by Level 3 LLC of the notes will be subordinated to Level 3 LLC’s future guarantee of the senior secured term loan under the New Credit Agreement and the guarantee of the notes by Broadwing Financial is subordinated to Broadwing Financial’s guarantee of the senior secured term loan under the New Credit Agreement. Additionally, guarantees of the notes (other than Parent’s guarantee), the Offering Proceeds Note and guarantees of such intercompany notes, will be subordinated to obligations in respect of the New Credit Agreement and any future senior secured debt. Accordingly, holders of the senior secured term loan and other debt of the Issuer that has a senior guarantee from the Issuer’s restricted subsidiaries, including Level 3 LLC, will have senior claims against the restricted subsidiaries providing such guarantees.

Parent has substantial existing debt and could incur substantial additional debt, so it may be unable to make payments on its guarantee of the notes.

As of March 31, 2007, Parent had on a consolidated basis approximately $6.850 billion of total indebtedness, excluding discount and fair value adjustments. The indentures relating to the notes and each issue of Parent’s outstanding notes permit it to incur substantial additional debt. The substantial level of debt makes it more difficult for Parent to honor its obligations under its guarantee of the notes. Substantial amounts of Parent’s existing debt will, and its future debt may, mature prior to the notes. In addition, Level 3 had, on a consolidated basis, deficiencies in its ratio of earnings to fixed charges and preferred stock dividends of approximately $628 million for the three months ended March 31, 2007, approximately $722 million for the fiscal year ended December 31, 2006, approximately $634 million for the fiscal year ended 2005, approximately $409 million for the fiscal year ended 2004 and approximately $681 million for the fiscal year ended 2003. See “Ratio of Earnings to Fixed Charges.” Level 3 may not become profitable or sustain profitability in the future. Accordingly, the Issuer may not have access to sufficient funds to make payments on the notes.

If Parent experiences a change of control, the Issuer may be unable to purchase the notes you hold as required under the indenture relating to the notes.

Upon the occurrence of certain designated events, the Issuer must make an offer to purchase all outstanding notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest. The Issuer may not have sufficient funds to pay the purchase price for all the notes tendered by holders seeking to accept the offer to purchase. In addition, the indenture relating to the notes and Level 3’s other debt agreements, including the Issuer’s New Credit Agreement, may require the Issuer and/or Parent to repurchase the other debt upon a change of control or may prohibit the Issuer and/or Parent from purchasing any notes before their stated maturity, including upon a change of control. Subject to certain exceptions, the New Credit Agreement requires the Issuer to prepay the senior secured term loan and any other loans under the Issuer’s New Credit Agreement within 30 days after the occurrence of a change of control triggering event (as defined in the Issuer’s New Credit Agreement). See “Description of Notes—Certain Covenants—Change of Control Triggering Event.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The notes are guaranteed by Parent, by Broadwing Financial and by Level 3 LLC, and may, under certain circumstances in the future, be guaranteed by subsidiaries of the Issuer or other subsidiaries of Parent. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

In certain circumstances, subsidiaries of Parent may provide guarantees of the Offering Proceeds Note. Any such guarantee could be subject to the same risks described above.

The trading market for the notes may be limited.

The new notes will be new securities for which there currently is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation in any automated dealer quotation system. If any of the notes are traded after their initial issuance, they may trade at a discount from their principal amount depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading markets for the new notes.

USE OF PROCEEDS

Neither the Issuer nor the Parent will receive any proceeds from the exchange pursuant to the exchange offer.

SELECTED HISTORICAL FINANCIAL DATA OF LEVEL 3

The selected financial data set forth below for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 have been derived from Level 3’s audited consolidated financial statements and the notes related thereto that are incorporated herein by reference. The selected financial data for the three month periods ended March 31, 2007 and 2006 have been derived from Level 3’s unaudited consolidated financial statements. The unaudited financial statements include, in Level 3’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on these interim results as indicative of results Level 3 may expect for the full year or any other interim period. The selected financial data set forth below for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 have been restated to reflect Software Spectrum, Inc.’s historical results of operations and financial position as discontinued operations due to its sale on September 7, 2006.

	Three Months Ended March 31,(1)		Year Ended December 31,(1)
	2007	2006	2006	2005	2004	2003	2002
	(dollars in millions, except per share amounts)
Results of Operations:
Revenue	$1,056	$822	$3,378	$1,719	$1,776	$2,027	$1,215
Loss from continuing operations(2)	(647)	(166)	(790)	(707)	(478)	(695)	(872)
Net loss(3)	(647)	(168)	(744)	(638)	(458)	(711)	(858)
Per Common Share:
Loss from continuing operations	(0.44)	(0.20)	(0.79)	(1.01)	(0.70)	(1.23)	(2.14)
Net loss	(0.44)	(0.20)	(0.74)	(0.91)	(0.67)	(1.26)	(2.11)
Dividends(4)	—	—	—	—	—	—	—
Financial Position (period end):
Total assets	10,635		9,994	8,277	7,544	8,302	8,972
Current portion of long-term debt(5)	34		5	—	143	124	3
Long-term debt, less current portion(5)	6,823		7,357	6,023	5,067	5,249	6,102
Stockholders’ equity (deficit)(6)	1,414		374	(476)	(157)	181	(240)

(1)	The operating results of Software Spectrum, Inc. (“Software Spectrum”), which was acquired in 2002 and sold in 2006, (i)Structure, LLC (“(i)Structure”), which was sold in 2005, the Midwest Fiber Optic Network business acquired from Genuity, Inc. in 2003 and sold in 2003, as well as Software Spectrum’s contact service business obtained in the Software Spectrum acquisition in 2002 and sold in 2003 are included in discontinued operations for all periods presented for which Level 3 owned each business.

Level 3 purchased substantially all of the assets and operations of Genuity, Inc. in February 2003. Level 3 also purchased Telverse Communications, Inc. in July 2003.

Level 3 acquired the managed modem businesses of ICG Communications, Inc., or ICG Communications, and Sprint Communications Company, L.P. on April 1, 2004 and October 1, 2004, respectively.

Level 3 purchased WilTel Communications Group, LLC, or WilTel, on December 23, 2005, and recorded approximately $38 million of revenue attributable to this business in 2005.

Level 3 purchased Progress Telecom, LLC, or Progress Telecom, on March 20, 2006, ICG Communications, Inc. on May 31, 2006, TelCove, Inc., or TelCove, on July 24, 2006 and Looking Glass Networks Holding Co., Inc., or Looking Glass, on August 2, 2006. During 2006, Level 3 recorded revenue attributable to Progress Telecom of $49 million, ICG Communications of $46 million, TelCove of $166 million and Looking Glass of $33 million.

Level 3 purchased Broadwing Corporation, or Broadwing, on January 3, 2007 and the Content Delivery Network services business of SAVVIS, Inc., or the CDN Business, on January 23, 2007. The results of operations and financial position of the acquired companies are included in the consolidated financial statements from the respective dates of their acquisition. During the first quarter of 2007, Level 3 recorded revenue attributable to Broadwing of $236 million and the CDN Business of $3 million.

(2)	In 2002, Level 3 recognized approximately $76 million of termination and settlement revenue, $181 million of impairment and restructuring charges, a gain of approximately $191 million from the sale of Commonwealth Telephone Enterprises, Inc. common stock, $88 million of induced conversion expenses attributable to the exchange of Level 3’s convertible debt securities, $120 million of federal tax benefits due to legislation enacted in 2002 and a gain of $255 million as a result of the early extinguishment of long-term debt.

In 2003, Level 3 recognized approximately $346 million of termination and settlement revenue, $45 million of impairment and restructuring charges, a gain of approximately $70 million from the sale of “91 Express Lanes” toll road assets, $200 million of induced conversion expenses attributable to the exchange of Level 3’s convertible debt securities, and recognized a gain of $41 million as a result of the early extinguishment of long-term debt.

In 2004, Level 3 recognized a gain of $197 million as a result of the early extinguishments of certain long-term debt and $113 million of termination revenue.

In 2005, Level 3 recognized $133 million of termination revenue and approximately $23 million of impairment and restructuring charges.

In 2006, Level 3 recognized $11 million of termination revenue, approximately $13 million of impairment and restructuring charges, and recognized a net loss on early extinguishment of debt of $83 million as a result of the amendment and restatement of its senior secured credit facility and certain debt exchanges and redemptions.

In the first quarter of 2007, Level 3 recognized a loss of $427 million as a result of the early extinguishment of certain tranches of long-term debt.

(3)	In 2005, Level 3 sold (i)Structure and recognized a gain on the sale of $49 million. For fiscal years 2005 and 2004, (i)Structure revenues approximated costs. Losses attributable to the operations of (i)Structure for fiscal years 2003 and 2002 were $17 million and $6 million, respectively.

In 2006, Level 3 sold Software Spectrum and recognized a gain on the sale of $33 million. The income (loss) from the operations of Software Spectrum were $13 million, $20 million, $20 million, ($16) million and $20 million for the fiscal years 2006, 2005, 2004, 2003 and 2002, respectively.

(4)	Level 3’s current dividend policy, in effect since April 1998, is to retain future earnings for use in the company’s business. As a result, management does not anticipate paying any cash dividends on shares of common stock in the foreseeable future. In addition, Level 3 is effectively restricted under certain covenants from paying cash dividends on shares of its common stock.

(5)	In 2002, Level 3 received net proceeds of $488 million from the issuance of $500 million of 9% Junior Convertible Subordinated Notes due 2012. Also in 2002, Level 3 repurchased, using cash and common stock, approximately $705 million face amount of its long-term debt and recognized a gain of approximately $255 million as a result of the early extinguishment of debt.

In 2003, Level 3 received net proceeds of $848 million from the issuance of $374 million of 2.875% Convertible Senior Notes due 2010 and the issuance of $500 million of 10.75% Senior Notes due 2011. Level 3 completed a debt exchange whereby it issued $295 million (face amount) of 9% Convertible Senior Discount Notes due 2013 and common stock in exchange for $352 million (book value) of long-term debt. In addition, Level 3, using cash on hand, restricted cash and the proceeds from the issuance of the 10.75% Senior Notes due 2011, repaid in full, the $1.125 billion purchase money indebtedness outstanding under its senior secured credit facility. Also in 2003, Level 3 repurchased, using common stock, approximately $1.007 billion face amount of its long-term debt and recognized a gain of approximately $41 million as a result of the early extinguishment of debt.

In 2004, Level 3 received net proceeds of $987 million from the issuance of a $730 million senior secured term loan due 2011 and the issuance of $345 million of 5.25% Senior Convertible Notes due 2011. Level 3 used the net proceeds to repay portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. Level 3 repurchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the repurchased principal balances. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions. Also in 2004, Level 3 paid approximately $54 million and assumed obligations to extinguish a capital lease obligation and recognized a gain of $147 million on the transaction.

In 2005, Level 3 received net proceeds of $877 million from the issuance of $880 million of 10% Convertible Senior Notes due 2011. Also in 2005, a wholly owned subsidiary of Level 3 received net proceeds of $66 million from the completion of a refinancing of the mortgage of Level 3’s corporate headquarters. The subsidiary entered into a new mortgage loan of $70 million at an initial fixed rate of 6.86% through 2010.

In 2006, Level 3 received net proceeds of $142 million from the issuance of $150 million of Floating Rate Senior Notes due 2011, net proceeds of $538 million from the issuance of $550 million of 12.25% Senior Notes due 2013, net proceeds of $326 million from the issuance of $335 million of 3.5% Convertible Senior Notes due 2012 and net proceeds of $1.239 billion (excluding prepaid interest) from the issuance of the notes.

Also in 2006, Level 3 exchanged a portion of its outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 for $46 million of cash and $692 million aggregate principal of new 11.5% Senior Notes due 2010. In addition, the Company redeemed the remaining outstanding 9.125% Senior Notes due 2008 totaling $398 million, 10.5% Senior Discount Notes due 2008 totaling $62 million and 99.3% of the 10.75% Senior Notes due 2011 totaling $497 million.

In 2007, Level 3 received net proceeds of $982 million from the issuance of $700 million of 8.75% Senior Notes due 2017 and $300 million of Floating Rate Senior Notes due 2015.

In 2007, Level 3 refinanced its senior secured credit agreement and received net proceeds of $1.382 billion. The proceeds from this transaction were used to repay the existing $730 million Senior Secured Term Loan due 2011 and other debt. The effect of this transaction was to increase the amount of senior secured debt from $730 million to $1.4 billion.

In 2007, for cash consideration of $106 million and equity consideration of 17 million shares of common stock (valued at $97 million) all of Broadwing’s outstanding $180 million aggregate principal amount of 3.125% Convertible Senior Debentures due 2026 were retired. These debentures were issued by Broadwing prior to Level 3’s acquisition of Broadwing on January 3, 2007.

In 2007, the Company completed the exchange of $605 million of outstanding principal of its 10% Convertible Senior Notes due 2011 for a total of 197 million shares of Level 3’s common stock. In addition, the Company during the first quarter of 2007 redeemed or repurchased through tender offers approximately $1.663 billion of outstanding principal of various debt issuances.

(6)	In 2002, Level 3 issued approximately 47 million shares of common stock, valued at approximately $466 million, in exchange for long-term debt. Included in the value of common stock issued are induced conversion premiums of $88 million for convertible debt securities.

In 2003, Level 3 issued approximately 216 million shares of common stock, valued at approximately $953 million, in exchange for long-term debt. Included in the value of common stock issued are induced conversion premiums of $200 million for convertible debt securities.

In 2004, Level 3 realized $95 million of foreign currency losses on the repurchase of its Euro denominated debt. The unrealized foreign currency losses had been recorded in Other Comprehensive Income within Stockholders’ Equity (Deficit).

In 2005, Level 3 issued 115 million shares of common stock, valued at approximately $313 million, as the stock portion of the purchase price paid to acquire WilTel.

In 2006, Level 3 issued approximately 125 million shares of common stock in a public offering, valued at approximately $543 million.

In 2006, Level 3 issued 20 million shares of common stock, valued at approximately $66 million, as the stock portion of the purchase price paid to acquire Progress Telecom; 26 million shares of common stock, valued at approximately $131 million, as the stock portion of the purchase price paid to acquire ICG Communications; 150 million shares of common stock, valued at approximately $623 million, as the stock portion of the purchase price paid to acquire TelCove; and 21 million shares of common stock, valued at approximately $84 million, as the stock portion of the purchase price paid to acquire Looking Glass.

In 2007, Level 3 issued approximately 123 million shares of common stock, valued at approximately $688 million, as the stock portion of the purchase price paid to acquire Broadwing. In addition, Level 3 issued approximately 214 million shares of common stock, valued at $879 million, in exchange for long-term debt.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On October 30, 2006 and December 28, 2006, respectively, the Issuer privately placed $600,000,000 and $650,000,000 aggregate principal amount of 9.25% Senior Notes in transactions exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available.

In the registration agreement relating to the initial notes, the Issuer and Parent have agreed with the initial purchasers of the initial notes to:

•	file a registration statement with the SEC relating to the exchange offer not later than January 28, 2007;

•	use their commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act by May 28, 2007; and

•	upon effectiveness of the exchange offer registration statement, promptly commence the exchange offer.

In the registration agreement relating to the additional notes, the Issuer and Parent have agreed with the initial purchasers of the additional notes to:

•	file a registration statement with the SEC relating to the exchange offer not later than March 28, 2007;

•	use their commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act by July 26, 2007; and

•	upon effectiveness of the exchange offer registration statement, promptly commence the exchange offer.

In addition, the Issuer and Parent have agreed to keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the original notes. The new notes are being offered under this prospectus to satisfy these obligations of the Issuer and Parent under the registration agreements.

Terms of the Exchange

Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompany this prospectus, the Issuer is offering to exchange (i) $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding original notes. The terms of the new notes are substantially identical to the terms of the original notes for which they may be exchanged in the exchange offer, except that:

(1) the new notes will be freely transferable, other than as described in this prospectus;

(2) the new notes will not contain any legend restricting their transfer;

(3) holders of the new notes will not be entitled to certain rights of the holders of the original notes under the registration agreements, which rights will terminate on completion of the exchange offer; and

(4) the new notes will not contain any provisions regarding the payment of special interest.

The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. See “Description of Notes.”

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, the Issuer believes that holders of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if the holders:

(1) acquired the new notes in the ordinary course of the holders’ business;

(2) are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes;

(3) are not affiliates of the Issuer within the meaning of Rule 405 under the Securities Act;

(4) are not broker-dealers who acquired original notes directly from the Issuer; and

(5) are not broker-dealers who acquired original notes as a result of market-making or other trading activities.

See “Plan of Distribution.”

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for original notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Issuer and Parent have agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, they will make this prospectus available to any broker-dealer for use in connection with any resale of this kind.

Tendering holders of original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of original notes for new notes in the exchange offer.

Shelf Registration Statement

If:

(1) because of any change in law or applicable interpretations of the staff of the SEC, the Issuer and Parent determine that they are not permitted to effect an exchange offer,

(2) with respect to the initial notes, for any other reason the exchange offer registration statement is not declared effective by May 28, 2007 or the exchange offer is not consummated within 30 business days after the exchange offer registration statement is declared effective,

(3) with respect to the additional notes, for any other reason the exchange offer registration statement is not declared effective by July 26, 2007 or the exchange offer is not consummated within 30 business days after the exchange offer registration statement is declared effective,

(4) any initial purchaser so requests for original notes not eligible to be exchanged for new notes in the exchange offer,

(5) any holder of original notes, other than an initial purchaser, is not eligible to participate in the exchange offer, or

(6) any holder of original notes, other than an initial purchaser, does not receive freely tradable new notes in the exchange offer other than by reason of the holder being an affiliate of the Issuer and Parent, the Issuer and Parent will:

(1) with respect to the initial notes, as promptly as practicable (but in no event more than the later of (i) January 28, 2007 or (ii) 45 days after so required or requested), file a shelf registration statement covering resales of the initial notes or the new notes, as the case may be, and thereafter use their best efforts to cause the shelf registration statement to be declared effective under the Securities Act,

(2) with respect to the additional notes, as promptly as practicable (but in no event more than the later of (i) March 28, 2007 or (ii) 45 days after so required or requested), file a shelf registration statement covering resales of the additional notes or the new notes, as the case may be, and thereafter use their best efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

(3) use their best efforts to keep the shelf registration statement effective until two years after its effective date.

For purposes of determining whether the Issuer and Parent are obligated to file a shelf registration statement, the requirement that a participating broker-dealer deliver this prospectus in connection with sales of new notes will not result in those new notes being deemed not freely tradable.

If the Issuer and Parent file a shelf registration statement, they will, among other things:

(1) provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement;

(2) notify each of those holders when the shelf registration statement has become effective; and

(3) take other actions as are required to permit unrestricted resales of the original notes or the new notes, as the case may be.

A holder selling original notes or new notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, the holder may be subject to the civil liability provisions under the Securities Act in connection with those sales and will be bound by any applicable provisions of the registration agreements, including specified indemnification obligations.

Special Interest

Special interest will accrue on the principal amount of the original notes and the new notes, in addition to the stated interest on the original notes and the new notes, from and including the date on which a registration default occurs to but excluding the date on which all registration defaults have been cured.

With respect to the initial notes, the occurrence of any of the following is a registration default:

(1) neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before January 28, 2007,

(2) neither the exchange offer registration statement nor the shelf registration statement has been declared effective on or before May 28, 2007,

(3) neither the exchange offer has been completed nor the shelf registration statement has been declared effective on or before July 7, 2007, or

(4) after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of initial notes or new notes in accordance with and during the periods specified in the applicable registration agreement.

With respect to the additional notes, the occurrence of any of the following is a registration default:

(1) neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before March 28, 2007,

(2) neither the exchange offer registration statement nor the shelf registration statement has been declared effective on or before July 26, 2007,

(3) neither the exchange offer has been completed nor the shelf registration statement has been declared effective on or before September 4, 2007, or

(4) after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of additional notes or new notes in accordance with and during the periods specified in the applicable registration agreement.

Special interest will accrue at a rate of 0.50% per annum on the principal amount during the 90-day period after the occurrence of the registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period. In no event will the rate exceed 1.00% per annum on the principal amount. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no special interest will be payable.

The summary of the provisions of the registration agreements contained in this prospectus does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration agreements, copies of which are exhibits to the registration statement of which this prospectus is a part.

Expiration Date; Extensions; Termination; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on June 18, 2007, unless the Issuer in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. The Issuer reserves the right to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to The Bank of New York, the exchange agent, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to the PR Newswire or other national newswire service. During any extension of the exchange offer, all original notes previously tendered in the exchange offer will remain subject to the exchange offer.

The initial exchange date will be the first business day following the expiration date. The Issuer expressly reserves the right to:

(1) terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events described below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by the Issuer; and

(2) amend the terms of the exchange offer in any manner.

If any termination or amendment occurs, the Issuer will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the original notes as promptly as practicable. Unless the Issuer terminates the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, the Issuer will exchange the new notes for the original notes on the exchange date.

If:

(1) the Issuer waives any material condition to the exchange offer or amends the exchange offer in any other material respect; and,

(2) at the time that notice of this waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

This prospectus and the letter of transmittal and other relevant materials will be mailed by the Issuer to record holders of original notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

How to Tender

The tender to the Issuer of original notes according to one of the procedures described below will constitute an agreement between that holder of original notes and the Issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

General Procedures. A holder of an original note may tender them by properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal and delivering them, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date, or complying with the guaranteed delivery procedures described below. All references in this prospectus to the letter of transmittal include a facsimile of the letter of transmittal.

If tendered original notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted original notes are to be issued, and any untendered original notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuer. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact the holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender the original notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the original notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the original notes. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account for the original notes at each book-entry transfer facility for purposes of the exchange offer within two business days after receipt of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of original notes by causing a book-entry transfer facility to transfer the original notes into one of the exchange agent’s accounts at the book-entry transfer facility in accordance with the facility’s procedures. However, although delivery of original notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of original notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Unless an exemption applies under the applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 28% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder’s taxpayer identification number and certify that the number is correct.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed under “—Exchange Agent” below on or before the expiration date a letter, telegram or facsimile transmission from an eligible guarantor institution that:

(1) sets forth the name and address of the tendering holder, the names in which the original notes are registered and, if possible, the certificate numbers of the original notes to be tendered; and

(2) states that the tender is being made thereby; and

(3) guarantees that within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible guarantor institution, the original notes, in proper form for transfer, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless original notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal and any other required documents, the Issuer may reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible guarantor institutions for the purposes described in this paragraph are being delivered with this prospectus and the letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the original notes or a timely confirmation of a book-entry transfer is received by the exchange agent. Issuances of new notes in exchange for original notes tendered by an eligible guarantor institution as described above will be made only against deposit of the applicable letter of transmittal and any other required documents and the tendered original notes or a timely confirmation of a book-entry transfer.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of original notes will be determined by the Issuer. The Issuer’s determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Issuer, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. The Issuer’s interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering original notes for exchange, or the transferor, exchanges, assigns and transfers the original notes to the Issuer and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

(1) it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire new notes issuable upon the exchange of the tendered original notes; and

(2) when the same are accepted for exchange, the Issuer will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents the Issuer deems necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor further agrees that acceptance of any tendered original notes by the Issuer and the issuance of new notes in exchange shall constitute performance in full by the Issuer of its obligations under the registration agreement and that the Issuer shall have no further obligations or liabilities under the applicable registration agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

By tendering original notes, the transferor certifies that:

(1) it is not an affiliate of the Issuer within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns original notes acquired directly from the Issuer or an affiliate of the Issuer, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

(2) it is an affiliate, as so defined, of the Issuer or of the initial purchasers, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

Original notes tendered in the exchange offer may be withdrawn at any time before the expiration date.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

(1) specify the person named in the applicable letter of transmittal as having tendered original notes to be withdrawn;

(2) specify the certificate numbers of original notes to be withdrawn;

(3) specify the principal amount of original notes to be withdrawn, which must be an authorized denomination;

(4) state that the holder is withdrawing its election to have those original notes exchanged;

(5) state the name of the registered holder of those original notes; and

(6) be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to the Issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

If original notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be either

(1) returned to the holder without cost to that holder or

(2) in the case of original notes tendered by book-entry transfer into the exchange agent’s applicable account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those original notes will be credited to an account maintained with the book-entry transfer facility for the original notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under “—How to Tender” above at any time on or prior to the expiration date.

Acceptance of Original Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, the Issuer shall be deemed to have accepted for exchange validly tendered original notes when, as and if the Issuer has given written notice of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving new notes from the Issuer and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of original notes tendered by book-entry transfer, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If the Issuer terminates the exchange offer before the expiration date, these non-exchanged original notes will be credited to the exchange agent’s applicable account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer or any extension of the exchange offer, the Issuer will not be required to issue new notes for any properly tendered original notes not previously accepted. The Issuer may terminate the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the PR Newswire or other national newswire service or, at its option, modify or otherwise amend the exchange offer, if:

(1) any action or proceeding is threatened, instituted or pending before, or any injunction, order or decree is issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(A) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer,

(B) assessing or seeking any damages as a result of the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or

(C) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the original notes in the exchange offer;

(2) any statute, rule, regulation, order or injunction is sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action is taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuer might result in any of the consequences referred to in clauses (1)(A) or (B) above or, in the sole judgment of the Issuer, might result in the holders of new notes having obligations relating to resales and transfers of new notes which are greater than those described in the interpretations of the SEC referred to in “—Terms of the Exchange” above, or would otherwise make it inadvisable to proceed with the exchange offer; or

(3) a material adverse change has occurred in the business, condition (financial or otherwise), operations, or prospects of the Issuer or Parent.

The conditions described above are for the sole benefit of the Issuer. The Issuer may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by the Issuer, giving rise to the condition. The Issuer may waive these conditions in whole or in part at any time or from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Issuer has reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

Any determination by the Issuer concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, the Issuer will not accept for exchange any original notes tendered and no new notes will be issued in exchange for any original notes, if at that time any stop order is threatened or in effect relating to:

(1) the registration statement of which this prospectus constitutes a part; or

(2) the qualification of any of the indentures under the Trust Indenture Act.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at the address set forth below.

Deliver to:

The Bank of New York

By Registered or Certified Mail:

101 Barclay Street, 7E

Corporate Trust Operations

Reorganization Unit

New York, New York 10286

Attn: Reorganization Unit

By Facsimile:

(212) 298-1915

Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

The Issuer has not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, the Issuer will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. The Issuer will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by the Issuer and are estimated at approximately $260,000.

Appraisal Rights

Holders of original notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register new notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Other

Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered original notes according to the terms of this exchange offer, the Issuer and Parent will have fulfilled a covenant contained in the terms of the original notes and the registration agreements. Holders of the original notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the original notes under the indenture, except for any rights under the registration agreements which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of Notes.”

All untendered original notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the original notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. Except under certain limited circumstances, the Issuer does not intend to register the original notes under the Securities Act.

In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected.

The Issuer may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plan to acquire any original notes that are not tendered in the exchange offer.

DESCRIPTION OF INDEBTEDNESS OF

LEVEL 3 COMMUNICATIONS, INC. AND THE ISSUER

The following is a description of the material outstanding indebtedness of Level 3 Communications, Inc. and the Issuer. For purposes of this section of the prospectus only, “Level 3” refers only to Level 3 Communications, Inc., the parent company of the Issuer. The following summaries of Level 3’s and the Issuer’s outstanding notes are qualified in their entirety by reference to the indentures to which each issue of notes relates. Copies of these indentures are available on request from Level 3.

Indebtedness of the Issuer

New Credit Agreement

As of March 13, 2007, the Issuer, as borrower, and Level 3, as guarantor, Merrill Lynch Capital Corporation, as administrative agent and collateral agent (“Merrill Lynch”), and certain other agents and certain lenders entered into a Credit Agreement (the “New Credit Agreement”), pursuant to which the lenders extended a $1.4 billion senior secured term loan to the Issuer.

A portion of the proceeds from the term loan was used by the Issuer to refinance the Issuer’s $730 million senior secured term loan under that certain credit agreement, dated as of December 1, 2004, as amended and restated on June 27, 2006, by and among the Company, Level 3 Financing, Merrill Lynch and certain lenders.

The Issuer’s obligations under the New Credit Agreement are, subject to certain exceptions, secured by certain of the assets of (i) Level 3; and (ii) certain of Level 3’s material domestic subsidiaries which are engaged in the telecommunications business and were able to grant a lien on their assets without regulatory approval. Level 3 and these subsidiaries also guarantee the obligations of the Issuer under the New Credit Agreement.

The principal amount of the senior secured term loan will be payable in full on March 13, 2014. Additional secured term loans or revolving loans may in the future be extended to the Issuer under the New Credit Agreement.

Any Alternate Base Rate Loan bears an interest rate equal to (i) the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, plus (ii) 125 basis points. Any Eurodollar Loan bears an interest rate equal to London Interbank Offered Rate (LIBOR) plus 225 basis points.

The New Credit Agreement provides that indebtedness outstanding under the senior secured term loan will be paid with all of the net available cash proceeds with respect to certain asset sales, if these proceeds are not reinvested in Level 3’s business. The New Credit Agreement contains negative covenants restricting and limiting the ability of Level 3, the Issuer and any restricted subsidiary to engage in certain activities, including:

•	limitations on indebtedness and the incurrence of liens;

•	restrictions on dividends and distributions on capital stock, and other similar distributions;

•	limitations on transactions restricting the ability of subsidiaries to pay dividends and other similar distributions;

•	restrictions on the issuance and sale of capital stock of subsidiaries;

•

restrictions on sale leaseback transactions, sales of assets and investments, including restrictions on asset transfers by guarantors under the New Credit Agreement to subsidiaries of Level 3 which are not guarantors;

•	limitations on transactions with affiliates;

•	limitations on designating subsidiaries as unrestricted subsidiaries;

•	limitations on actions with respect to existing intercompany obligations; and

•	in the case of Level 3, the Issuer and any guarantor, restrictions on mergers and sales of substantially all assets.

The New Credit Agreement does not require Level 3 or the Issuer to maintain specific financial ratios. The New Credit Agreement does contain certain events of default.

10.75% Senior Notes due 2011

On October 1, 2003, the Issuer issued $500 million aggregate principal amount of 10.75% Senior Notes due 2011 (the “10.75% Notes”) under an indenture between Level 3, as guarantor, the Issuer, and The Bank of New York as trustee. The 10.75% Notes are senior unsecured, unsubordinated obligations of the Issuer. They rank equally in right of payment with all other existing and future senior unsecured unsubordinated indebtedness of the Issuer. The 10.75% Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3 and Level 3 LLC. Level 3 LLC entered into the guarantee of the 10.75% Notes on October 20, 2004, after obtaining all material governmental authorizations and consents required for it to do so. Level 3 LLC’s guarantee of the 10.75% Notes will be subordinated to any future guarantee by Level 3 LLC of the senior secured term loan and is subordinated to Level 3 LLC’s guarantee of the Loan Proceeds Note in respect of the senior secured term loan. The 10.75% Notes bear interest at a rate of 10.75% per annum, payable semiannually in arrears on April 15 and October 15.

The Issuer may redeem the 10.75% Notes, in whole or in part, at any time on or after October 15, 2007. If a redemption occurs before October 15, 2009, the Issuer will pay a premium on the principal amount of the 10.75% Notes redeemed. This premium decreases annually from approximately 5.38% for a redemption during the twelve month period beginning on October 15, 2007 to approximately 2.69% for a redemption during the twelve month period beginning on October 15, 2008.

If an event treated as a change of control of Level 3 and/or the Issuer occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10.75% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

In connection with the 10.75% Tender Offer, on December 27, 2006, the Issuer, Level 3, Level 3 LLC and The Bank of New York, as trustee, entered into a supplemental indenture to the 10.75% Note Indenture. Pursuant to the supplemental indenture, the 10.75% Note Indenture is amended to eliminate substantially all of the covenants and certain events of default and related provisions contained in the 10.75% Note Indenture.

As of March 31, 2007, approximately $3 million aggregate principal amount of the 10.75% Notes was outstanding. A portion of the proceeds received from the offering of the additional notes on December 28, 2006 is expected to be used to purchase or otherwise satisfy the remaining 10.75% Notes.

12.25% Senior Notes due 2013

On March 14, 2006, the Issuer issued $250 million aggregate principal amount of 12.25% Senior Notes due 2013 under an indenture between Level 3, as guarantor, the Issuer, and The Bank of New York as trustee, and on April 6, 2006, the Issuer issued an additional $300 million aggregate principal amount of 12.25% Senior Notes due 2013 under such indenture (the “12.25% Notes”). The 12.25% Notes are senior unsecured, unsubordinated obligations of the Issuer. They rank equally in right of payment with all other existing and future senior unsecured unsubordinated indebtedness of the Issuer. The 12.25% Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3, Level 3 LLC and Broadwing Financial. The 12.25% Notes bear interest at a rate of 12.25% per annum, payable semiannually in arrears on March 15 and September 15 of each year.

The Issuer may redeem the 12.25% Notes, in whole or in part, at any time on or after March 15, 2010. If a redemption occurs before March 15, 2012, the Issuer will pay a premium on the principal amount of the 12.25% Notes redeemed. This premium decreases annually from approximately 6.125% for a redemption during the twelve month period beginning on March 15, 2010 to approximately 3.063% for a redemption during the twelve month period beginning on March 15, 2011. In addition, on or prior to March 15, 2009, the Issuer may redeem up to 35% of the 12.25% Notes with the proceeds of certain equity offerings of Level 3 that are contributed to the Issuer at a redemption price equal to 112.25% of the principal amount of the 12.25% Notes so redeemed.

If an event treated as a change in control of Level 3 and/or the Issuer occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 12.25% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 12.25% Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of the Issuer and Issuer restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Parent, the Issuer, future guarantors of the notes and guarantors of the Offering Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

The holders of the 12.25% Notes may force the Issuer to immediately repay the principal on the 12.25% Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

As of March 31, 2007, $550 million aggregate principal amount of the 12.25% Notes was outstanding.

Floating Rate Senior Notes due 2011

On March 14, 2006, the Issuer issued $150 million aggregate principal amount of Floating Rate Senior Notes due 2011 (the “2011 Floating Rate Notes”) under an indenture between Level 3, as guarantor, the Issuer, and The Bank of New York as trustee. The 2011 Floating Rate Notes are senior unsecured, unsubordinated obligations of the Issuer. They rank equally in right of payment with all other existing and future senior unsecured, unsubordinated indebtedness of the Issuer. The 2011 Floating Rate Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3, Level 3 LLC and Broadwing Financial. The 2011 Floating Rate Notes bear interest at a rate of LIBOR plus 6.375% per annum, reset semiannually, and payable semiannually in arrears on March 15 and September 15 of each year.

The Issuer may redeem the 2011 Floating Rate Notes, in whole or in part, at any time on or after March 15, 2008. If a redemption occurs before March 15, 2010, the Issuer will pay a premium on the principal amount of the 2011 Floating Rate Notes redeemed. This premium decreases annually from 2.0% for a redemption during the twelve month period beginning on March 15, 2008 to 1.0% for a redemption during the twelve month period beginning on March 15, 2009. In addition, on or prior to March 15, 2008, the Issuer may redeem up to 35% of the 2011 Floating Rate Notes with the proceeds of certain equity offerings of Level 3 that are contributed to the Issuer at a redemption price equal to 100.00% of the principal amount of the 2011 Floating Rate Notes so redeemed, plus a premium equal to the interest rate per annum on the 2011 Floating Rate Notes applicable on the date that notice of redemption is given.

If an event treated as a change in control of Level 3 and/or the Issuer occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2011 Floating Rate Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

In connection with the Floating Rate Tender Offer, on March 1, 2007, the Issuer, Level 3, Level 3 LLC, Broadwing Financial and The Bank of New York, as trustee, entered into a supplemental indenture to the 2011 Floating Rate Note Indenture. Pursuant to the supplemental indenture, the 2011 Floating Rate Note Indenture is amended to (i) eliminate substantially all of the covenants and certain events of default and related provisions contained in the 2011 Floating Rate Note Indenture and (ii) modify the provisions in the 2011 Floating Rate Note Indenture providing for satisfaction and discharge and covenant defeasance.

As of March 31, 2007, $6 million aggregate principal amount of the 2011 Floating Rate Notes was outstanding.

8.75% Senior Notes due 2017

On February 14, 2007, the Issuer issued $700 million aggregate principal amount of 8.75% Senior Notes due 2017 under an indenture among Level 3, as guarantor, the Issuer, and The Bank of New York as trustee (the “8.75% Notes”). The 8.75% Notes are senior unsecured, unsubordinated obligations of the Issuer. They rank equally in right of payment with all other existing and future senior unsecured unsubordinated indebtedness of the Issuer. The 8.75% Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3. The 8.75% Notes bear interest at a rate of 8.75% per annum, payable semiannually in arrears on February 15 and August 15 of each year.

The Issuer may redeem the 8.75% Notes, in whole or in part, (i) at any time prior to February 15, 2012 at a price equal to 100% of the principal amount of the 8.75% Notes redeemed plus accrued and unpaid interest to the redemption date and the applicable premium and (ii) at any time on or after February 15, 2012 at a price equal to the principal amount of 8.75% Notes redeemed plus the following premiums: (a) 4.375% for a redemption occurring during the twelve month period beginning February 15, 2012, (b) 2.917% for a redemption occurring during the twelve month period beginning February 15, 2013 and (c) 1.458% for a redemption occurring during the twelve month period beginning February 15, 2014. In addition, on or prior to February 15, 2010, the Issuer may redeem up to 35% of the 8.75% Notes with the proceeds of certain equity offerings of Level 3 that are contributed to the Issuer at a redemption price equal to 108.75% of the principal amount of the 8.75% Notes so redeemed.

If an event treated as a change in control of Level 3 and/or the Issuer occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 8.75% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 8.75% Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of the Issuer and Issuer restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Parent, the Issuer, future guarantors of the notes and guarantors of the Offering Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

The holders of the 8.75% Notes may force the Issuer to immediately repay the principal on the 8.75% Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

As of March 31, 2007, $700 million aggregate principal amount of the 8.75% Notes was outstanding.

Floating Rate Senior Notes due 2015

On February 14, 2007, the Issuer issued $300 million aggregate principal amount of Floating Rate Senior Notes due 2015 under an indenture among Level 3, as guarantor, the Issuer, and The Bank of New York as trustee (the “2015 Floating Rate Notes”). The 2015 Floating Rate Notes are senior unsecured, unsubordinated obligations of the Issuer. They rank equally in right of payment with all other existing and future senior unsecured, unsubordinated indebtedness of the Issuer. The 2015 Floating Rate Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3. The 2015 Floating Rate Notes bear interest at a rate of LIBOR plus 3.75%, which will be reset semi-annually, payable semiannually in arrears on February 15 and August 15 of each year.

The Issuer may redeem the 2015 Floating Rate Notes, in whole or in part, (i) at any time prior to February 15, 2009 at a price equal to 100% of the principal amount of the 2015 Floating Rate Notes redeemed plus accrued and unpaid interest to the redemption date and the applicable premium and (ii) at any time on or after February 15, 2009 at a price equal to the principal amount of 2015 Floating Rate Notes redeemed plus the following premiums: (a) 2.0% for a redemption occurring during the twelve month period beginning February 15, 2009 and (b) 1.0% for a redemption occurring during the twelve month period beginning February 15, 2010. In addition, on or prior to February 15, 2009, the Issuer may redeem up to 35% of the 2015 Floating Rate Notes with the proceeds of certain equity offerings of Level 3 that are contributed to the Issuer at a redemption price equal to 100% of the principal amount of the 2015 Floating Rate Notes so redeemed.

If an event treated as a change in control of Level 3 and/or the Issuer occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2015 Floating Rate Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 2015 Floating Rate Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of the Issuer and Issuer restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Parent, the Issuer, future guarantors of the notes and guarantors of the Offering Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

The holders of the 2015 Floating Rate Notes may force the Issuer to immediately repay the principal on the 2015 Floating Rate Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

As of March 31, 2007, $300 million aggregate principal amount of the 2015 Floating Rate Notes was outstanding.

Indebtedness of Level 3 Communications, Inc.

6% Convertible Subordinated Notes due 2009

On September 20, 1999, Level 3 issued $823 million aggregate principal amount of 6% Convertible Subordinated Notes due 2009 (the “2009 Convertible 6% Notes”) under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 2009 Convertible 6% Notes are unsecured, subordinated obligations of Level 3.

The 2009 Convertible 6% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or unless Level 3 has caused the conversion rights to expire. The 2009 Convertible 6% Notes may be converted at the initial rate of 15.3401 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $65.19 per share.

Level 3 may cause the conversion rights of the holders of 2009 Convertible 6% Notes to expire at any time prior to the maturity date of the notes. Level 3 may exercise this option if the current market price of the common stock exceeds 140% of the prevailing conversion price then in effect, for at least 20 trading days within any 30-day period of consecutive trading days, including the last trading day of such period.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. Level 3 will pay the repurchase price in cash or, at Level 3’s option but subject to the satisfaction of certain conditions, in shares of common stock.

In the event of a bankruptcy, liquidation or reorganization of Level 3, an acceleration of the 2009 Convertible 6% Notes due to an event of default under the indenture, and certain other events, the payment of the principal of, premium, if any, and interest on the 2009 Convertible 6% Notes will be subordinated in right of payment to the prior full and final payment in cash of all senior debt of Level 3.

The holders of the 2009 Convertible 6% Notes may force Level 3 to immediately repay the principal on the 2009 Convertible 6% Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

As of March 31, 2007, approximately $362 million aggregate principal amount of the 2009 Convertible 6% Notes was outstanding.

11% Senior Notes due 2008

On February 29, 2000, Level 3 issued $800 million aggregate principal amount of 11% Senior Notes due 2008 (the “11% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 11% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11% Notes bear interest at a rate of 11% per annum, payable semiannually in arrears on March 15 and September 15.

The 11% Notes are not redeemable at the option of Level 3 prior to maturity.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 11% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

As of March 31, 2007, approximately $20 million aggregate principal amount of the 11% Notes was outstanding.

Euro-Denominated Senior Notes

10.75% Senior Notes due 2008

On February 29, 2000, Level 3 issued €500 million aggregate principal amount of 10.75% Senior Notes due 2008 (the “10.75% Euro Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 10.75% Euro Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 10.75% Euro Notes bear interest at a rate of 10.75% per annum, payable semiannually in arrears on March 15 and September 15.

The 10.75% Euro Notes are not redeemable at the option of Level 3 prior to maturity.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10.75% Euro Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

In connection with the Euro Tender Offer, on March 6, 2007, the Issuer, Level 3 and The Bank of New York, as trustee, entered into a supplemental indenture to the Euro Note Indenture. Pursuant to the supplemental indenture, the Euro Note Indenture is amended to eliminate substantially all of the covenants and certain events of default and related provisions contained in the Euro Note Indenture.

As of March 31, 2007, approximately €4 million aggregate principal amount of the 10.75% Euro Notes was outstanding.

6% Convertible Subordinated Notes due 2010

On February 29, 2000 Level 3 issued $862.5 million aggregate principal amount of 6% Convertible Subordinated Notes due 2010 (the “2010 Convertible 6% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 2010 Convertible 6% Notes are unsecured, subordinated obligations of Level 3.

The 2010 Convertible 6% Notes are convertible into shares of Level 3 common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed, or unless Level 3 has caused the conversion rights to expire. The 2010 Convertible 6% Notes may be converted at the initial rate of 7.416 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $134.84 per share.

Level 3 may cause the rights of the holders of the 2010 Convertible 6% Notes to expire at any time prior to the maturity date of the notes. Level 3 may exercise this option to cause the conversion rights to expire only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of common stock exceeds 140% of the prevailing conversion price then in effect.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2010 Convertible 6% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. Level 3 will pay the repurchase price in cash or, at Level 3’s option but subject to the satisfaction of certain conditions, in shares of common stock.

In the event of a bankruptcy, liquidation or reorganization of Level 3, an acceleration of the 2010 Convertible 6% Notes due to an event of default under the indenture relating to the 2010 Convertible 6% Notes, and certain other events, the payment of the principal of, premium, if any, and interest on the 2010 Convertible 6% Notes will be subordinated in right of payment to the prior full and final payment in cash of all senior debt of Level 3.

The indenture relating to the 2010 Convertible 6% Notes also contains a provision relating to the acceleration of the 2010 Convertible 6% Notes that is substantially similar to that contained in the indenture relating to the 2009 Convertible 6% Notes.

As of March 31, 2007, approximately $514 million aggregate principal amount of the 2010 Convertible 6% Notes was outstanding.

2.875% Senior Convertible Notes due 2010

On July 8, 2003, Level 3 issued $373.75 million aggregate principal amount of 2.875% Senior Convertible Notes due 2010 (the “2010 Convertible 2.875% Notes”) under an indenture between Level 3 and The Bank of

New York, as trustee. The 2010 Convertible 2.875% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The 2010 Convertible 2.875% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The 2010 Convertible 2.875% Notes may be converted at the initial rate of 139.2758 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $7.18 per share.

Level 3 may redeem the 2010 Convertible 2.875% Notes, in whole or in part, at any time after July 15, 2007 only if the closing sale price of Level 3’s common stock exceeds a specified percentage of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of that period. The specified percentage decreases annually from 170% in the 12-month period beginning July 15, 2007 to 150% in the 12-month period beginning July 15, 2009. Level 3 must pay a “make whole” payment equal to the present value of all remaining scheduled payments of interest on the 2010 Convertible 2.875% Notes to be redeemed through and including July 15, 2010.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2010 Convertible 2.875% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any.

The indenture also contains a provision relating to the acceleration of the 2010 Convertible 2.875% Notes that is substantially similar to that contained in the indenture relating to the 2009 Convertible 6% Notes.

As of March 31, 2007, approximately $374 million aggregate principal amount of the 2010 Convertible 2.875% Notes was outstanding.

9% Convertible Senior Discount Notes due 2013

On October 24, 2003, Level 3 issued $295 million aggregate principal amount at maturity of 9% Convertible Senior Discount Notes due 2013 (the “9% Convertible Senior Discount Notes”), together with 20 million shares of Level 3 common stock, in exchange for approximately $352 million (book value) of debt and accrued interest outstanding as of that date. The 9% Convertible Senior Discount Notes were issued under an indenture between Level 3 and The Bank of New York and are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The 9% Convertible Senior Discount Notes were offered at a discount of 29.527% to their aggregate principal amount at maturity. The 9% Convertible Senior Discount Notes accrete at a rate of 9% per year, compounded semiannually, to 100% of their aggregate principal amount at maturity by October 15, 2007. Cash interest will not accrue on the 9% Convertible Senior Discount Notes prior to October 15, 2007; however, Level 3 may currently elect to commence the accrual of cash interest on all outstanding 9% Convertible Senior Discount Notes, in which case the outstanding principal amount at maturity of each 9% Convertible Senior Discount Note, will, on the elected commencement date, be reduced to the accreted value of the 9% Convertible Senior Discount Note as of that date and cash interest shall be payable on April 15 and October 15 thereafter. Commencing October 15, 2007, interest on the 9% Convertible Senior Discount Notes will accrue at the rate of 9% per year and will be payable in cash semiannually in arrears.

The 9% Convertible Senior Discount Notes are convertible into shares of common stock at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The 9% Convertible Senior Discount Notes may be converted at the initial conversion price of $9.991 per share, subject to adjustment in certain circumstances. The total number of shares issuable upon conversion will range from approximately 22 million to 30 million shares depending upon the total accretion prior to conversion.

Level 3 may redeem the 9% Convertible Senior Discount Notes, in whole or in part, at any time on or after October 15, 2008 only if the closing sale price of Level 3’s common stock exceeds a specified percentage of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of that period. The specified percentage is 140% in the 12-month period beginning October 15, 2008 and decreases to 130% and 120% on October 15, 2009 and 2010, respectively, if the initial holders sell greater than 33.33% of the 9% Convertible Senior Discount Notes. The redemption price is payable in cash and is equal to 100% of the accreted value of the 9% Convertible Senior Discount Notes to be redeemed as of the redemption date plus accrued and unpaid interest, to, but excluding, the redemption date.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 9% Convertible Senior Discount Notes at a purchase price of 101% of aggregate accreted value of the notes so purchased as of the date designated for payment, plus accrued and unpaid interest, if any, to, but excluding, that date.

The indenture also contains a provision relating to the acceleration of the 9% Convertible Senior Discount Notes that is substantially similar to that contained in the indenture relating to the 2009 Convertible 6% Notes.

As of March 31, 2007, approximately $295 million aggregate principal amount at maturity of the 9% Convertible Senior Discount Notes was outstanding.

5.25% Convertible Senior Notes due 2011

On December 2, 2004, Level 3 issued $345 million aggregate principal amount of 5.25% Convertible Senior Notes due 2011 (the “2011 Convertible 5.25% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 2011 Convertible 5.25% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The 2011 Convertible 5.25% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The 2011 Convertible 5.25% Notes may be converted at the initial rate of 251.004 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $3.984 per share.

Level 3 may redeem the 2011 Convertible 5.25% Notes, in whole or in part, at any time after December 15, 2008. If a redemption occurs before December 15, 2010, Level 3 will pay a premium on principal amount of the 2011 Convertible 5.25% Notes redeemed. The premium for the 12 month period beginning December 15, 2008 is equal to 102.25%, for the 12 month period beginning December 15, 2009 is equal to 101.50% and for the 12 month period beginning December 15, 2010 and thereafter 100.75%.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2011 Convertible 5.25% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any, plus in certain circumstances a “make-whole premium” that is based on a table included in the indenture relating to the 2011 Convertible 5.25% Notes and the date on which the change in control becomes effective as well as the price paid per share of our common stock in the change of control transaction.

The indenture also contains a provision relating to the acceleration of the 2011 Convertible 5.25% Notes that is substantially similar to that contained in the indenture relating to the 2009 Convertible 6% Notes.

As of March 31, 2007, approximately $345 million aggregate principal amount of the 2011 Convertible 5.25% Notes was outstanding.

10% Convertible Senior Notes due 2011

On April 4, 2005, Level 3 issued $880 million aggregate principal amount of 10% Convertible Senior Notes due 2011 (the “2011 Convertible 10% Notes”) under an indenture and supplement between Level 3 and The

Bank of New York, as trustee. The 2011 Convertible 10% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The 2011 Convertible 10% Notes are currently convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The conversion right will be accelerated in the event of a change of control as defined in the indenture. For each $1,000 principal amount of 2011 Convertible 10% Notes surrendered for conversion a holder will receive 277.77 shares of our common stock.

Level 3 may redeem the 2011 Convertible 10% Notes, in whole or in part, at any time after May 1, 2009. If a redemption occurs before maturity, Level 3 will pay a premium on principal amount of the 2011 Convertible 10% Notes redeemed. The premium for the 12 month period beginning May 1, 2009 is equal to 3.33% and for the 12 month period beginning May 1, 2010 and thereafter 1.67%.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2011 Convertible 10% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any, plus in certain circumstances a “make-whole premium” that is based on a table included in the indenture relating to the 2011 Convertible 10% Notes and the date on which the change in control becomes effective as well as the price paid per share of our common stock.

The indenture also contains a provision relating to the acceleration of the 2011 Convertible 10% Notes that is substantially similar to that contained in the indenture relating to the 2009 Convertible 6% Notes.

As of March 31, 2007, approximately $275 million aggregate principal amount of the 2011 Convertible 10% Notes was outstanding.

11.5% Senior Notes due 2010

On January 13, 2006, Level 3 issued approximately $692 million in aggregate principal amount of 11.5% Senior Notes due 2010 (the “11.5% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 11.5% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11.5% Notes bear interest at a rate of 11.5% per annum, payable semiannually on March 1 and September 1.

Level 3 may redeem the 11.5% Notes, in whole or in part, at any time on or after March 1, 2009. The 11.5% Notes are not redeemable prior to such time.

If an event treated as a change of control of Level 3 occurs, Level 3, will be obligated, subject to certain conditions, to offer to purchase all of the 11.5% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

In connection with the 11.5% Tender Offer, on March 13, 2007, Level 3 and The Bank of New York, as trustee, entered into a supplemental indenture to the 11.5% Note Indenture. Pursuant to the supplemental indenture, the 11.5% Note Indenture is amended to eliminate substantially all of the covenants and certain events of default and related provisions contained in the 11.5% Note Indenture.

As of March 31, 2007, approximately $15 million in aggregate principal amount of the 11.5% Notes was outstanding.

3.5% Convertible Senior Notes due 2012

On June 13, 2006, Level 3 issued $335 million aggregate principal amount of 3.5% Convertible Senior Notes due 2012 (the “2012 Convertible 3.5% Notes”) under an amended and restated indenture dated as of

July 8, 2003 between Level 3 and The Bank of New York, as trustee, as supplemented by a supplemental indenture dated as of June 13, 2006. The 2012 Convertible 3.5% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The 2012 Convertible 3.5% Notes are convertible by holders into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. For each $1,000 principal amount of 2012 Convertible 3.5% Notes surrendered for conversion a holder will receive 183.1502 shares of common stock of Level 3, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $5.46 per share.

Level 3 may redeem the 2012 Convertible 3.5% Notes, in whole or in part, at any time after June 15, 2010. If a redemption occurs before maturity, Level 3 will pay a premium on the principal amount of the 2012 Convertible 3.5% Notes redeemed. The premium for the 12 month period beginning June 15, 2010 is equal to 1.17% and for the 12 month period beginning June 15, 2011 is 0.58%.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2012 Convertible 3.5% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. If a holder of 2012 Convertible 3.5% Notes elects to convert its notes in connection with certain changes in control, Level 3 will pay, to the extent described in the indenture relating to such notes, a make whole premium by increasing the number of shares deliverable upon conversion of such notes.

The indenture also contains a provision relating to the acceleration of the 2012 Convertible 3.5% Notes that is substantially similar to that contained in the indenture relating to the 2009 Convertible 6% Notes.

As of March 31, 2007, approximately $335 million aggregate principal amount of the 2012 Convertible 3.5% Notes was outstanding.

DESCRIPTION OF NOTES

General

The new notes, like the original notes, will be issued under an Indenture, dated as of October 30, 2006 (the “Indenture”), among Level 3 Communications, Inc. (“Parent”), Level 3 Financing, Inc. (the “Issuer”) and The Bank of New York, as trustee under the Indenture (the “Trustee”). Copies of the Indenture are available from Parent or the Issuer on request. For purposes of this Description of Notes, the term “Issuer” refers only to Level 3 Financing, Inc. and not to any of its subsidiaries or its parent company, Level 3 Communications, Inc., and the term “Parent” refers only to Level 3 Communications, Inc. and not to any of its subsidiaries, in each case except for purposes of financial data determined on a consolidated basis. For purposes of this Description of Notes, all references to the “Notes” shall be deemed to refer collectively to the original notes and the new notes.

The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.”

The Notes are unsubordinated unsecured obligations of the Issuer, ranking equal in right of payment with all existing and future unsecured indebtedness of the Issuer that is not expressly subordinated in right of payment to the Notes, and are senior in right of payment to all existing and future indebtedness of the Issuer that is expressly subordinated in right of payment to the Notes. The Notes, however, are effectively subordinated to the Issuer’s existing and future secured obligations, including secured obligations under existing and future credit facilities, receivables, purchase money indebtedness, capitalized leases and certain other arrangements, to the extent of the value of the collateral securing such obligations. Additionally, the Notes are effectively subordinated to all liabilities, including trade payables, of the Issuer’s subsidiaries that are not Guarantors. As of March 31, 2007, the Issuer (excluding its subsidiaries) would have had $4.209 billion of indebtedness outstanding, of which $1.4 billion would have been secured indebtedness, of which $1.809 billion would have been guaranteed by Level 3 LLC (which includes, upon having received all required governmental authorizations and consents, Level 3 LLC’s April 9, 2007 guarantee of the notes) and all of which would have been guaranteed by Parent.

For a summary of certain risks relating to the Notes, see “Risk Factors.”

Note Guarantees

The Issuer’s obligations under the Indenture, including the repurchase obligation resulting from a Change of Control Triggering Event, are fully and unconditionally guaranteed, jointly and severally, on an unsubordinated unsecured basis by Parent, Broadwing Financial and Level 3 LLC and each Restricted Subsidiary that becomes a Guarantor pursuant to the terms of the Indenture. A Restricted Subsidiary will only be required to become a Guarantor if it incurs specified types of Debt or provides a Guarantee of the 10.75% Notes, the 12.25% Notes, the 2011 Floating Rate Notes, the 8.75% Notes or the 2015 Floating Rate Notes. Each Note Guarantee is a general unsecured obligation of the Guarantor, is effectively subordinated to any existing or future secured Debt of the Guarantor, to the extent of the value of the assets securing such Debt, is senior in right of payment to any existing or future Debt of the Guarantor that is expressly subordinated in right of payment to the Note Guarantee, and is equal in right of payment with any existing or future unsecured Debt of the Guarantor that is not expressly subordinated in right of payment to the Note Guarantee, including any Guarantee of the 10.75% Notes, the 12.25% Notes, the 2011 Floating Rate Notes, the 8.75% Notes or the 2015 Floating Rate Notes. As further described in the fourth succeeding paragraph, the Note Guarantee of a Restricted Subsidiary may be subordinated in the future to any guarantee of any Qualified Credit Facility issued by such Restricted Subsidiary, including the New Credit Agreement. As of March 31, 2007, Parent (excluding its subsidiaries) had approximately $2.526 billion of indebtedness outstanding, none of which constituted secured indebtedness and $876 million of which constituted subordinated indebtedness. As of March 31, 2007, the Issuer and its subsidiaries in the aggregate had approximately $4.324 billion of indebtedness (excluding intercompany payables to Parent and its subsidiaries) outstanding, approximately $1.515 billion of which constituted secured indebtedness and none of which constituted subordinated indebtedness. All such indebtedness (other than the 8.75% Notes, the 2015 Floating Rate Notes and the New Credit Agreement) is guaranteed by Level 3 LLC. Under the circumstances described below under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries,” Parent is permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. The Unrestricted Subsidiaries will not guarantee the Notes.

Level 3 LLC entered into a Guarantee of the Notes on April 9, 2007, a Guarantee of the 10.75% Notes on October 20, 2004, and a Guarantee of the 12.25% Notes and the 2011 Floating Rate Notes as of October 12, 2006, in each case, after obtaining all material authorizations and consents of Federal and State Governmental Authorities required for it to do so.

If any Guarantor makes payments under its Note Guarantee, each of the Issuer and the other Guarantors must contribute their share of such payments. The Issuer’s and the other Guarantors’ shares of such payments will be computed based on the proportion that the Consolidated Net Worth of the Issuer or the relevant Guarantor represents relative to the aggregate Consolidated Net Worth of the Issuer and all the Guarantors combined.

The Note Guarantee of a Guarantor (other than Parent) will be released (a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the covenant described under “—Certain Covenants—Limitation on Asset Dispositions” (or Parent certifies in an Officers’ Certificate to the Trustee that it will comply with the requirements of such covenant relating to application of the proceeds of such sale or disposition), (b) in connection with any sale of all of the Capital Stock of a Guarantor (other than Parent) to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor complies with the covenant described under “—Certain Covenants—Limitation on Asset Dispositions” (or Parent certifies in an Officers’ Certificate to the Trustee that it will comply with the requirements of such covenant relating to application of the proceeds of such sale or disposition), (c) if Parent properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries” or (d) if the Issuer exercises the legal defeasance option or covenant defeasance option as described under “ —Satisfaction and Discharge of the Indenture; Defeasance.”

The Issuer, the Guarantors and the Trustee may, without notice to or consent of any holders of Notes, enter into one or more indentures supplemental to the Indenture, or amend any indenture supplemental to the Indenture entered into by the Issuer, such Guarantor and the Trustee for the purpose of adding an additional Note Guarantee pursuant to the covenants described under “—Certain Covenants—Limitation on Consolidated Debt,” “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” or “—Certain Covenants—Limitation on Actions with respect to Existing Intercompany Obligations,” to provide that the payment obligation on a Note Guarantee of a Guarantor (other than Parent or any Sister Restricted Subsidiary) be expressly subordinated in any bankruptcy, liquidation or winding up proceeding of such Guarantor to the prior payment in full in cash of all obligations of such Guarantor under any Guarantee of, or obligation as borrower under, any Qualified Credit Facility Incurred by Parent or a Restricted Subsidiary in accordance with clause (ii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Consolidated Debt” or clause (ii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries;” provided, however, that (x) the terms of the subordination of a Note Guarantee to any such Guarantee of, or obligation as borrower under, a Qualified Credit Facility may not eliminate or otherwise adversely affect the subordination of the payment obligation on any other Debt of such Guarantor to the payment obligation of the Note Guarantee of such Guarantor and (y) any Guarantee (other than a Guarantee of such Qualified Credit Facility) by such Guarantor of the 10.75% Notes, the 12.25% Notes, the 2011 Floating Rate Notes, the 8.75% Notes, the 2015 Floating Rate Notes or any other Debt of Parent or any Sister Restricted Subsidiary also shall be expressly subordinated in any bankruptcy, liquidation or winding up proceeding of such Guarantor to the prior payment in full in cash of all obligations of such Guarantor under its Guarantee of such Qualified Credit Facility to at least the same extent and on the same terms and conditions as the subordination provisions applicable to such Guarantor’s Note Guarantee. Level 3 LLC’s Guarantee of the Notes, the 10.75% Notes, the 12.25% Notes and the 2011 Floating Rate Notes will be subordinated to Level 3 LLC’s future Guarantee of the New Credit Agreement. If Level 3 LLC Guarantees the Notes, the Note Guarantee will be subordinated to Level 3 LLC’s Guarantee of the New Credit Agreement. The Issuer entered into a subordination agreement in accordance with the foregoing provisions subordinating Level 3 LLC’s payment obligations on the Offering Proceeds Note to Level 3 LLC’s payment obligations in respect of the Loan Proceeds Note in any bankruptcy, liquidation or winding up proceeding of Level 3 LLC.

The Issuer is a holding company with no material assets other than the stock of its subsidiaries, an offering proceeds note related to its issuance of the 10.75% Notes, a loan proceeds note related to the New Credit Agreement, an offering proceeds note related to its issuance of the 2011 Floating Rate Notes, an offering proceeds note related to its issuance of the 12.25% Notes, an offering proceeds note related to its issuance of the 8.75% Notes, an offering proceeds note related to its issuance of the 2015 Floating Rate Notes and the Offering Proceeds Note (which Offering Proceeds Note was amended and restated on December 28, 2006 to reflect an increase in the principal amount thereof). Accordingly, the Issuer depends upon dividends, loans or other distributions from its subsidiaries, or capital contributions from Parent, to generate the funds necessary to meet its financial obligations, including its obligations to pay you as a holder of the Notes. The Issuer’s subsidiaries may not generate earnings sufficient to enable it to meet its payment obligations. The Issuer’s subsidiaries are legally distinct from it and, unless they guarantee the Notes, have no obligation to pay amounts due on the Issuer’s debt or to make funds available to it for such payment. Similarly, Parent is a holding company with no material assets other than the stock of its subsidiaries. Accordingly, Parent depends upon dividends, loans or other distributions from its subsidiaries, including the Issuer, to generate the funds necessary to meet its financial obligations, including its obligations as a Guarantor. Future debt of certain of the Issuer’s subsidiaries may prohibit the payment of dividends or the making of loans or advances to Parent or the Issuer. In addition, the ability of such subsidiaries to make such payments, loans or advances is limited by the laws of the relevant states in which such subsidiaries are organized or located. In certain circumstances, the prior or subsequent approval of such payments, loans or advances is required from applicable regulatory bodies or other governmental entities. To the extent the Issuer cannot access the cash flow of its subsidiaries, and Parent is unable to access the cash flow of its subsidiaries, including the Issuer, the Issuer may not have access to sufficient cash to repay the Notes, and Parent may not have sufficient cash to comply with its guarantee obligations on the Notes. Holders of any preferred stock of any of the Issuer’s subsidiaries that are not Guarantors and creditors, including trade creditors and other subsidiaries of Parent that have made intercompany loans to the Issuer’s subsidiaries, of any of those subsidiaries have and will have claims relating to the assets of that subsidiary that are senior to the Notes. That is, the Notes are structurally subordinated to the debt, preferred stock and other obligations of the Issuer’s subsidiaries that are not Guarantors. All of the Issuer’s existing debt (other than the 8.75% Notes, the 2015 Floating Rate Notes and the New Credit Agreement) is guaranteed by Level 3 LLC. Holders of the Notes have no claims to the assets of any of the Issuer’s subsidiaries. See “Risk Factors—Risks Relating to an Investment in the Notes—The Issuer’s subsidiaries must make payments to the Issuer in order for the Issuer to make payments on the notes, and Parent’s subsidiaries must make payments to Parent in order for Parent to make payment on its obligations as a guarantor of the notes” and “Risk Factors—Risks Relating to an Investment in the Notes—Because the notes are structurally subordinated to the obligations of the Issuer’s subsidiaries, you may not be fully repaid if the Issuer becomes insolvent.”

Principal, Maturity and Interest

In the exchange offer, the Issuer is issuing up to $1,250,000,000 aggregate principal amount of 9.25% Senior Notes due 2014 (the “New Notes”) in exchange for original notes issued under the Indenture. Subject to compliance with the covenant described under “—Certain Covenants—Debt of the Issuer and Issuer Restricted Subsidiaries,” the Issuer can issue an unlimited amount of additional Notes at later dates under the Indenture. The Issuer can issue additional Notes as part of the same series or as an additional series. Any additional Notes that the Issuer issues in the future will be identical in all respects to the Notes that the Issuer is issuing now in the exchange offer, except that Notes issued in the future will have different issuance prices and issuance dates.

The Notes will mature on November 1, 2014. Interest on the Notes accrues at the rate of 9.25% per annum from the Issue Date, or from the most recent date to which interest has been paid, and will be payable in cash semiannually in arrears on May 1 and November 1, commencing May 1, 2007, to the persons who are registered holders of the Notes at the close of business on the preceding April 15 or October 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. For purposes of this “Description of Notes,” all references herein to the “Notes” shall be deemed to refer collectively to the New Notes and any additional Notes issued at later dates.

Payment. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer, which, unless otherwise provided by the Issuer, will be the offices of the Trustee. At the option of the Issuer, interest may be paid by check mailed to the registered holders at their registered addresses. The Notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples thereof. The Notes will be issued only against payment in immediately available funds. No service charge will be made for any registration of transfer or exchange of the Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The applicable interest rate on the New Notes is subject to increase in the circumstances (such additional interest being referred to as “Special Interest”) described under “Exchange Offer.” All references herein to interest on the New Notes shall include such Special Interest, if appropriate.

Book-Entry, Delivery and Form

The New Notes will initially be issued in the form of one or more global securities registered in the name of The Depository Trust Company, or DTC, or its nominee.

The New Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depositary Procedures. The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New

York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies (“indirect participants”), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own Notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each Note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the Notes represented by such Global Note purchased by such participants in the exchange offer. Such accounts shall be designated by the initial purchasers. Investors in the Rule 144A Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not participants may hold their interests therein indirectly through the organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note other than participants).

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The Issuer has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The Issuer expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants.

Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Issuer understands that under existing industry practices, in the event that the Issuer requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes. A Global Note is exchangeable for certificated Notes only if:

(a) DTC notifies the Issuer that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary within 90 days after the date of such notice,

(b) the Issuer in its discretion at any time determines not to have all the Notes represented by such Global Note, or

(c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Note.

Any Global Note that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes:

(a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

(b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Issuer maintained for such purposes, and

(c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Optional Redemption

The Notes are subject to redemption at the option of the Issuer, in whole or in part, at any time or from time to time on or after November 1, 2010 upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve months beginning November 1, of the years indicated below:

Year	Redemption Price
2010	104.625%
2011	102.313%
2012	100.000%

In addition, at any time or from time to time on or prior to November 1, 2009, the Issuer may redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 109.250% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds contributed to the capital of the Issuer of one or more private placements to Persons other than Affiliates of Parent or underwritten public offerings of Common Stock of Parent resulting, in each case, in gross proceeds of at least $100 million in the aggregate; provided, however, that at least 65% of the original aggregate principal amount of the Notes (including any additional Notes) would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days’ prior notice.

Mandatory Redemption

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to Offer to Purchase Notes as described under “—Certain Covenants—Change of Control Triggering Event,” “—Certain Covenants—Limitation on Asset Dispositions” and “—Certain Covenants—Limitation on Actions with respect to Existing Intercompany Obligations.” The Issuer may from time to time purchase Notes in the open market or otherwise.

Subordination of Existing Intercompany Obligations

The Issuer lent the net proceeds of the issuance of the initial notes, together with cash on hand, to Level 3 Communications, LLC (“Level 3 LLC”), a direct Wholly Owned Subsidiary of the Issuer, in return for an intercompany demand note (the “Offering Proceeds Note”) from Level 3 LLC in an equal principal amount. The Issuer lent the aggregate principal amount of the additional notes to Level 3 LLC, and in connection therewith the Issuer and Level 3 LLC amended and restated the Offering Proceeds Note to reflect an increase in the principal amount of the Offering Proceeds Note. The Offering Proceeds Note is pledged by the Issuer to secure its obligations under the New Credit Agreement. Level 3 LLC is the obligor on an existing intercompany demand note (the “Parent Intercompany Note”) to Parent to evidence loans from Parent to Level 3 LLC, is the obligor on an existing intercompany demand note (the “10.75% Proceeds Note”) to the Issuer to evidence a loan made by the Issuer to Level 3 LLC in an aggregate principal amount of $500 million, representing the gross proceeds to the Issuer from the issuance of the 10.75% Notes, is the obligor on an existing intercompany demand note (the “12.25% Proceeds Note”) to the Issuer to evidence a loan made by the Issuer to Level 3 LLC in an aggregate principal amount of $550 million, representing the gross proceeds to the Issuer from the issuance of the 12.25% Notes, is the obligor on an existing intercompany demand note (the “2011 Floating Rate Proceeds Note”) to the Issuer to evidence a loan made by the Issuer to Level 3 LLC in an aggregate principal amount of $150 million, representing the gross proceeds to the Issuer from the issuance of the 2011 Floating Rate Notes, is the obligor on an existing intercompany demand note (the “8.75% Proceeds Note”) to the Issuer to evidence a loan made by the Issuer to Level 3 LLC in an aggregate principal amount of $700 million, representing the gross proceeds to the Issuer from the issuance of the 8.75% Notes, and is the obligor on an existing intercompany demand note (the “2015 Floating Rate Proceeds Note”) to the Issuer to evidence a loan made by the Issuer to Level 3 LLC in an aggregate principal amount of $300 million, representing the gross proceeds to the Issuer from the issuance of the 2015 Floating Rate Notes. As of March 31, 2007, the outstanding principal amount of the Parent Intercompany Note was approximately $15.7 billion, the principal amount outstanding under the 10.75% Proceeds Note was approximately $3 million, the principal amount outstanding under the 12.25% Proceeds Note was $550 million, the principal amount outstanding under the 2011 Floating Rate Proceeds Note was $6 million, the principal amount outstanding under the 8.75% Proceeds Note was approximately $700 million and the principal amount outstanding under the 2015 Floating Rate Proceeds Note was approximately $300 million. On March 13, 2007, Level 3, as guarantor, the Issuer, as borrower, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and certain other agents and certain lenders entered into a credit agreement (the “New Credit Agreement”) pursuant to which the lenders extended a $1.4 billion senior secured term loan to the Issuer. The Issuer lent the proceeds of the term loan to Level 3 LLC in return for an intercompany demand note issued by Level 3 LLC (the “Loan Proceeds Note”). The Issuer’s obligations under the New Credit Agreement are secured by the Parent Intercompany Note, the 10.75% Proceeds Note, the Loan Proceeds Note, the Floating Rate Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Offering Proceeds Note. Each of the 10.75% Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Floating Rate Proceeds Note was subordinated to the Loan Proceeds Note pursuant to an omnibus subordination agreement by and among the Issuer, Parent and Level 3 LLC. As of March 31, 2007, the principal amount outstanding under the Loan Proceeds Note was $1.4 billion. Parent and the Issuer entered into a subordination agreement (the “Subordination Agreement”) that provides that upon a total or partial liquidation, dissolution or winding up of Level 3 LLC or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Level 3 LLC or its Property, (a) the Issuer will be entitled to receive payment in full in cash of the Offering Proceeds Note before Level 3 LLC may make any payment of principal of or interest on the Parent Intercompany Note to Parent, and (b) until the Offering Proceeds Note is paid in full in cash, any distribution to which Parent would be entitled but for the Subordination Agreement will be made to the Issuer as its interests may appear. If a distribution is made to Parent that because of the Subordination Agreement should not have been made to Parent, Parent shall hold such distribution in trust for the Issuer and pay it over to the Issuer as the Issuer’s interests may appear. No right of the Issuer to enforce the subordination of the Offering Proceeds Note shall be impaired by any act or failure to act by the Issuer or by its failure to comply with the Subordination Agreement. Parent, the Issuer and Level 3 LLC will be restricted from taking certain actions with respect to the Offering Proceeds Note, the Parent Intercompany Note and the Subordination Agreement as set forth in the covenant described below under “—Certain Covenants—Limitation on Actions with respect to Existing Intercompany Obligations.” The Parent Intercompany Note is subordinated on the same terms to the 10.75% Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Floating Rate Proceeds Note as the Parent Intercompany Note is subordinated to the Offering Proceeds Note. In addition, the Issuer and Level 3 LLC entered into an offering proceeds note subordination agreement that subordinates the right of the Issuer to payment under the Offering Proceeds Note to the right of the Issuer (in its capacity as borrower under the New Credit Agreement) to payment under the Loan Proceeds Note upon the liquidation, dissolution or winding up of Level 3 LLC or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Level 3 LLC or its property. The 10.75% Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Floating Rate Proceeds Note are subordinated on the same terms to the Loan Proceeds Note as the Offering Proceeds Note is subordinated to the Loan Proceeds Note. Accordingly, the right of the Issuer to payment under the Offering Proceeds Note is pari passu to the right of the Issuer to payment under the 10.75% Proceeds Note, the 12.25% Proceeds Note, the 8.75% Proceeds Note, the 2015 Floating Rate Proceeds Note and the Floating Rate Proceeds Note.

As a condition to Incurring specified types of Debt pursuant to the covenants described below under “—Certain Covenants—Limitation on Consolidated Debt,” “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” and “—Certain Covenants—Limitation on Actions with respect to Existing Intercompany Obligations,” Restricted Subsidiaries will be required to guarantee (an “Offering Proceeds Note Guarantee”) Level 3 LLC’s obligations under the Offering Proceeds Note and, in certain circumstances, subordinate the Debt that is Incurred to such Offering Proceeds Note Guarantee.

The Offering Proceeds Note Guarantee of an Offering Proceeds Note Guarantor will be released (a) in connection with any sale or other disposition of all or substantially all of the assets of that Offering Proceeds Note Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Offering Proceeds Note Guarantor complies with the covenant described under “—Certain Covenants—Limitation on Asset Dispositions” (or Parent certifies in an Officers’ Certificate to the Trustee that it will comply with the requirements of such covenant relating to application of the proceeds of such sale or disposition), (b) in connection with any sale of all of the Capital Stock of an Offering Proceeds Note Guarantor to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary, if the sale of all such Capital Stock of that Offering Proceeds Note Guarantor complies with the covenant described under “ —Certain Covenants—Limitation on Asset Dispositions” (or Parent certifies in an

Officers’ Certificate to the Trustee that it will comply with the requirements of such covenant relating to application of the proceeds of such sale or disposition), (c) if Parent properly designates any Restricted Subsidiary that is an Offering Proceeds Note Guarantor as an Unrestricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries” or (d) if the Issuer exercises the legal defeasance option or covenant defeasance option as described under “—Satisfaction and Discharge of the Indenture; Defeasance.”

An Offering Proceeds Note Guarantor and Level 3 LLC may enter into an agreement or arrangement that provides that the payment obligation on an Offering Proceeds Note Guarantee (and in the case of Level 3 LLC, on the Offering Proceeds Note) of an Offering Proceeds Note Guarantor (other than Parent or any Sister Restricted Subsidiary) be expressly subordinated in any bankruptcy, liquidation or winding up proceeding of such Offering Proceeds Note Guarantor to the prior payment in full in cash of all obligations of such Offering Proceeds Note Guarantor or Level 3 LLC, as applicable, under any Guarantee of, or obligation as borrower under, any Qualified Credit Facility Incurred by Parent or a Restricted Subsidiary in accordance with clause (ii) of paragraph (b) of the covenant described under “ —Certain Covenants—Limitation on Consolidated Debt” or clause (ii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries;” provided, however, that (x) the terms of the subordination of an Offering Proceeds Note Guarantee, or in the case of Level 3 LLC, the Offering Proceeds Note, to any such Guarantee of or obligation as borrower under a Qualified Credit Facility may not eliminate or otherwise adversely affect the subordination of the payment obligation on any other Debt of such Offering Proceeds Note Guarantor or Level 3 LLC, as applicable, to the payment obligation of the Offering Proceeds Note Guarantee of such Offering Proceeds Note Guarantor, or in the case of Level 3 LLC, the Offering Proceeds Note, and (y) any Guarantee (other than a Guarantee of such Qualified Credit Facility) by such Offering Proceeds Note Guarantor or Level 3 LLC, as applicable, of the 10.75% Notes, the 12.25% Notes, the Floating Rate Notes or any other Debt of Parent or any Sister Restricted Subsidiary also shall be expressly subordinated in any bankruptcy, liquidation or winding up proceeding of such Offering Proceeds Note Guarantor or Level 3 LLC, as applicable, to the prior payment in full in cash of all obligations of such Offering Proceeds Note Guarantor or Level 3 LLC, as applicable, under its Guarantee of such Qualified Credit Facility to at least the same extent and on the same terms and conditions as the subordination provisions applicable to such Offering Proceeds Note Guarantor’s Offering Proceeds Note Guarantee or Level 3 LLC’s obligation on the Offering Proceeds Note.

Certain Covenants

Covenant Suspension. Set forth below are summaries of certain covenants contained in the Indenture. During any period of time (a “Suspension Period”) that (i) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, Parent and the Restricted Subsidiaries will not be subject to the following covenants of the Indenture described below under “—Limitation on Consolidated Debt,” “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries,” “Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” clause (i)(a) of “—Limitation on Sale and Leaseback Transactions,” “—Limitation on Asset Dispositions,” “—Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries” (other than the first two sentences thereof), “—Transactions with Affiliates,” clause (b) of “—Limitation on Designations of Unrestricted Subsidiaries,” and clauses (c) and (d) of the first and second paragraphs of “—Mergers, Consolidations and Certain Sales of Assets” (collectively, the “Suspended Covenants”). In the event that Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and calculations of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect during the entire period of time from the Measurement Date. On the Reversion

Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) or one of the clauses set forth in paragraph (b) of the covenant described under “—Limitation on Consolidated Debt” or paragraph (a) or one of the clauses set forth in paragraph (b) of the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” (in each case to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to paragraph (a) or one of the clauses set forth in paragraph (b) of the covenant described under “—Limitation on Consolidated Debt” or paragraph (a) or one of the clauses set forth in paragraph (b) of the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries,” such Debt will be deemed to have been outstanding on the Measurement Date, so that it is classified as permitted under clause (v) of paragraph (b) of the covenant described under “—Limitation on Consolidated Debt” or clause (iii) of paragraph (b) of the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries.” If the Incurrence of any Debt by a Restricted Subsidiary during the Suspension Period would have been prohibited or conditioned upon such Restricted Subsidiary entering into a Note Guarantee and an Offering Proceeds Note Guarantee had the covenants described under “—Limitation on Consolidated Debt” and “ —Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” been in effect at the time of such Incurrence, such Restricted Subsidiary shall enter into a Note Guarantee and an Offering Proceeds Note Guarantee that are senior to or rank equal with such Debt within ten days after the Reversion Date. For purposes of determining compliance with the covenant described under “—Limitation on Asset Dispositions,” on the Reversion Date, the Net Available Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero. Notwithstanding the foregoing, neither (a) the continued existence, after the date of such withdrawal or downgrade, of facts and circumstances or obligations that were Incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in the Indenture or cause a Default or Event of Default thereunder; provided, however, that (1) Parent and its Restricted Subsidiaries did not Incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade below investment grade, (2) Parent reasonably believed that such Incurrence or actions would not result in such a withdrawal or downgrade and (3) if so required each Restricted Subsidiary shall have entered into a Note Guarantee and an Offering Proceeds Note Guarantee within the specified time period. For purposes of clauses (1) and (2) in the preceding sentence, anticipation and reasonable belief may be determined by Parent and shall be conclusively evidenced by a board resolution to such effect adopted in good faith by the Board of Directors of Parent. In reaching their determination, the Board of Directors may, but need not, consult with the Rating Agencies.

The Indenture contains, among others, the following covenants:

Limitation on Consolidated Debt. (a) Parent may not, and may not permit any Restricted Subsidiary (other than to the extent permitted by paragraph (b) of the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries”) to, directly or indirectly, Incur any Debt; provided, however, that Parent or any Restricted Subsidiary (subject, in the case of the Issuer and any Issuer Restricted Subsidiary, to the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries”) may Incur any Debt if, after giving pro forma effect to such Incurrence and the receipt and application of the net proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (i) the ratio of (A) the aggregate consolidated principal amount (or, in the case of Debt issued at a discount, the then-Accreted Value) of Debt of Parent and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the net proceeds thereof, to (B) Pro Forma Consolidated Cash Flow Available for Fixed Charges for Parent and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, would be less than 5.0 to 1.0, or (ii) Parent’s Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to (x) the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date, (y) the issuance of any Capital Stock (other than Disqualified Stock) of Parent since such balance sheet date, including the issuance of any Capital Stock to be issued concurrently with the Incurrence of such Debt, and (z) the receipt and application of the net proceeds of such Debt or Capital Stock, as the case may be, is less than 2.25 to 1.0.

(b) Notwithstanding the foregoing limitation, Parent or any Restricted Subsidiary (other than the Issuer or any Issuer Restricted Subsidiary, except to the extent permitted by the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries”) may Incur any and all of the following (each of which shall be given independent effect):

(i) Debt under the Notes (including any New Notes issued in exchange therefor), any Note Guarantee in respect of the Notes or any Offering Proceeds Note Guarantee in respect of the Offering Proceeds Note;

(ii) Debt under Credit Facilities in an aggregate principal amount outstanding or available (together with the sum of (A) the amount of any outstanding Debt Incurred pursuant to clause (ii) of paragraph (b) of the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries,” plus (B) the amount of all refinancing Debt outstanding or available pursuant to clause (vi) of paragraph (b) of the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” in respect of Debt previously Incurred pursuant to clause (ii) of paragraph (b) of the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries,” plus (C) the amount of all refinancing Debt outstanding or available pursuant to clause (viii) below in respect of Debt previously Incurred pursuant to this clause (ii)) at any one time not to exceed the greater of (x) $750 million and (y) 1.5 times Pro Forma Consolidated Cash Flow Available for Fixed Charges of Parent and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Debt under the Credit Facilities or any refinancing Debt in respect of the Credit Facilities Incurred pursuant to clause (vi) of paragraph (b) of the covenant described under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” or clause (viii) below, and not reinvested in Telecommunications/IS Assets or used to purchase Notes or repay other Debt, pursuant to and as permitted by the covenant described under “—Limitation on Asset Dispositions;”

(iii) Purchase Money Debt; provided, however, that the amount of such Purchase Money Debt does not exceed 100% of the cost of the construction, installation, acquisition, lease, development or improvement of the applicable Telecommunications/IS Assets;

(iv) Subordinated Debt of Parent; provided, however, that the aggregate principal amount (or, in the case of Debt issued at a discount, the Accreted Value) of such Debt, together with any other outstanding Debt Incurred pursuant to this clause (iv), shall not exceed $500 million at any one time (which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Subordinated Debt of Parent, and not reinvested in Telecommunications/IS Assets or used to purchase Notes or repay other Debt, pursuant to and as permitted by the covenant described under “—Limitation on Asset Dispositions”), except to the extent such Debt in excess of $500 million (A) is subordinated to all other Debt of Parent other than Debt Incurred pursuant to this clause (iv) in excess of such $500 million limitation, (B) does not provide for the payment of cash interest on such Debt prior to the Stated Maturity of the Notes and (C) (1) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Parent (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case on or prior to the Stated Maturity of the Notes, and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase made by Parent but excluding through conversion into capital stock of Parent, other than Disqualified Stock, without any payment by Parent or its Restricted Subsidiaries to the holders thereof) of such Debt at the option of the holder thereof on or prior to the Stated Maturity of the Notes;

(v) Debt outstanding on the Measurement Date;

(vi) Debt owed by Parent to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to Parent or a Restricted Subsidiary; provided, however, that (A) any Person that Incurs Debt owed to Parent or a Sister Restricted Subsidiary pursuant to this clause (vi) is a Guarantor and an Offering Proceeds Note Guarantor, (B) (x) upon the transfer, conveyance or other disposition by such Restricted Subsidiary or Parent of any Debt so permitted to a Person other than Parent or another Restricted Subsidiary of Parent or (y) if for any reason such Restricted Subsidiary ceases to be a Restricted Subsidiary, the provisions of this clause (vi) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer, conveyance or other disposition or when such Restricted Subsidiary ceases to be a Restricted Subsidiary and (C) the payment obligation of such Debt (if clause (A) above applies) is expressly subordinated in any bankruptcy, liquidation or winding up proceeding of the obligor to the prior payment in full in cash of all obligations with respect to the Offering Proceeds Note Guarantee of such Offering Proceeds Note Guarantor; and provided further, however, that a Foreign Restricted Subsidiary need not become a Guarantor or an Offering Proceeds Note Guarantor pursuant to clause (A) above until such time and only so long as such Foreign Restricted Subsidiary Guarantees any other Debt of Parent or any Domestic Restricted Subsidiary;

(vii) Debt Incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt was not Incurred in anticipation of such transaction and was outstanding prior to such transaction;

(viii) Debt Incurred to renew, extend, refinance, defease, repay, prepay, repurchase, redeem, retire, exchange or refund (each, a “refinancing”) Debt Incurred pursuant to paragraph (a) above or clause (i), (ii), (iii), (v), (vii) or (xii) of this paragraph (b) or this clause (viii), in an aggregate principal amount (or if issued at a discount, the then-Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then-Accreted Value) of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of Parent as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of Parent Incurred in connection with such refinancing; provided, however, that (A) if the Person that originally Incurred the Debt to be refinanced became, or would have been required to become if not already, a Guarantor or an Offering Proceeds Note Guarantor as a result of the Incurrence of the Debt being refinanced in accordance with this covenant, (1) the Person that Incurs the refinancing Debt pursuant to this clause (viii) shall be a Guarantor and an Offering Proceeds Note Guarantor and (2) if the Debt to be refinanced is subordinated to the Offering Proceeds Note Guarantee of such Offering Proceeds Note Guarantor, the refinancing Debt shall be subordinated to the same extent to the Offering Proceeds Note Guarantee of the Offering Proceeds Note Guarantor Incurring such refinancing Debt, (B) the refinancing Debt shall not be senior in right of payment to the Debt that is being refinanced and (C) in the case of any refinancing of Debt Incurred pursuant to paragraph (a) above or clause (i), (v), (vii) or (xii) or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (viii), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Parent or any Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by Parent or any Restricted Subsidiary) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by Parent) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under “—Change of Control Triggering Event” or upon an asset sale pursuant to provisions substantially similar to those described under “—Limitation on Asset Dispositions;”

(ix) Debt (A) in respect of performance, surety or appeal bonds, Guarantees, letters of credit or reimbursement obligations Incurred or provided in the ordinary course of business securing the performance of contractual, franchise, lease, self-insurance or license obligations and not in connection with the Incurrence of Debt or (B) in respect of customary agreements providing for indemnification, adjustment of purchase price after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of Parent or any of its Restricted Subsidiaries pursuant to such agreements, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Parent (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Parent for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by Parent or any Restricted Subsidiary in connection with such disposition;

(x) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

(xi) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (x) above or clause (xii) below, which, together with any other outstanding Debt Incurred pursuant to this clause (xi), has an aggregate principal amount not in excess of $50 million at any time outstanding; and

(xii) Issue Date Purchase Money Debt and Debt under the Existing Notes and the related indentures and any restricted subsidiary guarantees issued prior to the Issue Date in accordance with such related indentures.

Notwithstanding any other provision of this “—Limitation on Consolidated Debt” covenant, the maximum amount of Debt that Parent or any Restricted Subsidiary may Incur pursuant to this “—Limitation on Consolidated Debt” covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining any particular amount of Debt under this “ —Limitation on Consolidated Debt” covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted for the benefit of the Notes pursuant to the provisions referred to in the “—Limitation on Liens” covenant described below shall not be treated as Debt. For purposes of determining compliance with this “—Limitation on Consolidated Debt” covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Parent, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries. (a) The Issuer may not, and may not permit any Issuer Restricted Subsidiary to, directly or indirectly, Incur any Debt; provided, however, that (i) the Issuer or (ii) any Issuer Restricted Subsidiary may incur any Debt if, after giving pro forma effect to such Incurrence and the receipt and application of the net proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and the Issuer Debt Ratio would be less than (1) 4.0 to 1.0, if such Debt is Incurred on or prior to March 15, 2008 and (2) 3.75 to 1.0, if such Debt is Incurred after March 15, 2008; provided, however, that any Issuer Restricted Subsidiary that Incurs Debt pursuant to this paragraph (a) is a Guarantor and an Offering Proceeds Note Guarantor.

(b) Notwithstanding the foregoing limitation, the Issuer or any Issuer Restricted Subsidiary may Incur any and all of the following (each of which shall be given independent effect):

(i) Debt of the Issuer or any Issuer Restricted Subsidiary under the Notes (including any New Notes issued in exchange therefor), any Note Guarantee in respect of the Notes or any Offering Proceeds Note Guarantee in respect of the Offering Proceeds Note;

(ii) Debt of the Issuer or any Issuer Restricted Subsidiary under Credit Facilities in an aggregate principal amount outstanding or available (together with the sum of (A) the amount of any outstanding Debt Incurred pursuant to clause (ii) of paragraph (b) of the covenant described under “—Limitation on Consolidated Debt,” plus (B) the amount of all refinancing Debt outstanding or available pursuant to clause (viii) of paragraph (b) of the covenant described under “—Limitation on Consolidated Debt” in respect of Debt previously Incurred pursuant to clause (ii) of paragraph (b) of the covenant described under “—Limitation on Consolidated Debt,” plus (C) the amount of all refinancing Debt outstanding or available pursuant to clause (vi) below in respect of Debt previously Incurred pursuant to this clause (ii)) at any one time not to exceed the greater of (x) $750 million and (y) 1.5 times Pro Forma Consolidated Cash Flow Available for Fixed Charges of Parent and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Debt under the Credit Facilities (or any refinancing Debt in respect of the Credit Facilities Incurred pursuant to clause (viii) of paragraph (b) of the covenant described under “ —Limitation on Consolidated Debt” or clause (vi) below), and not reinvested in Telecommunications/IS Assets or used to purchase Notes or repay other Debt, pursuant to and as permitted by the covenant described under “—Limitation on Asset Dispositions;”

(iii) Debt of the Issuer or any Issuer Restricted Subsidiary outstanding on the Measurement Date;

(iv) Debt owed by the Issuer to a Restricted Subsidiary, Debt owed by an Issuer Restricted Subsidiary to Parent or a Restricted Subsidiary (including Debt owed by an Issuer Restricted Subsidiary to another Issuer Restricted Subsidiary), and Debt with an aggregate principal amount not in excess of $10 million at any time outstanding owed by the Issuer to Parent or any Sister Restricted Subsidiary; provided, however, that (A) any Issuer Restricted Subsidiary that Incurs Debt owed to Parent or a Sister Restricted Subsidiary pursuant to this clause (iv) is a Guarantor and an Offering Proceeds Note Guarantor, (B) (x) upon the transfer, conveyance or other disposition by such Issuer Restricted Subsidiary or the Issuer of any Debt so permitted to a Person other than the Issuer or another Issuer Restricted Subsidiary or (y) if for any reason such Issuer Restricted Subsidiary ceases to be an Issuer Restricted Subsidiary, the provisions of this clause (iv) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer, conveyance or other disposition or when such Issuer Restricted Subsidiary ceases to be an Issuer Restricted Subsidiary and (C) the payment obligation of such Debt (if clause (A) above applies) is expressly subordinated in any bankruptcy, liquidation or winding up proceeding of the obligor to the prior payment in full in cash of all obligations with respect to the Notes or the Offering Proceeds Note Guarantee of such Offering Proceeds Note Guarantor, respectively; and provided further, however, that a Foreign Restricted Subsidiary need not become a Guarantor or an Offering Proceeds Note Guarantor pursuant to clause (A) above until such time and only so long as such Foreign Restricted Subsidiary Guarantees any other Debt of Parent or any Domestic Restricted Subsidiary;

(v) Debt Incurred by a Person (other than Parent or any Sister Restricted Subsidiary) prior to the time (A) such Person became an Issuer Restricted Subsidiary, (B) such Person merges into or consolidates with an Issuer Restricted Subsidiary or (C) an Issuer Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes an Issuer Restricted Subsidiary), which Debt was not Incurred in anticipation of such transaction and was outstanding prior to such transaction; provided, however, that after giving effect to the Incurrence of any Debt pursuant to this clause (v), the Issuer could Incur at least $1.00 of additional Debt pursuant to paragraph (a) above computed using “5.0 to 1.0” rather than “4.0 to 1.0” or “3.75 to 1.0”, as the case may be, as it appears therein and such Person or the Issuer Restricted Subsidiary into which such Person merges or consolidates is a Guarantor and an Offering Proceeds Note Guarantor;

(vi) Debt of the Issuer or any Issuer Restricted Subsidiary Incurred to renew, extend, refinance, defease, repay, prepay, repurchase, redeem, retire, exchange or refund (each, a “refinancing”) Debt of the Issuer or any Issuer Restricted Subsidiary Incurred pursuant to paragraph (a) above or clause (i), (ii), (iii), (v), (x) or (xi) of this paragraph (b) or this clause (vi), in an aggregate principal amount (or if issued at a discount, the then-Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then-Accreted Value) of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of Parent as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Issuer Incurred in connection with such refinancing; provided, however, that (A) if the Person that originally Incurred the Debt to be refinanced became, or would have been required to become if not already, a Guarantor or an Offering Proceeds Note Guarantor as a result of the Incurrence of the Debt being refinanced in accordance with this covenant, (1) the Person that Incurs the refinancing Debt pursuant to this clause (vi) (if not the Issuer) shall be a Guarantor and an Offering Proceeds Note Guarantor and (2) if the Debt to be refinanced is subordinated to the Offering Proceeds Note Guarantee of such Offering Proceeds Note Guarantor, the refinancing Debt shall be subordinated to the same extent to the Offering Proceeds Note Guarantee of the Offering Proceeds Note Guarantor Incurring such refinancing Debt, (B) the refinancing Debt shall not be senior in right of payment to the Debt that is being refinanced and (C) in the case of any refinancing of Debt Incurred pursuant to paragraph (a) above or clause (i), (v), (x) or (xi) or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (vi), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Issuer or any Issuer Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Issuer or an Issuer Restricted Subsidiary) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by the Issuer) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under “—Change of Control Triggering Event” or upon an asset sale pursuant to provisions substantially similar to those described under “—Limitation on Asset Dispositions;”

(vii) Debt of the Issuer or any Issuer Restricted Subsidiary (A) in respect of performance, surety or appeal bonds, Guarantees, letters of credit or reimbursement obligations Incurred or provided in the ordinary course of business securing the performance of contractual, franchise, lease, self-insurance or license obligations and not in connection with the Incurrence of Debt or (B) in respect of customary agreements providing for indemnification, adjustment of purchase price after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the Issuer or any Issuer Restricted Subsidiary pursuant to such agreements, Incurred in connection with the disposition of any business, assets or Issuer Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Issuer Restricted Subsidiary for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by the Issuer or any Issuer Restricted Subsidiary in connection with such disposition;

(viii) Debt of the Issuer or any Issuer Restricted Subsidiary consisting of Permitted Interest Rate or Currency Protection Agreements;

(ix) Debt of any Foreign Restricted Subsidiary of the Issuer not otherwise permitted to be Incurred pursuant to clause (i) through (viii) above or clause (x) below, which, together with any other outstanding Debt Incurred pursuant to this clause (ix) has an aggregate principal amount not in excess of $100 million at any time outstanding;

(x) Issue Date Purchase Money Debt initially Incurred by the Issuer or any Issuer Restricted Subsidiary or another Person that became an Issuer Restricted Subsidiary on or before the Issue Date; and

(xi) Debt under the 10.75% Notes, the 12.25% Notes and the Floating Rate Notes issued prior to the Issue Date.

Notwithstanding any other provision of this “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” covenant, the maximum amount of Debt the Issuer or any Issuer Restricted Subsidiary may Incur pursuant to this “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining any particular amount of Debt under this “ —Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” covenant, (1) Guarantees (other than Guarantees of Debt of Parent or any Sister Restricted Subsidiary that are not Guarantees of Debt Incurred by Parent or any Sister Restricted Subsidiary pursuant to clause (ii) of paragraph (b) of the covenant described under “—Limitation on Consolidated Debt”), Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted for the benefit of the Notes pursuant to the provisions referred to in the “—Limitation on Liens” covenant described below shall not be treated as Debt. For purposes of determining compliance with this “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” covenant, (1) any Debt outstanding under the Existing Credit Facility will be treated as Incurred on the Issue Date pursuant to clause (ii) of paragraph (b) of this covenant and (2) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Issuer, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

Limitation on Restricted Payments. (a) Parent (i) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions which are made solely to Parent or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Parent or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividends or distributions payable solely in shares of Capital Stock of Parent (other than Disqualified Stock) or in options, warrants or other rights to acquire Capital Stock of Parent (other than Disqualified Stock); (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (x) any Capital Stock of Parent or any Restricted Subsidiary of Parent or (y) any options, warrants or rights to purchase or acquire shares of Capital Stock of Parent or any Restricted Subsidiary or any securities convertible or exchangeable into shares of Capital Stock of Parent or any Restricted Subsidiary, except, in any such case, any such purchase, redemption or retirement or acquisition for value (A) paid to Parent or a Restricted Subsidiary (or, in the case of any such purchase, redemption or other retirement or acquisition for value with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Parent or a Restricted Subsidiary of payments of greater value than it would receive on a pro rata basis) or (B) paid solely in shares of Capital Stock (other than Disqualified Stock) of Parent; (iii) may not make, or permit any Restricted Subsidiary to make, any Investment (other than an Investment in Parent or a Restricted Subsidiary or a Permitted Investment) in any Person, including the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or the Revocation of any such Designation, according to the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries;” (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of Parent which is subordinate in right of payment to the Parent Guarantee or Debt of any Restricted Subsidiary which is subordinate in right of payment to the Notes (in the case of the Issuer) or the Note Guarantee (in the case of Restricted Subsidiaries other than the Issuer) of such Restricted Subsidiary (other than any redemption, defeasance, repurchase, retirement or other acquisition or retirement for value made in anticipation of satisfying a scheduled maturity, repayment or sinking fund obligation due within one year thereof); and (v) may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of Capital Stock of any Restricted Subsidiary to a Person other than Parent or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by Parent and the other Restricted

Subsidiaries (each of clauses (i) through (v) being a “Restricted Payment”) if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, Parent could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in paragraph (a) of “—Limitation on Consolidated Debt” above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Measurement Date, including Restricted Payments made pursuant to clause (A) or (B) of the proviso at the end of this sentence, and Permitted Investments made on or after the Measurement Date pursuant to clause (i) or (j) of the definition thereof (the amount of any such Restricted Payment or Permitted Investment, if made other than in cash, to be based upon Fair Market Value) exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of Parent and its Restricted Subsidiaries (or, in the case that Consolidated Net Income of Parent and its Restricted Subsidiaries shall be negative, 100% of such negative amount) since the end of the last full fiscal quarter prior to the Measurement Date through the last day of the last full fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available and (b) plus, in the case of any Revocation made after the Measurement Date, an amount equal to the lesser of the portion (proportionate to Parent’s equity interest in the Subsidiary to which such Revocation relates) of the Fair Market Value of the net assets of such Subsidiary at the time of Revocation and the amount of Investments previously made (and treated as a Restricted Payment) by Parent or any Restricted Subsidiary in such Subsidiary; provided, however, that Parent or a Restricted Subsidiary of Parent may, without regard to the limitations in clause (3) but subject to clauses (1) and (2), make (A) Restricted Payments in an aggregate amount not to exceed the sum of $50 million and the aggregate net cash proceeds received after the Measurement Date (i) as capital contributions to Parent, from the issuance (other than to a Subsidiary or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees) of Capital Stock (other than Disqualified Stock) of Parent, and (ii) from the issuance or sale of Debt of Parent or any Restricted Subsidiary (other than to a Subsidiary, Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees) that after the Measurement Date has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Parent and (B) Investments in Persons engaged in the Telecommunications/IS Business in an aggregate amount not to exceed the after-tax gain on the sale, after the Measurement Date, of Special Assets to the extent sold for cash, Cash Equivalents, Telecommunications/IS Assets or the assumption of Debt of Parent or any Restricted Subsidiary (other than Debt that is subordinated to the Notes, the Offering Proceeds Note or any applicable Note Guarantee or Offering Proceeds Note Guarantee) and release of Parent and all Restricted Subsidiaries from all liability on the Debt assumed. The aggregate net cash proceeds referred to in the immediately preceding clauses (A)(i) and (A)(ii) shall not be utilized to make Restricted Payments pursuant to such clauses to the extent such proceeds have been utilized to make Permitted Investments under clause (i) of the definition of “Permitted Investments.”

(b) Notwithstanding the foregoing limitation, (i) Parent may pay any dividend on Capital Stock of any class of Parent within 60 days after the declaration thereof if, on the date when the dividend was declared, Parent could have paid such dividend in accordance with the foregoing provisions; provided, however, that at the time of such payment of such dividend, no other Event of Default shall have occurred and be continuing (or result therefrom); (ii) Parent may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of Parent or any of its Subsidiaries or other Affiliates in an amount not to exceed $3 million in any 12-month period; (iii) Parent and any Restricted Subsidiary may refinance any Debt otherwise permitted by clause (viii) of paragraph (b) under “—Limitation on Consolidated Debt” above or clause (vi) of paragraph (b) under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” above; (iv) Parent and any Restricted Subsidiary may retire or repurchase any Capital Stock of Parent or of any Restricted Subsidiary or any Subordinated Debt of Parent in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees) of, Capital Stock (other than Disqualified Stock) of Parent; provided, however, that the proceeds from any such exchange or sale of Capital Stock shall be excluded from any calculation pursuant to clause (A)(i) in the proviso at the end of paragraph (a) above or pursuant to clause (b) of the definition of “Invested Capital”; and (v) Parent may pay cash dividends in any amount not in excess of $50 million in any 12-month period in respect of Preferred Stock of Parent (other than Disqualified Stock). The Restricted Payments described in the foregoing clauses (i), (ii) and (v) shall be included in the calculation of Restricted Payments; the Restricted Payments described in clauses (iii) and (iv) shall be excluded in the calculation of Restricted Payments.

(c) The Issuer may not, and may not permit any Issuer Restricted Subsidiary to, pay any dividend or make any distribution in respect of shares of its Capital Stock held by Parent or a Sister Restricted Subsidiary (whether in cash, securities or other Property) or any payment (whether in cash, securities or other Property) on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock (all such dividends, distributions and payments being referred to herein as “Parent Transfers”), other than (i) Parent Transfers at such times and in such amounts as shall be necessary to permit Parent to pay administrative expenses attributable to the operations of its Restricted Subsidiaries, (ii) Parent Transfers at such times and in such amounts as are sufficient for Parent to make the timely payment of interest, premium (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Debt of Parent, including pursuant to offers to purchase) according to the terms of any Debt of Parent, (iii) Parent Transfers (A) to permit Parent to satisfy its obligations in respect of stock option plans or other benefit plans for management or employees of Parent and its Subsidiaries, (B) to permit Parent to pay dividends on Preferred Stock of Parent in an amount not to exceed the aggregate net cash proceeds received by Parent (1) after September 30, 1999, from the issuance of Capital Stock, and (2) from the issuance or sale of Debt of Parent or any Restricted Subsidiary that after September 30, 1999, has been converted into or exchanged for Capital Stock of Parent, (C) in an annual amount not to exceed 50% of Parent’s Consolidated Net Income for the prior fiscal year and (D) Parent Transfers in amounts not to exceed the amount required by Parent to pay accrued and unpaid interest on any Debt of Parent due upon the conversion, exchange or purchase of such Debt into, for or with Capital Stock of Parent and (iv) additional Parent Transfers after October 1, 2003 in a principal amount not to exceed $50 million in the aggregate.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Parent may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by Parent or any other Restricted Subsidiary or pay any Debt or other obligation owed to Parent or any other Restricted Subsidiary, (ii) to make loans or advances to Parent or any other Restricted Subsidiary or (iii) to transfer any of its Property to Parent or any other Restricted Subsidiary.

(b) Notwithstanding the foregoing limitation, Parent may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist (i) any encumbrance or restriction pursuant to any agreement in effect on the Issue Date, (ii) any customary (as conclusively determined in good faith by the Chief Financial Officer of Parent) encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any Qualified Credit Facility or Purchase Money Debt; provided, however, that such encumbrances and restrictions permit the distribution of funds to the Issuer in an amount sufficient for the Issuer to make the timely payment of interest, premium (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Debt, including pursuant to offers to purchase) according to the terms of the Indenture and the Notes and other Debt that is solely an obligation of the Issuer, but provided further, however, that such agreement may nevertheless contain customary (as so determined) net worth, leverage, invested capital and other financial covenants, customary (as so determined) covenants regarding the merger of or sale of all or any substantial part of the assets of Parent or any Restricted Subsidiary, customary (as so determined) restrictions on transactions with affiliates and customary (as so determined) subordination provisions governing Debt owed to Parent or any

Restricted Subsidiary, (iii) any encumbrance or restriction pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired, (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this paragraph (b); provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive (as so determined) in any material respect than the provisions contained in the agreement the subject thereof, (v) in the case of clause (iii) of paragraph (a) above, any encumbrance or restriction contained in any security agreement (including a Capital Lease Obligation) securing Debt of Parent or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the Property subject to such security agreement, (vi) in the case of clause (iii) of paragraph (a) above, customary provisions (A) that restrict the subletting, assignment or transfer of any Property that is a lease, license, conveyance or similar contract, (B) contained in asset sale or other asset disposition agreements limiting the transfer of the Property being sold or disposed of pending the closing of such sale or disposition or (C) arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of Property of Parent or any Restricted Subsidiary in any manner material to Parent or any Restricted Subsidiary, (vii) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or Property of such Restricted Subsidiary; provided, however, that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is abandoned and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into, and (viii) any encumbrance or restriction pursuant to the Indenture and the Notes.

Limitation on Liens. Parent may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on or with respect to any Property now owned or acquired after the Issue Date to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such Property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Issuer, Parent or a Restricted Subsidiary that is a Guarantor and such Debt is subordinate in right of payment to the Notes, the Parent Guarantee or the applicable Note Guarantee, prior to such Debt as to such Property for so long as such Debt will be so secured. The holders of such other secured Debt may exclusively control the disposition of the property subject to the Lien.

The foregoing restrictions shall not apply to: (i) Liens existing on the Issue Date and securing Debt outstanding on the Issue Date or Liens Incurred on or after the Issue Date pursuant to any Credit Facility to secure Debt permitted to be Incurred pursuant to clause (ii) of paragraph (b) under “—Limitation on Consolidated Debt” or clause (ii) of paragraph (b) under “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries”; (ii) Liens Incurred on or after the Measurement Date securing Debt of Parent or any Restricted Subsidiary (other than the Issuer or any Issuer Restricted Subsidiary) in an amount which, together with the aggregate amount of Debt then outstanding or available under all Credit Facilities (together with all refinancing Debt then outstanding or available pursuant to clause (viii) of paragraph (b) of “—Limitation on Consolidated Debt” or clause (vi) of paragraph (b) of “ —Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” in respect of Debt previously Incurred under Credit Facilities), does not exceed 1.5 times Pro Forma Consolidated Cash Flow Available for Fixed Charges of Parent and its Restricted Subsidiaries for the four full fiscal quarters preceding the Incurrence of such Lien for which Parent’s consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters; (iii) Liens in favor of Parent or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of the Debt secured by any such Lien (except to Parent or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Lien by the Issuer thereof; (iv) Liens outstanding on the Issue Date securing Purchase Money Debt and Liens to secure Purchase Money Debt Incurred after the Issue Date pursuant to clause (iii) of paragraph (b) under “—Limitation on Consolidated Debt,” provided that any such Lien may not extend to any Property other than the

Telecommunications/IS Assets installed, constructed, acquired, leased, developed or improved with the proceeds of such Purchase Money Debt and any improvements or accessions thereto (it being understood that all Debt to any single lender or group of related lenders or outstanding under any single credit facility, and in any case relating to the same group or collection of Telecommunications/IS Assets financed thereby, shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time); (v) Liens to secure Acquired Debt, provided that (a) such Lien attaches to the acquired Property prior to the time of the acquisition of such Property and (b) such Lien does not extend to or cover any other Property; (vi) Liens to secure Debt Incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i), (iv) and (v) or this clause (vi) so long as such Lien does not extend to any other Property (other than improvements and accessions to the original Property) and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (viii) of paragraph (b) of “—Limitation on Consolidated Debt” or clause (vi) of paragraph (b) of “—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” above; (vii) Liens Incurred on or after the Measurement Date not otherwise permitted by the foregoing clauses (i) through (vi) (but including in the computations of Liens permitted under this clause (vii) Liens existing on the Issue Date which remain existing at the time of computation which are otherwise permitted under clause (i)) securing Debt of Parent or any Restricted Subsidiary (other than the Issuer or any Issuer Restricted Subsidiary) in an aggregate amount not to exceed 5% of Parent’s Consolidated Tangible Assets; (viii) Liens on Property of any Non-Telecommunications Subsidiary; provided, however, that the Incurrence of such Lien does not require the Person Incurring such Lien to secure any Debt of any Person other than a Non-Telecommunications Subsidiary; (ix) Liens granted after the Issue Date pursuant to “—Limitation on Liens” to secure the Notes, the 12.25% Notes, the Floating Rate Notes or the 10.75% Notes; provided, however, that no Lien may be granted to secure the 12.25% Notes, the Floating Rate Notes or 10.75% Notes unless a pari passu Lien on the Property subject to such Lien is concurrently granted to secure the Notes and remains in effect for so long as such Lien securing the 12.25% Notes, the Floating Rate Notes or the 10.75% Notes; (x) Liens to secure Debt incurred pursuant to clause (viii) of paragraph (b) of “ —Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” above; (xi) Liens to secure amounts deposited into an escrow account for the benefit of the holders of the 12.25% Notes, the Floating Rate Notes or the 10.75% Notes in connection with the prepayment of the 12.25% Proceeds Note, the Floating Rate Proceeds Note or the 10.75% Proceeds Note by Level 3 LLC; (xii) Liens to secure amounts deposited into an escrow account for the benefit of the holders of the Notes in connection with the prepayment of the Offering Proceeds Note by Level 3 LLC; and (xiii) Permitted Liens.

Limitation on Sale and Leaseback Transactions. Parent may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless (i) Parent or such Restricted Subsidiary would be entitled to Incur (a) Debt in an amount equal to the Attributable Value of the Sale and Leaseback Transaction pursuant to the covenants described under “—Limitation on Consolidated Debt” above or “ —Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” above and (b) a Lien pursuant to the covenant described under “—Limitation on Liens” above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction, without also securing the Notes, and (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on Asset Dispositions” below (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

Limitation on Asset Dispositions. Parent may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless: (i) Parent or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the Property sold or disposed of as determined by the board of directors of Parent in good faith and evidenced by a resolution of the board of directors of Parent filed with the Trustee; and (ii) at least 75% of the consideration for such disposition consists of cash or Cash Equivalents or the assumption of Debt of the Issuer or any Issuer Restricted Subsidiary (other than Debt of the Issuer that is subordinated to the Notes or Debt of any Issuer Restricted Subsidiary that is subordinated to the Note Guarantee or Offering Proceeds Note Guarantee of such Issuer Restricted Subsidiary) and release of the

Issuer and all Issuer Restricted Subsidiaries from all liability on the Debt assumed (or if less than 75%, the remainder of such consideration consists of Telecommunications/IS Assets); provided, however, that, to the extent such disposition involves Special Assets, all or any portion of the consideration may, at Parent’s election, consist of Property other than cash, Cash Equivalents, the assumption of Debt or Telecommunications/IS Assets.

The Net Available Proceeds (or any portion thereof) from Asset Dispositions may be applied by Parent or a Restricted Subsidiary, to the extent Parent or such Restricted Subsidiary elects (or is required by the terms of any Debt): (1) to the permanent repayment or reduction of Debt then outstanding under any Qualified Credit Facility, to the extent such Qualified Credit Facility would require such application or prohibit payments pursuant to the Offer to Purchase described in the following paragraph (other than Debt owed to Parent or any Affiliate of Parent); or (2) to reinvest in Telecommunications/IS Assets (including by means of an Investment in Telecommunications/IS Assets by a Restricted Subsidiary with Net Available Proceeds received by Parent or another Restricted Subsidiary).

Any Net Available Proceeds from an Asset Disposition not applied in accordance with the preceding paragraph within 360 days (or, in the case of a disposition of Special Assets identified in clause (a) of the definition thereof in which the Net Available Proceeds exceed $500 million, 540 days) from the date of the receipt of such Net Available Proceeds shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, the Issuer (or, in the case of Debt of Parent required or permitted to be repurchased by Parent, Parent) will be required to make an Offer to Purchase with such Excess Proceeds on a pro rata basis according to principal amount (or, in the case of Debt issued at a discount, the then-Accreted Value) for (x) outstanding Notes at a price in cash equal to 100% of the principal amount of the Notes on the purchase date plus accrued and unpaid interest (if any) thereon (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and (y) any other Debt of the Issuer that is pari passu with the Notes, any Debt of a Guarantor that is pari passu with such Guarantor’s Note Guarantee or any Debt of a Restricted Subsidiary that is a subsidiary of the Issuer but not a Guarantor, at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest (if any) to the purchase date (or 100% of the then-Accreted Value plus accrued and unpaid interest (if any) to the purchase date in the case of original issue discount Debt), to the extent, in the case of this clause (y), required under the terms thereof (other than Debt owed to Parent or any Affiliate of Parent). To the extent there are any remaining Excess Proceeds following the completion of the Offer to Purchase, the Issuer shall apply such Excess Proceeds to the repayment of other Debt of the Issuer or any Restricted Subsidiary that is a subsidiary of the Issuer, to the extent permitted or required under the terms thereof. Any other remaining Excess Proceeds may be applied to any use as determined by Parent which is not otherwise prohibited by the Indenture, and the amount of Excess Proceeds shall be reset to zero.

The Issuer may not, and may not permit any Issuer Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any Property to Parent or any Sister Restricted Subsidiary unless (i) the Issuer or such Issuer Restricted Subsidiary receives consideration for such sale, transfer, lease or other disposition at least equal to the Fair Market Value of such Property (which, in the case of the Offering Proceeds Note or any other intercompany Debt, is the principal amount of the Offering Proceeds Note or such other Debt and any accrued and unpaid interest thereon) and (ii) the consideration consists of either (A) 100% in cash or Cash Equivalents or (B) Debt of Parent or the Restricted Subsidiary to which the Property was transferred that is secured by a Lien on such transferred Property. Parent or the Restricted Subsidiary to which Property was transferred for consideration consisting of Debt that is secured by a Lien on such Property in accordance with clause (ii)(B) of the prior sentence may substitute the Lien on such Property with a Lien on other Property (including any Property owned by the Issuer or an Issuer Restricted Subsidiary) that, as determined by the board of directors of Parent in good faith and evidenced by a resolution of the board of directors of Parent filed with the Trustee upon request of the Trustee, has a Fair Market Value of no less than the Fair Market Value of the Property for which the substitution is made at the time of the substitution. Any such Lien may be second in priority to any Lien on such Property in favor of the lenders under a Qualified Credit Facility. The provisions of this paragraph do not apply to

(a) dividends and distributions (other than any dividend or distribution of the Offering Proceeds Note or any other intercompany Debt), (b) loans or advances and (c) purchases of services or goods.

Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries. Parent shall at all times own all the issued and outstanding Capital Stock of the Issuer. The Issuer shall at all times own all the issued and outstanding Capital Stock of Level 3 LLC. Parent may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than Parent or a Restricted Subsidiary except (i) a sale of all of the Capital Stock of such Restricted Subsidiary owned by Parent and any Restricted Subsidiary that complies with the provisions described under “—Limitation on Asset Dispositions” above to the extent such provisions apply, (ii) in a transaction that results in such Restricted Subsidiary becoming a Joint Venture, provided (x) such transaction complies with the provisions described under “—Limitation on Asset Dispositions” above to the extent such provisions apply and (y) the remaining interest of Parent or any other Restricted Subsidiary in such Joint Venture would have been permitted as a new Restricted Payment or Permitted Investment under the provisions of “—Limitation on Restricted Payments” above, (iii) the issuance, transfer, conveyance, sale or other disposition of shares of such Restricted Subsidiary so long as after giving effect to such transaction such Restricted Subsidiary remains a Restricted Subsidiary and such transaction complies with the provisions described under “ —Limitation on Asset Dispositions” to the extent such provisions apply, (iv) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation, (v) if required, the issuance, transfer, conveyance, sale or other disposition of directors’ qualifying shares, (vi) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to refinance, shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted or refinanced, (vii) in a transaction where Parent or a Restricted Subsidiary acquires at the same time not less than its Proportionate Interest in such issuance of Capital Stock, (viii) Capital Stock issued and outstanding on the Measurement Date, (ix) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person’s becoming a Restricted Subsidiary or otherwise being acquired by Parent and (x) an issuance of Preferred Stock of a Restricted Subsidiary (other than Preferred Stock convertible or exchangeable into Common Stock of any Restricted Subsidiary) otherwise permitted by the Indenture.

Transactions with Affiliates. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its Property to, or purchase any Property from, or enter into any contract, agreement, understanding, loan, advance, Guarantee or transaction (including the rendering of services) with or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction or series of Affiliate Transactions is (i) in the best interest of Parent or such Restricted Subsidiary and (ii) on terms that are no less favorable to Parent or such Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Parent or such Restricted Subsidiary with a Person that is not an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of Parent or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, Parent has determined to be fair to Parent or the relevant Restricted Subsidiary) and (b) Parent obtains (i) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments in excess of $10 million but less than $15 million, a certificate of the chief executive, operating or financial officer of Parent evidencing such officer’s determination that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and (ii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments equal to or in excess of $15 million, a board resolution of Parent certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved by the board of directors of Parent, including a majority of the disinterested members of the board of directors; provided, however, that, in the event that there shall not be at least two disinterested members of the board of directors of Parent with respect to the Affiliate Transaction, Parent shall, in addition to such board resolution, obtain a written opinion from an investment banking firm of national standing in the United States which, in the good faith judgment of the board of directors of Parent, is independent with respect to Parent and its Affiliates and qualified to perform such task, which opinion shall be to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Parent or such Restricted Subsidiary.

Notwithstanding the foregoing, the following shall not be deemed Affiliate Transactions: (i) any employment agreement entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director or officer of Parent or any Restricted Subsidiary approved by a majority of the disinterested members of the board of directors of Parent and consistent with industry practice; (iii) transactions between or among Parent and its Restricted Subsidiaries; provided, however, that no more than 5% of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of Parent (other than a Restricted Subsidiary); (iv) Restricted Payments and Permitted Investments permitted by the covenant described under “—Limitation on Restricted Payments” (other than Investments in Affiliates that are not Parent or Restricted Subsidiaries); (v) transactions pursuant to the terms of any agreement or arrangement as in effect on the Measurement Date; and (vi) transactions with respect to wireline or wireless transmission capacity, the lease or sharing or other use of cable or fiber optic lines, equipment, rights-of-way or other access rights, between Parent (or any Restricted Subsidiary) and any other Person; provided, however, that, in the case of this clause (vi), such transaction complies with clause (a) in the immediately preceding paragraph.

Change of Control Triggering Event. Within 30 days of the occurrence of both a Change of Control and a Rating Decline with respect to the Notes (a “Change of Control Triggering Event”), the Issuer will be required to make an Offer to Purchase all outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes on the purchase date plus any accrued and unpaid interest (if any) to such purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

A “Change of Control” means the occurrence of any of the following events:

(A) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of Parent; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of Parent than such other person or group (for purposes of this clause (A), such person or group shall be deemed to beneficially own any Voting Stock of a corporation (the “specified corporation”) held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

(B) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of (i) Parent and the Restricted Subsidiaries, or (ii) the Issuer and the Issuer Restricted Subsidiaries, in each case considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary of Parent or the Issuer, respectively, or one or more Permitted Holders) shall have occurred; or

(C) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Parent then in office; or

(D) the shareholders of Parent or the Issuer shall have approved any plan of liquidation or dissolution of Parent or the Issuer, respectively.

In the event that the Issuer makes an Offer to Purchase the Notes, the Issuer intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

The existence of the holders’ right to require, subject to certain conditions, the Issuer to repurchase Notes upon a Change of Control Triggering Event may deter a third party from acquiring Parent or the Issuer in a transaction that constitutes a Change of Control. If an Offer to Purchase is made, there can be no assurance that the Issuer will have sufficient funds to pay the Purchase Price for all Notes tendered by holders seeking to accept the Offer to Purchase. In addition, instruments governing other Debt of Parent or the Issuer may prohibit the Issuer from purchasing any Notes prior to their Stated Maturity, including pursuant to an Offer to Purchase, or require that such Debt be repurchased upon a Change of Control. Subject to certain exceptions, the Existing Credit Facility requires the Issuer to prepay loans under the Existing Credit Facility within 60 days after the occurrence of a change of control triggering event (as defined in the Existing Credit Facility). In the event that an Offer to Purchase occurs at a time when the Issuer does not have sufficient available funds to pay the Purchase Price for all Notes tendered pursuant to such Offer to Purchase or a time when the Issuer is prohibited from purchasing the Notes (and the Issuer is unable either to obtain the consent of the holders of the relevant Debt or to repay such Debt), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Parent or the Issuer. The Indenture is governed by New York law, and there is no established definition under New York law of “substantially all” of the assets of a corporation. Accordingly, if Parent or the Issuer were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of “substantially all” of its assets and whether the Issuer was required to make an Offer to Purchase.

Except as described herein with respect to a Change of Control, the Indenture does not contain any other provisions that permit holders of Notes to require that the Issuer repurchase or redeem Notes in the event of a takeover, recapitalization or similar restructuring.

Reports. Whether or not Parent is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Parent shall file with the Commission the annual reports, quarterly reports and other documents which Parent would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Parent were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which Parent would have been required to file them. Parent or the Issuer shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the Security Register, without cost to such holders, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents (without exhibits) which Parent would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if Parent were subject thereto and (b) if filing such documents by Parent with the Commission is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents (without exhibits) to any prospective holder. Notwithstanding the foregoing, Parent and the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if Parent has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

Limitation on Designations of Unrestricted Subsidiaries. The Indenture provides that Parent will not designate (1) the Issuer or Level 3 LLC as an Unrestricted Subsidiary or (2) any other Subsidiary of Parent (other than a newly created Subsidiary in which no Investment has previously been made) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) unless:

(a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b) immediately after giving effect to such Designation, Parent would be able to Incur $1.00 of Debt under paragraph (a) of “—Limitation on Consolidated Debt;” and

(c) Parent would not be prohibited under the Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the portion (proportionate to Parent’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary on such date.

In the event of any such Designation, Parent shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “—Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount; provided, however, that, upon a Revocation of any such Designation of a Subsidiary, Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to (i) Parent’s “Investment” in such Subsidiary at the time of such Revocation less (ii) the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation. At the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall not own any Capital Stock of Parent or any Restricted Subsidiary. The Indenture further provides that neither Parent nor any Restricted Subsidiary shall at any time (x) provide credit support for, or a Guarantee of, any Debt of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt); provided, however, that Parent or a Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against Parent other than to obtain such pledged Capital Stock or Debt, (y) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under “—Limitation on Restricted Payments” and “—Transactions with Affiliates.”

Unless Designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Parent will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated as a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (a) and (b) of the immediately following paragraph will not be satisfied immediately following such classification. Except as provided in the first sentence of this “—Limitation on Designations of Unrestricted Subsidiaries,” no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

The Indenture further provides that a Designation may be revoked (a “Revocation”) by a resolution of the board of directors of Parent delivered to the Trustee, provided that Parent will not make any Revocation unless:

(a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(b) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred at such time for all purposes of the Indenture.

All Designations and Revocations must be evidenced by resolutions of the board of directors of Parent delivered to the Trustee (i) certifying compliance with the foregoing provisions and (ii) giving the effective date of such Designation or Revocation, such delivery to the Trustee to occur within 45 days after the end of the fiscal quarter of Parent in which such Designation or Revocation is made (or, in the case of a Designation or Revocation made during the last fiscal quarter of Parent’s fiscal year, within 90 days after the end of such fiscal year).

Limitation on Actions with respect to Existing Intercompany Obligations. Without the consent of the holders of at least two-thirds in principal amount of the outstanding Notes:

(a) the Issuer may not forgive or waive or fail to enforce any of its rights under the Offering Proceeds Note, any Offering Proceeds Note Guarantee, the Subordination Agreement or any other agreement with Parent or any Restricted Subsidiary to subordinate a payment obligation on any Debt to the prior payment in full in cash of all obligations with respect to the Offering Proceeds Note or an Offering Proceeds Note Guarantee, and the Issuer and Level 3 LLC may not amend the Offering Proceeds Note in a manner adverse to the holders of the Notes; provided, however, that nothing in this covenant shall compel the Issuer to demand payment under the Offering Proceeds Note or any Offering Proceeds Note Guarantee except during a bankruptcy, insolvency or similar proceeding;

(b) in the event Level 3 LLC (or any successor obligor under the Offering Proceeds Note) repays all or a portion of the Offering Proceeds Note, the Issuer must (i) deposit an amount of cash equal to the principal amount of the Offering Proceeds Note then repaid in an escrow account with an unaffiliated financial institution for the benefit of the holders of the Notes, and as security for the prompt and complete payment and performance when due of the Issuer’s obligations in respect of the Notes, until such time as the Notes are no longer outstanding or such cash is used pursuant to clause (ii) or (iii) of this paragraph, (ii) redeem Notes having a principal amount equal to the principal amount of the Offering Proceeds Note then repaid in accordance with, and if at such time permitted by, the first paragraph of the section entitled “—Optional Redemption,” or (iii) purchase Notes in the open market having a principal amount equal to the principal amount of the Offering Proceeds Note then repaid; provided, however, that if at any time the principal amount of the Offering Proceeds Note is greater than the principal amount of Notes that remain outstanding, Level 3 LLC (or any successor obligor under the Offering Proceeds Note) may repay or forgive or waive an amount of the Offering Proceeds Note equal to such excess without complying with clause (i), (ii) or (iii) above;

(c) Parent may not, and may not permit any Restricted Subsidiary to, provide any Lien on its Property for the benefit of, or any Guarantee (other than a similarly subordinated Guarantee) or other form of credit enhancement in respect of, (i) the Parent Intercompany Note or (ii) any other intercompany note required by clause (vi) of paragraph (b) of the covenant described under “—Limitation on Consolidated Debt” or clause (iv) of paragraph (b) of the covenant described under “ —Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” to be subordinated to the prior payment in full in cash of all obligations with respect to the Offering Proceeds Note or an Offering Proceeds Note Guarantee, or take any other action with the purpose or effect of making the Parent Intercompany Note senior to or equal in right of payment with the Offering Proceeds Note;

(d) Parent and Level 3 LLC may not amend the terms of the Parent Intercompany Note in a manner adverse to the holders of the Notes, the determination of which shall be made by the board of directors of Parent acting in good faith and shall be evidenced by a resolution of the board of directors of Parent except to permit subordination of Level 3 LLC’s obligations under the Parent Intercompany Note to its obligations under a Qualified Credit Facility as described, and to the extent set forth, under “—Subordination of Existing Intercompany Obligations;”

(e) Parent, the Issuer and Level 3 LLC may not amend the Subordination Agreement in a manner adverse to the holders of the Notes and Parent or any Restricted Subsidiary and the Issuer may not amend any other agreement between Parent or any Restricted Subsidiary and the Issuer to subordinate a payment obligation on any Debt of Parent or any Restricted Subsidiary to the prior payment in full in cash of all obligations with respect to the Offering Proceeds Note or any Offering Proceeds Note Guarantee, in each case, the determination of which shall be made by the board of directors of Parent acting in good faith and shall be evidenced by a resolution of the board of directors of Parent except to permit subordination of their respective obligations under the Offering Proceeds Note or any Offering Proceeds Note Guarantee to their respective obligations under a Qualified Credit Facility as described, and to the extent set forth, under “—Subordination of Existing Intercompany Obligations”; and

(f) Parent may not permit any Restricted Subsidiary to Guarantee the 10.75% Notes, the intercompany note issued by Level 3 LLC in respect of the proceeds of the 10.75% Notes, the 12.25% Notes, the 12.25% Proceeds Note, the Floating Rate Notes or the Floating Rate Proceeds Note unless such Restricted Subsidiary concurrently Guarantees the Notes and such Guarantee of the Notes remains in effect for so long as the Guarantee of the 10.75% Notes, the related intercompany note, the 12.25% Notes, the 12.25% Proceeds Note, the Floating Rate Notes or the Floating Rate Proceeds Note; provided, however, that this provision shall not be deemed to be violated by the Guarantee of the 10.75% Notes, the 12.25% Notes or the Floating Rate Notes of Level 3 LLC outstanding on the Issue Date.

Mergers, Consolidations and Certain Sales of Assets

Parent may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into Parent or (ii) directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons unless: (a) in a transaction in which Parent is not the surviving Person or in which Parent transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of Parent’s obligations under the Indenture and the Parent Guarantee; (b) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of Parent (or the successor entity) or a Restricted Subsidiary as a result of such transaction as having been Incurred by Parent or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture; (c) immediately after giving effect to such transaction, the Consolidated Net Worth of Parent (or the successor entity) is equal to or greater than that of Parent immediately prior to the transaction; (d) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of Parent (or the successor entity) or a Restricted Subsidiary as a result of such transaction as having been Incurred by Parent or such Restricted Subsidiary at the time of the transaction, Parent (or the successor entity) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in paragraph (a) under “—Certain Covenants—Limitation on Consolidated Debt” above; (e) if, as a result of any such transaction, Property of Parent (or the successor entity) or any Restricted Subsidiary would become subject to a Lien prohibited by the provisions of the Indenture described under “—Certain Covenants—Limitation on Liens” above, Parent or the successor entity to Parent shall have secured the Notes as required by said covenant; (f) in the case of a transfer, sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent, such assets shall have been transferred as an entirety or virtually as an entirety to one Person and such Person shall have complied with all the provisions of this paragraph; and (g) certain other conditions are met. The successor entity shall succeed to, and be substituted for, and may exercise every right and power of Parent under the Indenture and the Parent Guarantee, and the predecessor “Parent,” except in the case of a lease, shall be released from all its obligations under the Indenture and the Parent Guarantee.

The Issuer may not, in a single transaction or a series of related transactions, (i) consolidate or merge into Parent or permit Parent to consolidate with or merge into the Issuer or (ii) except to the extent permitted under “—Certain Covenants—Limitation on Restricted Payments,” directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to Parent. Additionally, the Issuer may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into the Issuer or (ii) (other than, to the extent permitted under “—Certain Covenants—Limitation on Restricted Payments,” to a Restricted Subsidiary that is or becomes a Guarantor and an Offering Proceeds Note Guarantor or to Parent so long as Parent is a Guarantor) directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons unless: (a) in a transaction in which the Issuer is not the surviving Person or in which the Issuer transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Issuer’s obligations under the Indenture; (b) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Issuer (or the successor entity) or an Issuer Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Issuer Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture; (c) immediately after giving effect to such transaction, the Consolidated Net Worth of the Issuer (or the successor entity) is equal to or greater than that of the Issuer immediately prior to the transaction; (d) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Issuer (or the successor entity) or an Issuer Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Issuer Restricted Subsidiary at the time of the transaction, the Issuer (or the successor entity) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in paragraph (a) under “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” above; (e) if, as a result of any such transaction, Property of the Issuer (or the successor entity) or any Issuer Restricted Subsidiary would become subject to a Lien prohibited by the provisions of the Indenture described under “—Certain Covenants—Limitation on Liens” above, the Issuer or the successor entity to the Issuer shall have secured the Notes as required by said covenant; (f) in the case of a transfer, sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer, such assets shall have been transferred as an entirety or virtually as an entirety to one Person and such Person shall have complied with all the provisions of this paragraph; and (g) certain other conditions are met. The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture, and the predecessor “Issuer,” except in the case of a lease, shall be released from all its obligations under the Indenture.

A Guarantor (other than Parent) may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or Persons (other than, with respect to a Guarantor that is an Issuer Restricted Subsidiary, the Issuer or another Guarantor that is an Issuer Restricted Subsidiary, and with respect to a Guarantor that is a Sister Restricted Subsidiary, another Guarantor that is a Sister Restricted Subsidiary or Parent) or permit any other Person (other than, with respect to a Guarantor that is an Issuer Restricted Subsidiary, another Guarantor that is an Issuer Restricted Subsidiary, and with respect to a Guarantor that is a Sister Restricted Subsidiary, Parent or another Guarantor that is a Sister Restricted Subsidiary) to consolidate with or merge into such Guarantor or (ii) except to another Guarantor to the extent permitted under “—Certain Covenants—Limitation on Restricted Payments,” directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons (other than, with respect to a Guarantor that is an Issuer Restricted Subsidiary, the Issuer or another Guarantor that is an Issuer Restricted Subsidiary, and with respect to a Guarantor that is a Sister Restricted Subsidiary, another Guarantor that is a Sister Restricted Subsidiary or Parent) unless (1) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of such Guarantor as a result of such transaction as having been Incurred by such Guarantor at the time of the transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture and (2) either (a) in a transaction in which such Guarantor is not the surviving Person or in which such Guarantor transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the resulting surviving or transferee Person is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of such Guarantor’s obligations under the Indenture and its Note Guarantee; or (b) such transaction complies with the covenant described under “—Certain Covenants—Limitation on Asset Dispositions” (or Parent certifies in an Officers’ Certificate to the Trustee that it will comply with the requirements of such covenant relating to application of the proceeds of such transaction).

An Offering Proceeds Note Guarantor may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or Persons (other than, with respect to an Offering Proceeds Note Guarantor that is an Issuer Restricted Subsidiary, the Issuer or another Offering Proceeds Note Guarantor that is an Issuer Restricted Subsidiary, and with respect to an Offering Proceeds Note Guarantor that is a Sister Restricted Subsidiary, another Offering Proceeds Note Guarantor that is a Sister Restricted Subsidiary or Parent) or permit any other Person (other than, with respect to an Offering Proceeds Note Guarantor that is an Issuer Restricted Subsidiary, another Offering Proceeds Note Guarantor that is an Issuer Restricted Subsidiary, and with respect to an Offering Proceeds Note Guarantor that is a Sister Restricted Subsidiary, Parent or another Offering Proceeds Note Guarantor that is a Sister Restricted Subsidiary) to consolidate with or merge into such Offering Proceeds Note Guarantor or (ii) except to another Offering Proceeds Note Guarantors to the extent permitted under “—Certain Covenants—Limitation on Restricted Payments,” directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons (other than, with respect to an Offering Proceeds Note Guarantor that is an Issuer Restricted Subsidiary, the Issuer or another Offering Proceeds Note Guarantor that is an Issuer Restricted Subsidiary, and with respect to an Offering Proceeds Note Guarantor that is a Sister Restricted Subsidiary, another Offering Proceeds Note Guarantor that is a Sister Restricted Subsidiary or Parent) unless (1) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of such Offering Proceeds Note Guarantor as a result of such transaction as having been Incurred by such Offering Proceeds Note Guarantor at the time of the transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture and (2) either (a) in a transaction in which such Offering Proceeds Note Guarantor is not the surviving Person or in which such Offering Proceeds Note Guarantor transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the resulting surviving or transferee Person is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume all of such Offering Proceeds Note Guarantor’s obligations under the Offering Proceeds Note Guarantee and any subordination agreements between the Issuer and such Offering Proceeds Note Guarantor relating to the Offering Proceeds Note; or (b) such transaction complies with the covenant described under “—Certain Covenants—Limitation on Asset Dispositions” (or Parent certifies in an Officers’ Certificate to the Trustee that it will comply with the requirements of such covenant relating to application of the proceeds of such transaction).

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Accreted Value” of any Debt issued at a price less than the principal amount at stated maturity, means, as of any date of determination, an amount equal to the sum of (a) the issue price of such Debt as determined in accordance with Section 1273 of the Code or any successor provisions plus (b) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the “stated redemption price at maturity” of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions, whether denominated as principal or interest, over the issue price of such Debt) that shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Debt to the date of determination, minus all amounts theretofore paid in respect of such Debt, which amounts are considered as part of the “stated redemption price at maturity” of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated principal or interest).

“Acquired Debt” means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and

(ii) Debt secured by a Lien encumbering any Property acquired by such specified Person, which Debt was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Transactions with Affiliates” and “Certain Covenants—Limitation on Asset Dispositions” and the definition of “Telecommunications/IS Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any transfer, conveyance, sale, lease, issuance or other disposition by Parent or any Restricted Subsidiary in one or more related transactions (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of Parent, but excluding a disposition by a Restricted Subsidiary to Parent or a Restricted Subsidiary or by Parent to a Restricted Subsidiary) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary (other than as permitted by clause (v), (vi), (vii) or (ix) of the covenant described under “—Certain Covenants—Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries”), (ii) substantially all of the assets of Parent or any Restricted Subsidiary representing a division or line of business or (iii) other Property of Parent or any Restricted Subsidiary outside of the ordinary course of business (excluding any transfer, conveyance, sale, lease or other disposition of equipment that is obsolete or no longer used by or useful to Parent); provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12-month period. The following shall not be Asset Dispositions: (i) Permitted Telecommunications Capital Asset Dispositions that comply with clause (i) of the first paragraph under “—Certain Covenants—Limitation on Asset Dispositions,” (ii) when used with respect to Parent, any Asset Disposition permitted pursuant to “—Mergers, Consolidations and Certain Sales of Assets” which constitutes a disposition of all or substantially all of the assets of Parent and the Restricted Subsidiaries taken as a whole, (iii) Receivables sales constituting Debt under Qualified Receivable Facilities permitted to be Incurred pursuant to “—Certain Covenants—Limitation on Consolidated Debt” or “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” and (iv) any disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Attributable Value” means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (including any period for which such lease has been extended) as determined in accordance with generally accepted accounting principles, discounted from the last date of such remaining term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. “Attributable Value” means, as to a Capital Lease Obligation, the principal amount thereof.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amount under a lease of (or other Debt arrangements conveying the right to use) Property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a “Capital Lease”). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Cash Equivalents” means (i) Government Securities maturing, or subject to tender at the option of the holder thereof, within two years after the date of acquisition thereof, (ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the law of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time) with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with (x) any bank meeting the qualifications specified in clause (ii) above or (y) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof; provided, however, that at the time of acquisition, the long-term debt of such state, political subdivision or public instrumentality has a rating of A (or higher) from S&P or A-2 (or higher) from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the Trustee), (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time), and commercial paper issued by others having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating service acceptable to the Trustee) and in each case maturing within one year after the date of acquisition, (vi) overnight bank deposits and bankers’ acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time), (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time) and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vii).

“Change of Control” has the meaning set forth under “—Certain Covenants—Change of Control Triggering Event” above.

“Change of Control Triggering Event” has the meaning set forth under “—Certain Covenants—Change of Control Triggering Event” above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Capital Ratio” means as of the date of determination the ratio of (i) the aggregate amount of Debt of Parent and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the sum of (a) $2.024 billion, (b) the aggregate net proceeds to Parent from the issuance or sale of any Capital Stock (including Preferred Stock) of Parent other than Disqualified Stock subsequent to the Measurement Date, (c) the aggregate net proceeds from the issuance or sale of Debt of Parent or any Restricted Subsidiary subsequent to the Measurement Date convertible or exchangeable into Capital Stock of Parent other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of Parent subsequent to the Measurement Date and (d) the after-tax gain on the sale, subsequent to the Measurement Date, of Special Assets to the extent such Special Assets have been sold for cash, Cash Equivalents, Telecommunications/IS Assets or the assumption of Debt of Parent or any Restricted Subsidiary (other than Debt that is subordinated to the Notes or any applicable Note Guarantee or Offering Proceeds Note Guarantee) and release of Parent and all Restricted Subsidiaries from all liability on the Debt assumed; provided, however, that, for purposes of calculation of the Consolidated Capital Ratio, the net proceeds from the issuance or sale of Capital Stock or Debt described in clause (b) or (c) above shall not be included to the extent (x) such proceeds have been utilized to make a Permitted Investment under clause (i) of the definition thereof or a Restricted Payment or (y) such Capital Stock or Debt shall have been issued or sold to Parent, a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees.

“Consolidated Cash Flow Available for Fixed Charges” for Parent and its Restricted Subsidiaries or for the Issuer and the Issuer Restricted Subsidiaries for any period means the Consolidated Net Income of Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries, as applicable, for such period increased by the sum of, to the extent reducing such Consolidated Net Income for such period, (i) Consolidated Interest Expense of Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries, as applicable, for such period, plus (ii) Consolidated Income Tax Expense of Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries, as applicable, for such period, plus (iii) consolidated depreciation and amortization expense and any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) for Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries, as applicable; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary or Issuer Restricted Subsidiary, as applicable (calculated separately for such Restricted Subsidiary or Issuer Restricted Subsidiary in the same manner as provided above for Parent or the Issuer, as applicable) that is subject to a restriction which prevents the payment of dividends or the making of distributions to Parent or another Restricted Subsidiary or to the Issuer or another Issuer Restricted Subsidiary, as applicable, to the extent of such restrictions.

“Consolidated Income Tax Expense” for Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries for any period means the aggregate amounts of the provisions for income taxes of Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries, as applicable, for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Interest Expense” for Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries for any period means the interest expense included in a consolidated income statement (excluding interest income) of Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted

Subsidiaries, as applicable, for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts and issuance costs, including commitment fees; (ii) any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities; (iii) net costs with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements (including fees); (iv) Preferred Stock Dividends (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock Dividends, whether or not declared or paid; (vi) interest on Debt guaranteed by Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries, as applicable; (vii) the portion of any Capital Lease Obligation or Sale and Leaseback Transaction paid during such period that is allocable to interest expense; (viii) interest Incurred in connection with investments in discontinued operations; and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Parent or a Restricted Subsidiary or the Issuer or an Issuer Restricted Subsidiary, as applicable) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” for Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries for any period means the net income (or loss) of Parent and its Restricted Subsidiaries or the Issuer and the Issuer Restricted Subsidiaries, as applicable, for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall be excluded therefrom (a) for purposes of the covenant described under “ —Certain Covenants—Limitation on Restricted Payments” only, the net income (or loss) of any Person acquired by Parent or a Restricted Subsidiary or the Issuer or an Issuer Restricted Subsidiary, as applicable, in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary or an Issuer Restricted Subsidiary, as applicable, except to the extent of the amount of dividends or other distributions actually paid to Parent or a Restricted Subsidiary or to the Issuer or an Issuer Restricted Subsidiary, as applicable, by such Person during such period (except, for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, to the extent such dividends or distributions have been subtracted from the calculation of the amount of Investments to support the actual making of Investments), (c) gains or losses realized upon the sale or other disposition of any Property of Parent or its Restricted Subsidiaries or the Issuer or the Issuer Restricted Subsidiaries, as applicable, that is not sold or disposed of in the ordinary course of business (it being understood that Permitted Telecommunications Capital Asset Dispositions shall be considered to be in the ordinary course of business), (d) gains or losses realized upon the sale or other disposition of any Special Assets, (e) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles, (f) the cumulative effect of changes in accounting principles, (g) non-cash gains or losses resulting from fluctuations in currency exchange rates, (h) any non-cash expense related to the issuance to employees or directors of Parent or any Restricted Subsidiary or the Issuer or any Issuer Restricted Subsidiary, as applicable, of (1) options to purchase Capital Stock of Parent or such Restricted Subsidiary or the Issuer or such Issuer Restricted Subsidiary, as applicable, or (2) other compensatory rights; provided, in either case, that such options or rights, by their terms can be redeemed at the option of the holder of such option or right only for Capital Stock, (i) with respect to a Restricted Subsidiary or an Issuer Restricted Subsidiary, as applicable, that is not a Wholly Owned Subsidiary any aggregate net income (or loss) in excess of Parent’s or any Restricted Subsidiary’s or the Issuer’s or any Issuer Restricted Subsidiary’s, as applicable, pro rata share of the net income (or loss) of such Restricted Subsidiary or Issuer Restricted Subsidiary, as applicable, that is not a Wholly Owned Subsidiary; provided further that there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary or any Issuer Restricted Subsidiary, as applicable, that is subject to a restriction which prevents the payment of dividends or the making of distributions to Parent or another Restricted Subsidiary or to the Issuer or another Issuer Restricted Subsidiary, as applicable, to the extent of such restriction, and (j) if the period is the second, third or fourth fiscal quarter of 2003 or the first fiscal quarter of 2004, an aggregate of $293,686,650 for all such quarters (such amount relating to communications revenues recognized by Parent and its Subsidiaries in connection with the amendment in February 2003 of the 1998 Cost Sharing and IRU Agreement with XO Communications).

“Consolidated Net Worth” of any Person means the stockholders’ equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person.

“Consolidated Tangible Assets” of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

“Credit Facilities” means one or more credit agreements, including the Existing Credit Facility, loan agreements or similar facilities, secured or unsecured, providing for revolving credit loans, term loans and/or letters of credit, including any Qualified Receivable Facility, entered into from time to time by Parent and its Restricted Subsidiaries, or Purchase Money Debt, or Debt Incurred pursuant to Capital Lease Obligations, Sale and Leaseback Transactions, or senior secured note issuances, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of Property, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of Property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person and all Attributable Value in respect of Sale and Leaseback Transactions entered into by such Person, (vi) all obligations to redeem or repurchase Disqualified Stock issued by such Person, (vii) the liquidation preference of any Preferred Stock (other than Disqualified Stock, which is covered by the preceding clause (vi)) issued by any Restricted Subsidiary of such Person, (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The “amount” or “principal amount” of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be, except as otherwise set forth herein, the Accreted Value of such Debt at such time or (b) in the case of any Receivables sale constituting Debt, the amount of the unrecovered purchase price (that is, the amount paid for Receivables that has not been actually recovered from the collection of such Receivables) paid by the purchaser (other than Parent or a Wholly Owned Restricted Subsidiary of Parent) thereof. The amount of Debt represented by an obligation under an Interest Rate or Currency Protection Agreement shall be equal to (x) zero if such obligation has been Incurred pursuant to clause (x) of paragraph (b) of the covenant described under “ —Certain Covenants—Limitation on Consolidated Debt” or clause (viii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” or (y) the notional amount of such obligation if not Incurred pursuant to such clause.

“Default” means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

“Disqualified Stock” of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require Parent or the Issuer, respectively, to repurchase or redeem such Preferred Stock upon the occurrence of (i) a change of control occurring prior to the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under “—Certain Covenants—Change of Control Triggering Event” or (ii) an asset sale occurring prior to the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the asset sale provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under “—Limitation on Asset Dispositions” and, in each case such Preferred Stock specifically provides that Parent or the Issuer, respectively, will not repurchase or redeem any such stock pursuant to such provisions prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to the covenant described under “—Certain Covenants—Change of Control Triggering Event” or “—Limitation on Asset Dispositions.”

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of Parent held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) applicable to Parent for the period during which such dividends were paid.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

“Event of Default” has the meaning set forth under “—Events of Default” below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

“Existing Credit Facility” means the Credit Agreement dated as of December 1, 2004, among the Issuer, Parent, the lenders party thereto and Merrill Lynch Capital Corporation, as Administrative Agent, as amended and restated as of June 27, 2006.

“Existing Notes” means Parent’s 2.875% Convertible Senior Notes due 2010 in an aggregate principal amount not to exceed $374 million, 11% Senior Notes due 2008 in an aggregate principal amount not to exceed $78 million, 11.25% Senior Notes due 2010 in an aggregate principal amount not to exceed $96 million, 12.875% Senior Discount Notes due 2010 in an aggregate principal amount at maturity not to exceed $488 million, 10.75% Senior Notes due 2008 in an aggregate principal amount not to exceed $59 million, 11.25% Senior Notes due 2010 in an aggregate principal amount not to exceed $123 million, 6% Convertible Subordinated Notes due 2009 in an aggregate principal amount not to exceed $362 million, 6% Convertible Subordinated Notes due 2010 in an aggregate principal amount not to exceed $514 million, 9% Convertible Senior Discount Notes due 2013 in an aggregate principal amount not to exceed $254 million, 5.25% Convertible Senior Notes due 2011 in an aggregate principal amount not to exceed $345 million, 10% Convertible Senior Notes due 2011 in an aggregate principal amount not to exceed $880 million, 11.50% Senior Notes due 2010 in an aggregate principal amount not to exceed $692 million, the Issuer’s 10.75% Senior Notes due 2011 in an aggregate principal amount not to exceed $500 million, the Issuer’s 12.25% Senior Notes due 2013 in an aggregate principal amount not to exceed $550 million and the Issuer’s Floating Rate Senior Notes due 2011 in an aggregate principal amount not to exceed $150 million.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the board of directors of Parent acting in good faith and shall be evidenced by a resolution of the board of directors of Parent (except in the case of the last paragraph under “—Certain Covenants—Limitation on Asset Dispositions”).

“Floating Rate Notes” means the Issuer’s Floating Rate Senior Notes due 2011 issued pursuant to the Indenture dated as of March 14, 2006, among the Issuer, Parent and The Bank of New York, as trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer’s option (unless, for purposes of the definition of “Cash Equivalents” only, the obligations are redeemable or callable at a price not less than the purchase price paid by Parent or the applicable Restricted Subsidiary, together with all accrued and unpaid interest (if any) on such Government Securities).

“Guarantee” by any Person means any obligation, direct or indirect, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, including any such obligations arising by virtue of partnership arrangements or by agreements to keep-well, (ii) to purchase Property or services or to take-or-pay for the purpose of assuring the holder of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (iv) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof, in whole or in part (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Guarantor” means (1) Parent and (2) any other Person that becomes a Guarantor pursuant to the covenants described under “—Certain Covenants—Limitation on Consolidated Debt,” “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries,” “—Mergers, Consolidations and Certain Sales of Assets” or any other provision of the Indenture.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt. Debt otherwise incurred by a Person before it becomes a Subsidiary of Parent shall be deemed to have been Incurred at the time at which it becomes a Subsidiary.

“Interest Rate or Currency Protection Agreement” of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

“Invested Capital” means the sum of (a) $500 million, (b) the aggregate net proceeds received by Parent from the issuance or sale of any Capital Stock, including Preferred Stock, of Parent but excluding Disqualified Stock, subsequent to the Measurement Date, and (c) the aggregate net proceeds from the issuance or sale of Debt of Parent or any Restricted Subsidiary subsequent to the Measurement Date convertible or exchangeable into Capital Stock of Parent other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of Parent subsequent to the Measurement Date; provided, however, that the net proceeds from the issuance or sale of Capital Stock or Debt described in clause (b) or (c) shall be excluded from any computation of Invested Capital to the extent (i) utilized to make a Restricted Payment or (ii) such Capital Stock or Debt shall have been issued or sold to Parent, a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, purchase, redemption, retirement or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, or Incurrence of, or payment on, a Guarantee of any obligation of, any other Person; provided, however, that Investments shall exclude commercially reasonable extensions of trade credit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment, plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be (except to the extent such repaid amount has been included in Consolidated Net Income of Parent and its Restricted Subsidiaries to support the actual making of Restricted Payments), but without any other adjustments for increases or decreases in value, or write-ups, write downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means October 30, 2006.

“Issue Date Purchase Money Debt” means Purchase Money Debt outstanding on the Issue Date; provided, however, that the amount of such Purchase Money Debt when Incurred did not exceed 100% of the cost of the construction, installation, acquisition, lease, development or improvement of the applicable Telecommunications/IS Assets.

“Issue Date Rating” means the ratings assigned to Notes by the Rating Agencies on the Issue Date.

“Issuer Debt Ratio” means the ratio of (a) the aggregate consolidated principal amount (or, in the case of Debt issued at a discount, the then-Accreted Value) of Debt of the Issuer and the Issuer Restricted Subsidiaries (other than Debt owed to Parent or a Sister Restricted Subsidiary that is subordinated to the Offering Proceeds Note (if Level 3 LLC is the obligor on such Debt) or to an Offering Proceeds Note Guarantee of the obligor on such Debt), on a consolidated basis, outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the proposed Incurrence of Debt giving rise to such calculation and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the net proceeds thereof, to (b) the sum of, without duplication, (x) Consolidated Cash Flow Available for Fixed Charges of the Issuer and the Issuer Restricted Subsidiaries for the four full fiscal quarters next preceding such proposed Incurrence of Debt for which consolidated financial statements are available and (y) Consolidated Cash Flow Available for Fixed Charges of Parent and the Sister Restricted Subsidiaries to the extent attributable to Sister Restricted Subsidiaries that are Guarantors for such four full fiscal quarters; provided, however, that if (A) since the beginning of such four full fiscal quarter period the Issuer, any Issuer Restricted Subsidiary, Parent or any Sister Restricted Subsidiary shall have made one or more Asset Dispositions or an Investment (by merger or otherwise) in any Issuer Restricted Subsidiary or Sister Restricted Subsidiary (or any Person which becomes an Issuer

Restricted Subsidiary or a Sister Restricted Subsidiary) or an acquisition, merger or consolidation of Property which constitutes all or substantially all of an operating unit of a business or a line of business, or (B) since the beginning of such period any Person (that subsequently became an Issuer Restricted Subsidiary or a Sister Restricted Subsidiary or was merged with or into the Issuer, any Issuer Restricted Subsidiary or any Sister Restricted Subsidiary since the beginning of such period) shall have made such an Asset Disposition, Investment, acquisition, merger or consolidation, then Consolidated Cash Flow Available for Fixed Charges for such four full fiscal quarter period shall be calculated after giving pro forma effect to such Asset Dispositions, Investments, acquisitions, mergers or consolidations as if such Asset Dispositions, Investments, acquisitions, mergers or consolidations occurred on the first day of such period. For purposes of this definition, whenever “pro forma” effect is to be given to any Asset Disposition, Investment, acquisition, merger or consolidation, the calculations shall be performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the chief financial officer of Parent, except that any such pro forma calculation may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the Board of Directors of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within twelve months following such transaction, provided, that such adjustments are set forth in an Officers’ Certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate.

“Issuer Restricted Subsidiaries” means the Subsidiaries of the Issuer that are Restricted Subsidiaries.

“Joint Venture” means a Person in which Parent or a Restricted Subsidiary holds not more than 50% of the shares of Voting Stock.

“Lien” means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any Sale and Leaseback Transaction). For purposes of this definition the sale, lease, conveyance or other transfer by Parent or any of its Subsidiaries of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien. For the sake of clarity, subordination and setoff rights do not constitute Liens.

“Measurement Date” means April 28, 1998.

“Moody’s” means Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody’s Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “Moody’s” shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Trustee by a written notice given to the Issuer.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Debt or other obligations relating to such Property) therefrom by such Person, net of (i) all legal, title and recording taxes, expenses and commissions and other fees and expenses (including appraisals, brokerage commissions and investment banking fees) Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures of such Person as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such Property and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the board of directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be, for all purposes of the Indenture and the Notes, treated as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; provided further, however, that, in the event that any consideration for a transaction (which would otherwise constitute Net Available Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, at such time as such portion of the consideration is released to such Person or its Restricted Subsidiary from escrow, such portion shall be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such release from escrow with Net Available Proceeds equal to the amount of such portion of consideration released from escrow.

“Non-Telecommunications Subsidiary” means any Issuer Restricted Subsidiary not engaged in any material respect in the Telecommunications/IS Business.

“Note Guarantee” means an unconditional Guarantee of the due and punctual payment of the principal of and premium, if any, and interest on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and all other monetary obligations of the Issuer under the Indenture and the Notes, and the due and punctual performance of all covenants, agreements, obligations and liabilities of the Issuer under or pursuant to the Indenture and the Notes, including the Parent Guarantee.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first-class mail, postage prepaid, to each holder of Notes at its address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Issuer shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain information concerning the business of Parent and its Subsidiaries which the Issuer in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in Parent’s business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Issuer to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuer to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

a. the Section of the Indenture pursuant to which the Offer to Purchase is being made;

b. the Expiration Date and the Purchase Date;

c. the aggregate principal amount of the outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the section of the Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

d. the purchase price to be paid by the Issuer for $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

e. that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

f. the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

g. that any Notes not tendered or tendered but not purchased by the Issuer will continue to accrue interest;

h. that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon, if any, shall cease to accrue on and after the Purchase Date;

i. that each holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

j. that holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or the Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

k. that (i) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (ii) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

l. that in the case of any holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

“Offering Proceeds Note Guarantee” means an unconditional Guarantee of the due and punctual payment of the principal of and premium, if any, and interest on the Offering Proceeds Note, when and as due, whether on demand, at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and all other monetary obligations of Level 3 LLC under the Offering Proceeds Note.

“Offering Proceeds Note Guarantor” means any Restricted Subsidiary that provides an Offering Proceeds Note Guarantee pursuant to the covenant described under “—Certain Covenants—Limitation on Consolidated Debt” and “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” or any other provision of the Indenture.

“Officers’ Certificate” of any Person means a certificate signed by the Chairman of the board of directors of such Person, a Vice Chairman of the board of directors of such Person, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of such Person and delivered to the Trustee, which shall comply with the Indenture.

“Opinion of Counsel” means an opinion of counsel acceptable to the Trustee (who may be counsel to Parent or the Issuer, including an employee of Parent or the Issuer).

“OECD” shall mean the Organization for Economic Cooperation and Development.

“Parent Guarantee” means the Note Guarantee of Parent.

“Permitted Holders” means the members of Parent’s Board of Directors on the Measurement Date and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act) at least 66  2/3% of the total voting power of the Voting Stock of such Person.

“Permitted Interest Rate or Currency Protection Agreement” of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and not for purposes of speculation and which, in the case of an interest rate agreement, shall have a notional amount no greater than the principal amount at maturity due with respect to the Debt being hedged thereby.

“Permitted Investments” means (a) Cash Equivalents; (b) investments in prepaid expenses; (c) negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits; (d) loans, advances or extensions of credit to employees and directors made in the ordinary course of business and consistent with past practice; (e) obligations under Permitted Interest Rate or Currency Protection Agreements; (f) bonds, notes, debentures and other securities received as a result of Asset Dispositions pursuant to and in compliance with “—Certain Covenants—Limitation on Asset Dispositions”; (g) Investments in any Person as a result of which such Person becomes a Restricted Subsidiary; (h) Investments made prior to the Measurement Date; (i) Investments made after the Measurement Date in Persons engaged in the Telecommunications/IS Business in an aggregate amount not to exceed Invested Capital; and (j) additional Investments in an aggregate amount not to exceed $200 million.

“Permitted Liens” means (a) Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of Parent’s and its Restricted Subsidiaries’ businesses or the ownership of its Property not securing any Debt, and which do not in the aggregate materially detract from the value of Parent’s and its Restricted Subsidiaries’ Property when taken as a whole, or materially impair the use thereof in the operation of its business; (c) Liens, pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of statutory obligations; (d) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate materially impair the use of Property in the operation of the business of Parent and the Restricted Subsidiaries taken as a whole); (e) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Parent or its Restricted Subsidiaries; and (f) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease.

“Permitted Telecommunications Capital Asset Disposition” means the transfer, conveyance, sale, lease or other disposition of optical fiber and/or conduit and any related equipment used in a Segment (as defined) of Parent’s communications network that (i) constitute capital assets in accordance with generally accepted accounting principles and (ii) after giving effect to such disposition, would result in Parent retaining at least either (A) 24 optical fibers per route mile on such Segment as deployed at the time of such disposition or (B) 12 optical fibers and one empty conduit per route mile on such Segment as deployed at such time. “Segment” means (x) with respect to Parent’s intercity network, the through-portion of such network between two local networks (i.e., Omaha to Denver) and (y) with respect to a local network of Parent (i.e., Dallas), the entire through-portion of such network, excluding the spurs which branch off the through-portion.

“Person” means any individual, corporation, company, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Parent or the Issuer or a Wholly Owned Restricted Subsidiary of Parent or the Issuer, respectively. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) applicable to the issuer of such Preferred Stock for the period during which such dividends were paid.

“Pro Forma Consolidated Cash Flow Available for Fixed Charges” for Parent and its Restricted Subsidiaries for any period means Consolidated Cash Flow Available for Fixed Charges of Parent and its Restricted Subsidiaries for such period, calculated in accordance with the definition thereof; provided, however, that if (A) since the beginning of the applicable period Parent or one of its Restricted Subsidiaries shall have made one or more Asset Dispositions or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition, merger or consolidation of Property which constitutes all or substantially all of an operating unit of a business or a line of business, or (B) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Parent or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Disposition, Investment, acquisition, merger or consolidation, then Consolidated Cash Flow Available for Fixed Charges for such four full fiscal quarter period shall be calculated after giving pro forma effect to such Asset Dispositions, Investments, acquisitions, mergers or consolidations as if such Asset Dispositions, Investments, acquisitions, mergers or consolidations occurred on the first day of such period. For purposes of this definition, whenever “pro forma” effect is to be given to any Asset Disposition, Investment, acquisition, merger or consolidation, the calculations shall be performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the chief financial officer of Parent, except that any such pro forma calculation may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the Board of Directors of Parent of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within twelve months following such transaction, provided that such adjustments are set forth in an Officers’ Certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Proportionate Interest” in any issuance of Capital Stock of a Restricted Subsidiary means a ratio (i) the numerator of which is the aggregate amount of all Capital Stock of such Restricted Subsidiary beneficially owned by Parent and the Restricted Subsidiaries and (ii) the denominator of which is the aggregate amount of Capital Stock of such Restricted Subsidiary beneficially owned by all Persons (excluding, in the case of this clause (ii), any Investment made in connection with such issuance).

“Purchase Money Debt” means Debt (including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, installation, acquisition, lease, development or improvement by Parent or any Restricted Subsidiary of any Telecommunications/IS Assets of Parent or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

“Qualified Credit Facility” means one or more credit agreements, loan agreements, or similar facilities, secured or unsecured, providing for revolving credit loans, term loans and/or letters of credit, including any Qualified Receivable Facility, entered into from time to time by Parent and its Restricted Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time, including, without limitation, the Existing Credit Facility.

“Qualified Receivable Facility” means Debt of Parent or any Subsidiary Incurred from time to time pursuant to either (x) credit facilities secured by Receivables or (y) Receivables purchase facilities, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

“Rating Agencies” mean Moody’s and S&P.

“Rating Date” means the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of Parent to effect a Change of Control.

“Rating Decline” shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), either of the Rating Agencies assigns or reaffirms a rating to the Notes that is lower than the applicable Issue Date Rating (or the equivalent thereof). If, prior to the Rating Date, either of the ratings assigned to the Notes by the Rating Agencies is lower than the applicable Issue Date Rating, then a Rating Decline will be deemed to have occurred if such rating is not changed by the 90th day following the Rating Date. A downgrade within rating categories, as well as between rating categories, will be considered a Rating Decline. A “Rating Decline” also shall be deemed to have occurred if a Rating Decline (as defined in any indenture governing any of the Existing Notes) shall have occurred in respect of any of the Existing Notes.

“Receivables” means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

“Restricted Subsidiary” means (a) a Subsidiary of Parent or of a Restricted Subsidiary, including the Issuer, that has not been designated or classified as an Unrestricted Subsidiary pursuant to and in compliance with “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries” and (b) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary pursuant to such covenant.

“S&P” means Standard & Poor’s Ratings Service or, if Standard & Poor’s Ratings Service shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor’s Ratings Service ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “S&P” shall mean any other nationally recognized rating agency (other than Moody’s) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Trustee by a written notice given to the Issuer.

“Sale and Leaseback Transaction” of any Person means any direct or indirect arrangement pursuant to which any Property is sold or transferred by such Person or a Restricted Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Sister Restricted Subsidiary” means a Restricted Subsidiary that is not the Issuer or an Issuer Restricted Subsidiary.

“Special Assets” means (a) the Capital Stock or assets of RCN Corporation and Commonwealth Telephone Enterprises, Inc. (and any intermediate holding companies or other entities formed solely for the purpose of owning such Capital Stock or assets) owned, directly or indirectly, by Parent or any Restricted Subsidiary on the Measurement Date, and (b) any Property, other than cash, Cash Equivalents and Telecommunications/IS Assets, received as consideration for the disposition after the Measurement Date of Special Assets (as contemplated by the first proviso under “—Certain Covenants—Limitation on Asset Dispositions”).

“Stated Maturity” when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Note at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer or such contingency has occurred).

“Subordinated Debt” means Debt of Parent (a) that is not secured by any Lien on or with respect to any Property now owned or acquired after the Measurement Date and (b) as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full in cash of the Parent Guarantee to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due (including by acceleration or for additional amounts) in respect of, or repurchases, redemptions or other retirements of, such Debt (collectively, “payments of such Debt”) may be permitted for so long as any default (after giving effect to any applicable grace periods) in the payment of principal (or premium, if any) or interest on the Notes exists, including as a result of acceleration;

(ii) in the event that any other Default exists with respect to the Notes, upon notice by holders of 25% or more in aggregate principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to Parent and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of such Debt may be made for a period of 179 days from the date of such notice; provided, however, that not more than one such payment blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Notes during such period; (iii) if payment of such Debt is accelerated when any Notes are outstanding, no payments of such Debt may be made until three Business Days after the Trustee receives notice of such acceleration and, thereafter, such payments may only be made to the extent the terms of such Debt permit payment at that time; and (iv) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Parent (including any redemption, retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by Parent) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by Parent) which is conditioned upon (A) a change of control of Parent pursuant to provisions substantially similar to those described under “—Certain Covenants—Change of Control Triggering Event” (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Issuer’s repurchase of the Notes required to be repurchased by the Issuer pursuant to the provisions described under “—Certain Covenants—Change of Control Triggering Event”) or (B) a sale or other disposition of assets pursuant to provisions substantially similar to those described under “—Certain Covenants—Limitation on Asset Dispositions” (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Issuer’s repurchase of the Notes required to be repurchased by the Issuer pursuant to the provision described under “—Certain Covenants—Limitation on Asset Dispositions”).

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Telecommunications/IS Assets” means (a) any Property (other than cash, cash equivalents and securities) to be owned by Parent or any Restricted Subsidiary and used in the Telecommunications/IS Business; (b) for purposes of the covenants described under “—Certain Covenants—Limitation on Consolidated Debt,” “—Certain Covenants—Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries” and “—Certain Covenants—Limitation on Liens” only, Capital Stock of any Person; or (c) for all other purposes of the Indenture, Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Parent or another Restricted Subsidiary from any Person other than an Affiliate of Parent; provided, however, that, in the case of clause (b) or (c), such Person is primarily engaged in the Telecommunications/IS Business.

“Telecommunications/IS Business” means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business, (iii) computer outsourcing, data center management, computer systems integration, reengineering of computer software for any purpose (including, without limitation, for the purposes of porting computer software from one operating environment or computer platform to another or to address issues commonly referred to as “Year 2000 issues”) or (iv) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i), (ii) or (iii) above; provided, however, that the determination of what constitutes a Telecommunications/IS Business shall be made in good faith by the board of directors of Parent.

“10.75% Notes” means the Issuer’s 10.75% Senior Notes due 2011 issued pursuant to the Indenture dated as of October 1, 2003, among the Issuer, Parent and The Bank of New York, as trustee.

“12.25% Notes” means the Issuer’s 12.25% Senior Notes due 2013 issued pursuant to the Indenture dated March 14, 2006, among the Issuer, Parent and The Bank of New York, as trustee.

“Unrestricted Subsidiary” means (a) 91 Holding Corp. (the subsidiary that holds indirectly Parent’s interests in the SR91 tollroad), Level 3 Finance LLC, Level 3 Finance II LLC, Eldorado Funding LLC, SR 91 Holding LLC, SR91 Corp, SR LP, Express Lanes, Inc., California Private Transportation Company LP, CPTC LLC and 85 Tenth Avenue LLC; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of Parent designated as such pursuant to and in compliance with “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries” and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto. For the sake of clarity, actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by Parent or any Restricted Subsidiary.

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors’ qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

The following are Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under “—Certain Covenants—Change of Control Triggering Event” when due and payable; (d) failure to perform or comply with the provisions described under “—Mergers, Consolidations and Certain Sales of Assets” and “—Certain Covenants—Limitation on Asset Dispositions;” (e) failure to perform any other covenant or agreement of Parent, the Issuer or any Restricted Subsidiary in the Notes or in the Indenture continued for 60 days after written notice to the Issuer by the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes; (f) default under the terms of any instrument evidencing or securing Debt of Parent or any Restricted Subsidiary having an outstanding principal amount of not less than $25 million or its foreign currency equivalent at the time individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due (after expiration of any applicable grace period); (g) the rendering of a judgment or judgments against Parent or any Restricted Subsidiary in an aggregate amount in excess of $25 million or its foreign currency equivalent at the time and shall not be waived, satisfied or discharged for any period of 45 consecutive days during which a stay of enforcement shall not be in effect; (h) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Guarantor denies or disaffirms its obligations under its Note Guarantee; and (i) certain events of bankruptcy, insolvency or reorganization affecting Parent, the Issuer or any Significant Subsidiary. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If any Event of Default (other than an Event of Default described in clause (i) above with respect to Parent or the Issuer) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (i) above occurs with respect to Parent or the Issuer, all the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see “—Amendment, Supplement and Waiver.”

No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto. Parent and the Issuer also will be required to deliver to the Trustee annually a statement as to the performance by Parent and the Issuer of certain of their obligations under the Indenture and as to any default in such performance.

Amendment, Supplement and Waiver

The Issuer, the Guarantors and the Trustee may, at any time and from time to time, without notice to or consent of any holders of Notes, enter into one or more indentures supplemental to the Indenture (1) to evidence the succession of another Person to the Issuer, Parent or any other Guarantor and the assumption by such successor of the covenants of the Issuer, Parent or such other Guarantor, respectively, in the Indenture, the Notes and the applicable Note Guarantee; (2) to add to the covenants of Parent, the Issuer or any of their respective Subsidiaries, for the benefit of the holders, or to surrender any right or power conferred upon Parent, the Issuer or any other Guarantor by the Indenture; (3) to add any additional Events of Defaults; (4) to provide for uncertificated Notes in addition to or in place of certificated Notes; (5) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee; (6) to secure the Notes; (7) to comply with the Trust Indenture Act or the Securities Act (including Regulation S promulgated thereunder); (8) to add additional Note Guarantees or to release any Guarantors from Note Guarantees as provided by the terms of the Indenture; or (9) to cure any ambiguity in the Indenture, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provision with respect to matters or questions arising under the Indenture; provided such actions shall not adversely affect the interests of the holders in any material respect. The Issuer, a Guarantor and the Trustee may, at any time and from time to time, without notice to or consent of any holders of Notes, enter into one or more indentures supplemental to the Indenture, or amend one or more indentures supplemental to the Indenture, in each case as set forth in the fifth paragraph under the heading “—Note Guarantees.”

With the consent of the holders of not less than a majority in principal amount of the outstanding Notes, the Issuer, the Guarantors and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders; provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding Note (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the interest thereon that would be due and payable upon the Stated Maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is necessary for any such supplemental Indenture or required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder; (3) subordinate in right of payment, or otherwise subordinate, the Notes or any Note Guarantee to any other Debt (other than as set forth in the fifth paragraph under the heading “—Note Guarantees”); (4) except as otherwise required by the Indenture, release any security interest that may have been granted in favor of the holders of the Notes; (5) reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under “—Optional Redemption”; (6) reduce the premium payable upon a Change of Control Triggering Event or, at any time after a Change of Control Triggering Event has occurred, change the time at which the Offer to Purchase relating thereto must be made or at which the Notes must be repurchased pursuant to such Offer to Purchase; (7) at any time after the Issuer is obligated to make an Offer to Purchase with the Net Available Proceeds from Asset Dispositions, change the time at which such Offer to Purchase must be made or at which the Notes must be repurchased pursuant thereto; (8) make any change in any Note Guarantee that would adversely affect the holders of the Notes (other than as set forth in the fifth paragraph under the heading “—Note Guarantees”); or (9) modify any provision of this paragraph (except to increase any percentage set forth herein); and provided further, however, that without the consent of at least two-thirds in principal amount of the outstanding Notes, no such supplemental indenture shall amend the covenant described under “—Certain Covenants—Limitations on Actions with respect to Existing Intercompany Obligations.”

The holders of not less than a majority in principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past Default under the Indenture and its consequences, except Default (1) in the payment of the principal of (or premium, if any) or interest on any Note, (2) in respect of a covenant or provision hereof which under the first proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Note affected, or (3) in respect of the covenant which under the second proviso to the prior paragraph cannot be modified or amended without the consent of at least two-thirds in principal amount of the outstanding Notes.

Satisfaction and Discharge of the Indenture, Defeasance

The Issuer and the Guarantors may terminate their obligations under the Indenture when (i) either (A) all outstanding Notes have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer, and the Issuer has irrevocably deposited or caused to deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (or premium, if any, on), and interest on, the Notes; (ii) the Issuer has paid or caused to be paid all other sums payable by the Issuer under the Indenture; and (iii) the Issuer has delivered an Officers’ Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

The Issuer, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes and the Indenture shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of the Notes and the Issuer’s right of optional redemption, (ii) rights of holders to receive payment of principal of, premium, if any, and interest on such Notes (but not the Purchase Price referred to under “—Certain Covenants—Change of Control Triggering Event” or under “—Certain Covenants—Limitation on Asset Dispositions”) and any rights of the holders with respect to such amount, (iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture), or (b) cease to be under any obligation to comply with certain restrictive covenants, including those described under “—Certain Covenants,” and terminate the operation of certain Events of Default, after the irrevocable deposit by the Issuer with the Trustee, in trust for the benefit of the holders of Notes, at any time prior to the maturity of the Notes, of (A) money in an amount, (B) Government Securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or (C) a combination thereof, sufficient to pay and discharge the principal of (premium, if any, on), and interest on, the Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including among other things, delivery by the Issuer to the Trustee of an Opinion of Counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Issuer’s deposit will not result in the trust relating thereto or the Trustee being subject to regulation under the Investment Company Act of 1940.

Governing Law

The Indenture, the Notes and the Note Guarantees are governed by the laws of the State of New York, without reference to principles of conflicts of law.

The Trustee

The Bank of New York is the Trustee under the Indenture. The address of the Trustee is 101 Barclay Street, Floor 8 West, New York, New York 10286.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or the Guarantors, as such, shall have any liability for any obligations of the Issuer or the Guarantors, respectively, under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as director, officer, employee, incorporator or stockholder of such Person. By accepting a Note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Issuer, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange offer and the ownership and disposition of new notes. This discussion does not purport to be a complete analysis of all potential tax effects. This discussion only applies to holders of notes that are held as capital assets who are exchanging original notes for new notes in the exchange offer.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Holders of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Neither the Issuer nor Parent has sought, nor will either of them seek, any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Holders of original notes are urged to consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Exchange Offer

The exchange of original notes for new notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result:

•	a holder of original notes should not recognize taxable gain or loss as a result of the exchange of original notes for new notes pursuant to the exchange offer;

•	the holding period of the new notes should include the holding period of the original notes surrendered in exchange therefor; and

•	a holder’s adjusted tax basis in the new notes should be the same as such holder’s adjusted tax basis in the original notes surrendered in exchange therefor.

Tax Consequences of Holding New Notes: U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Interest

A U.S. Holder generally will include interest on a note as ordinary income at the time such interest is received or accrued in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. Holder purchases a note for an amount that is less than stated redemption price at maturity, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount. A U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the holder pursuant to an election by the holder to include market discount in income as it accrues or pursuant to an election to include in gross income all interest that accrues on any note (including stated interest, market discount and de minimis market discount, as adjusted by any bond premium) in accordance with a constant yield method based on the compounding of interest. If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. Holder as if such holder had sold the note in a taxable transaction at its then fair market value. In addition, the holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

Bond Premium

If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note other than stated interest, the holder will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the note other than stated interest and the holder may elect to amortize this premium over the remaining term of the note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in such holder’s income with respect to the note in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service. Special rules may apply in the case of notes that are subject to optional redemption.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, adjusted for amortization as discussed above. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are taxed as ordinary income as described under “—Interest” and “Market Discount” above. A U.S. Holder’s ability to deduct capital losses may be limited.

Contingent Payments

In certain circumstances, the Issuer may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. The Issuer’s obligation to make payments of additional interest upon a registration default, as well as certain payments upon a change of control or certain redemptions, may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” The Issuer intends to take the position that the notes should not be treated as contingent payment debt instruments because of these payments. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences of Holding New Notes: Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Interest

Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•	such holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of the Issuer’s stock entitled to vote;

•	such holder is not a controlled foreign corporation that is related to the Issuer directly or constructively through stock ownership;

•	such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	the Issuer, or its paying agent, receives appropriate documentation (generally an IRS Form W-8BEN or W-8ECI) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally and will be subject to the discussion of “Market Discount” and “Bond Premium” above (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the Issuer or its paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or

•	the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. Each of the Issuer and Parent has agreed that, starting on the expiration date and ending on the close of business on the day that is 180 days following the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 28, 2007, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

Neither the Issuer nor Parent will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, the Issuer and Parent will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuer and Parent have agreed to pay all expenses incident to the exchange offer (other than the expenses of counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the legality of the new notes and related guarantees offered hereby will be passed upon for the Issuer by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements of Level 3 Communications, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Level 3 Communications, Inc., the Issuer’s parent company, files annual, quarterly and current reports, proxy statements and other information with the SEC. The Issuer and Parent have also filed a registration statement on Form S-4 to register the new notes being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement. For further information about Level 3 and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. Parent’s SEC filings are also available at the SEC’s Internet Web site at http://www.sec.gov. You may also read and copy any documents that Level 3 files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Level 3’s SEC filings can also be read at NASDAQ Operations, 1735 K Street, N.W. Washington, D.C. 20006.

Information filed with the SEC by Parent is “incorporated by reference” in the prospectus. This means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Parent later files with the SEC will automatically update and supersede this information. The documents listed below and any future filings made with the SEC by Parent under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this exchange offer are being incorporated herein by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 filed on March 1, 2007;

•	Quarterly Report on Form 10-Q, for the three months ended March 31, 2007 filed on May 10, 2007; and

•

Current Reports on Forms 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed on May 2, 2007, April 11, 2007, April 5, 2007, March 16, 2007, March 14, 2007, March 7, 2007, March 2, 2007, February 26, 2007, February 20, 2007, February 20, 2007, February 15, 2007, February 12, 2007, February 9, 2007, January 23, 2007, January 17, 2007 and January 3, 2007.

You may request a copy of these filings at no cost by writing or telephoning Parent at:

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

Telephone: (720) 888-1000

No separate financial statements of the Issuer have been included herein. It is not expected that the Issuer will file reports, proxy statements or other information under the Exchange Act with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else has been authorized to provide you with different information. The Issuer is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Level 3 Financing, Inc.

Offer to Exchange

9.25% Senior Notes due 2014 of Level 3 Financing, Inc.

for

Outstanding 9.25% Senior Notes due 2014 of Level 3 Financing, Inc.

Guaranteed by Level 3 Communications, Inc.,

Broadwing Financial Services, Inc. and Level 3 Communications, LLC

PROSPECTUS

May 18, 2007